   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             KOLLMORGEN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               NEW YORK                                  3621                                 042151861
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                                RESERVOIR PLACE
                               1601 TRAPELO ROAD
                          WALTHAM, MASSACHUSETTS 02154
                                 (781) 890-5655
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                              JAMES A. EDER, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                             KOLLMORGEN CORPORATION
                        968 FARMINGTON AVENUE, ROOM 208
                        WEST HARTFORD, CONNECTICUT 06107
                                 (860) 232-3121
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

                          CREIGHTON O'M. CONDON, ESQ.
                              LINDA C. QUINN, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                               NEW YORK, NY 10022
                                 (212) 848-4000

        Approximate date of commencement of proposed sale to the public:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                                    AND THE
  SATISFACTION OR WAIVER OF THE CONDITIONS TO THE CONSUMMATION OF THE PROPOSED
                            MERGER DESCRIBED HEREIN.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

          TITLE OF EACH CLASS OF                                      PROPOSED            PROPOSED           AMOUNT OF
             SECURITIES TO BE                    AMOUNT TO        MAXIMUM OFFERING   MAXIMUM AGGREGATE      REGISTRATION
                REGISTERED                    BE REGISTERED(1)    PRICE PER SHARE    OFFERING PRICE(2)         FEE(3)
Kollmorgen Common Stock, $2.50 par value...   7,712,140 shares     Not Applicable       $95,806,990          $28,263.06

(1) Based upon the estimated maximum number of shares of common stock, par value $2.50 per share, of the Registrant (the "Kollmorgen Common Stock") that the Registrant may be required to issue in the Proposed Merger (as defined herein), calculated as the product of (i) 12,694,880 (the sum of the aggregate number of shares of common stock, par value $1.00 per share, of Pacific Scientific Company (the "Pacific Scientific Common Stock") (A) outstanding according to Pacific Scientific's Form 10-Q for the period ended on September 26, 1997 (the "Form 10-Q") and (B) issuable upon the exercise of stock options as reported on the Form 10-Q), (ii) an exchange ratio of
    1.215 shares of Kollmorgen Common Stock for each share of Pacific Scientific Common Stock computed on the basis of a Kollmorgen Common Stock per share price of $16.88 and (iii) .5, to reflect the fact that only half of the Pacific Scientific Common Stock will be exchanged in the Proposed Merger.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the Pacific Scientific Common Stock to be exchanged in the Proposed Merger, which was computed, in accordance with Rule 457(c), as the product of (i) $15.0938, the average of the high and low prices of the Pacific Scientific Common Stock as reported on the New York Stock Exchange Composite Tape on December 9, 1997 and (ii) $6,347,440 (the product of (i) .5 (to reflect the fact that only half of the Pacific Scientific Common Stock will be exchanged in the Proposed Merger) and (ii) the sum of the aggregate number of shares of Pacific Scientific Common Stock (A) outstanding as reported outstanding in the Form 10-Q and (B) issuable upon the exercise of stock options reported outstanding in the Form 10-Q).
(3) Pursuant to Rule 457(b), the registration fee is reduced by the $36,973.84 paid on November 25, 1997, upon the filing under the Securities Exchange Act of 1934 of preliminary copies of the Kollmorgen consent solicitation materials included herein. Accordingly, no additional fee is payable upon the filing of this Registration Statement.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                 SUBJECT TO COMPLETION DATED DECEMBER 15, 1997

                                PRELIMINARY COPY

             CONSENT SOLICITATION STATEMENT/PRELIMINARY PROSPECTUS
                                       OF
                             KOLLMORGEN CORPORATION
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    This consent solicitation statement/preliminary prospectus (this "Consent Solicitation Statement/ Prospectus") is being furnished to shareholders of Pacific Scientific Company, a California corporation ("Pacific Scientific"), by Kollmorgen Corporation, a New York corporation ("Kollmorgen"), in connection with the solicitation of consents from Pacific Scientific's shareholders (the "Solicitation"). Kollmorgen has proposed to enter into a business combination with Pacific Scientific (the "Proposed Combination") which Kollmorgen believes would offer exceptional benefits to the shareholders of both Kollmorgen and Pacific Scientific. See "Reasons for the Proposed Combination". To date, the Pacific Scientific Board of Directors (the "Pacific Scientific Board") has refused to enter into negotiations regarding the Proposed Combination. As a result, Kollmorgen is making the Solicitation to urge Pacific Scientific's shareholders to act by written consent to call a special meeting of Pacific Scientific shareholders in order to remove the entire Pacific Scientific Board and elect Kollmorgen's nominees to the Pacific Scientific Board. Kollmorgen expects that if they are elected, and subject to their fiduciary duties under applicable law, Kollmorgen's nominees would act to facilitate the consummation of the Offer and the Proposed Merger described below. Under applicable law, holders of 10% of the outstanding shares of Pacific Scientific common stock must give their consent in order to call a special meeting of shareholders. See "Consent Procedures--Action by Written Consent Requirements."

    AT THIS TIME KOLLMORGEN IS SOLICITING YOUR CONSENT TO CALL A SPECIAL MEETING OF PACIFIC SCIENTIFIC SHAREHOLDERS.

    KOLLMORGEN IS NOT CURRENTLY SEEKING YOUR PROXY FOR THE REMOVAL OF THE ENTIRE PACIFIC SCIENTIFIC BOARD OR THE ELECTION OF THE KOLLMORGEN NOMINEES TO THE PACIFIC SCIENTIFIC BOARD. AFTER THE SPECIAL MEETING OF PACIFIC SCIENTIFIC SHAREHOLDERS HAS BEEN CALLED, KOLLMORGEN WILL SEND YOU PROXY MATERIALS URGING YOU TO TAKE SUCH ACTIONS. KOLLMORGEN IS NOT CURRENTLY SOLICITING PROXIES FOR A VOTE ON THE PROPOSED MERGER. YOU MAY BE ASKED TO VOTE ON THE PROPOSED MERGER IN THE FUTURE.

    This Consent Solicitation Statement/Prospectus is first being furnished to Pacific Scientific's shareholders on or about December 15, 1997. This Consent Solicitation Statement/Prospectus also constitutes a preliminary prospectus with respect to the common stock, par value $2.50 per share, of Kollmorgen (the "Kollmorgen Common Stock") that will ultimately be issued in connection with the Proposed Combination.

    In furtherance of the Proposed Combination, on December 15, 1997, Kollmorgen delivered a letter to the Pacific Scientific Board in which Kollmorgen proposed the Proposed Combination and announced its intention to commence a tender offer for shares of common stock, par value $1.00 per share, of Pacific Scientific (the "Pacific Scientific Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Pacific Scientific Common Stock, the "Pacific Scientific Common Shares").

                                                  (COVER CONTINUED ON NEXT PAGE)

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Consent Solicitation Statement/Prospectus is December 15, 1997.

(CONTINUED FROM PREVIOUS PAGE)

    Also on December 15, 1997, Torque Corporation, a Delaware corporation and a wholly owned subsidiary of Kollmorgen ("Purchaser"), commenced a tender offer (the "Offer") and, in connection therewith, filed a Tender Offer Statement on
Schedule 14D-1 (the "Tender Offer Statement") with the Securities and Exchange Commission (the "Commission"). The tender offer is being made for 6,347,241 Pacific Scientific Common Shares, or such greater or lesser number of Pacific Scientific Common Shares that, when added to the number of Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, will constitute a majority of the Pacific Scientific Common Shares outstanding on a fully diluted basis (such number of Pacific Scientific Common Shares being the "Minimum Number"), at a price of $20.50 per Pacific Scientific Common Share, net to the seller in cash (the "Offer Price"). The tender offer is subject to the terms and conditions set forth in the Offer to Purchase dated December 15, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") which, as amended from time to time, together constitute the "Offer". The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, January 14, 1998, unless extended (as such date may be extended, the "Expiration Date"). If more than the Minimum Number of Pacific Scientific Common Shares is tendered into the Offer, tendered shares will be purchased on a pro rata basis, resulting in all tendering shareholders receiving a mix of cash and Kollmorgen Common Stock in the Proposed Combination. Pacific Scientific shareholders may tender all, part or none of the Pacific Scientific Common Shares held by them. To the extent a shareholder's Pacific Scientific Common Shares are purchased in the Offer, such shareholder would not receive Kollmorgen Common Stock for such purchased shares) in the Proposed Merger (as described below) and consequently such shareholder would not have the opportunity to participate in the future growth of the combined company.

    Kollmorgen is seeking to negotiate with Pacific Scientific a definitive merger agreement providing for the Proposed Combination pursuant to which Pacific Scientific would, as soon as practicable following consummation of the Offer, consummate a merger or similar business combination with Kollmorgen, Purchaser or another direct or indirect subsidiary of Kollmorgen (the "Proposed Merger"). At the effective time of the Proposed Merger (the "Effective Time"), each Pacific Scientific Common Share then outstanding (other than Pacific Scientific Common Shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and Pacific Scientific Common Shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Kollmorgen) would be converted into the right to receive $20.50 of Kollmorgen Common Stock. The exact number of shares of Kollmorgen Common Stock into which each Pacific Scientific Common Share will be converted will be determined by dividing $20.50 by the average, over the 20 consecutive trading days ending five days prior to the meeting of Pacific Scientific shareholders called for the purpose of voting on the Proposed Merger, of the daily average of the high and low per share sales prices of Kollmorgen Common Stock (weighted by sales volume). See "The Offer and the Proposed Merger". In the event that such average during such period is less than $15.19 or greater than $18.56, the exchange ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or 1.104 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share. In such event, Pacific Scientific shareholders could receive Kollmorgen Common Stock in the Proposed Merger with a value greater or less than $20.50.

    The Solicitation is being made to urge Pacific Scientific's shareholders to act by written consent to call a special meeting of Pacific Scientific shareholders (the "Special Meeting"), to be held on February 4, 1998 or, if later, on the thirty-sixth day following the date on which the requisite number of consents to call the Special Meeting are delivered to Pacific Scientific. At the Special Meeting, Kollmorgen will ask the Pacific Scientific shareholders to:
(i) remove from office the entire Pacific Scientific Board; (ii) fill the newly created vacancies on the Pacific Scientific Board by electing six persons nominated by Kollmorgen (the "Kollmorgen Nominees") to the Pacific Scientific Board, who are expected to take such actions, subject to their fiduciary duties under applicable law, as may be necessary to consummate the Offer and the Proposed Merger; and (iii) repeal any and all provisions of the Pacific Scientific bylaws (the "Pacific Scientific Bylaws") that have not been duly filed by

                                                  (COVER CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

Pacific Scientific with the Commission prior to August 11, 1997, including any and all amendments to the Pacific Scientific Bylaws adopted on or after December 15, 1997 (the "Bylaw Repeal Proposal"). Under applicable law, the record date (the "Record Date") for determining shareholders entitled to give consent to such actions is the date on which the first such consent is given. Kollmorgen intends to cause Purchaser, which is a shareholder of Pacific Scientific, to deliver its written consent to Pacific Scientific on December 15, 1997, thereby establishing December 15, 1997 as the Record Date.

    KOLLMORGEN URGES YOU TO COMPLETE AND RETURN THE ENCLOSED FORM OF CONSENT AS SOON AS POSSIBLE.

    CALLING A SPECIAL MEETING IS AN IMPORTANT STEP IN ENSURING THE CONSUMMATION OF THE PROPOSED COMBINATION. HOWEVER, YOU MUST SEPARATELY TENDER YOUR PACIFIC SCIENTIFIC COMMON SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. CALLING A SPECIAL MEETING WILL NOT CONSTITUTE A TENDER OF YOUR PACIFIC SCIENTIFIC COMMON SHARES PURSUANT TO THE OFFER OR OBLIGATE YOU TO TENDER YOUR PACIFIC SCIENTIFIC COMMON SHARES PURSUANT TO THE OFFER.

    THE SOLICITATION IS BEING MADE BY KOLLMORGEN AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF PACIFIC SCIENTIFIC.

    THE INFORMATION CONCERNING PACIFIC SCIENTIFIC CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS HAS BEEN TAKEN FROM OR IS BASED UPON DOCUMENTS AND RECORDS ON FILE WITH THE COMMISSION AND OTHER PUBLICLY AVAILABLE INFORMATION. KOLLMORGEN HAS NO KNOWLEDGE THAT WOULD INDICATE THAT STATEMENTS RELATING TO PACIFIC SCIENTIFIC CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/ PROSPECTUS IN RELIANCE UPON PUBLICLY AVAILABLE INFORMATION ARE INACCURATE OR INCOMPLETE. KOLLMORGEN, HOWEVER, WAS NOT INVOLVED IN THE PREPARATION OF SUCH INFORMATION AND STATEMENTS, AND IS NOT IN A POSITION TO VERIFY, OR MAKE ANY REPRESENTATION WITH RESPECT TO THE ACCURACY OF, ANY SUCH INFORMATION OR STATEMENTS.

    If you have any questions, please call:

                                     [LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                         BANKS AND BROKERS CALL COLLECT
                                 (212) 440-9800
                                       OR
                         CALL TOLL FREE (800) 223-2064
                               FAX (212) 440-9009

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
SUMMARY...................................................................................................           1
  THE PROPOSED COMBINATION................................................................................           1
    The Proposed Combination of Kollmorgen and Pacific Scientific.........................................           1
    The Offer and the Proposed Merger.....................................................................           3
    The Pacific Scientific Board's Unwillingness to Proceed with the Proposed Combination.................           4
    Kollmorgen's Consent Solicitation.....................................................................           5
    Consents Needed to Take Action........................................................................           5
  CERTAIN LITIGATION......................................................................................           5
  OTHER ITEMS TO CONSIDER WITH RESPECT TO THE OFFER AND PROPOSED MERGER...................................           5
    Material Federal Income Tax Consequences..............................................................           5
    Dissenters' Rights....................................................................................           6
    Accounting Treatment..................................................................................           6
    Interest of Certain Persons in the Proposed Combination...............................................           6
    Regulatory Approvals..................................................................................           6
    Subsequent Votes Relating to the Proposed Merger......................................................           6
  RISK FACTORS............................................................................................           6
    Integration of Kollmorgen and Pacific Scientific......................................................           6
    Operational Issues; Ability to Manage Growth..........................................................           7
    Increased Level of Indebtedness.......................................................................           7
    Certain Federal Income Tax Consequences...............................................................           7
  THE COMPANIES...........................................................................................           8
    Kollmorgen and Purchaser..............................................................................           8
    Pacific Scientific....................................................................................           8
    Market Prices.........................................................................................           8
    Comparative Per Share Data............................................................................           9
  FORWARD-LOOKING STATEMENTS..............................................................................          10
  SUMMARY SELECTED FINANCIAL DATA.........................................................................          11

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION.........................................................          14

THE PROPOSED COMBINATION..................................................................................          23

REASONS FOR THE PROPOSED COMBINATION......................................................................          23

BACKGROUND OF THE OFFER AND THE PROPOSED MERGER...........................................................          25

THE SPECIAL MEETING.......................................................................................          29
  Why You Should Consent to Call the Special Meeting......................................................          29

CONSENT PROCEDURES........................................................................................          30
  Action by Consent.......................................................................................          30
  Action by Written Consent Requirements..................................................................          30

THE OFFER AND THE PROPOSED MERGER.........................................................................          30
  Terms of the Offer and the Proposed Merger..............................................................          30
  Certain Litigation......................................................................................          32

THE COMPANIES.............................................................................................          33
  Kollmorgen..............................................................................................          33
  Purchaser...............................................................................................          33
  Pacific Scientific......................................................................................          33

FORWARD-LOOKING STATEMENTS................................................................................          33

                                                                                                               PAGE
                                                                                                            -----------
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................................................          35

MATERIAL FEDERAL INCOME TAX CONSEQUENCES..................................................................          44
  Tax Consequences if the Offer and the Proposed Merger Do Not Qualify as a Reorganization or if the
    Proposed Merger is Treated as a Taxable Transaction...................................................          45
  Tax Consequences if the Offer and the Proposed Merger Qualify as a Reorganization.......................          45
  Taxation of Cash Received in Lieu of Fractional Shares..................................................          46
  Taxation of Capital Gains...............................................................................          46
  Dividend Treatment -- Constructive Ownership Rules......................................................          46
  Transfer Taxes..........................................................................................          48
  Withholding.............................................................................................          48

COMPARISON OF THE RIGHTS OF HOLDERS OF KOLLMORGEN COMMON STOCK AND HOLDERS OF PACIFIC SCIENTIFIC COMMON
  STOCK...................................................................................................          48
  Dividends...............................................................................................          49
  Special Meetings of Shareholders; Quorum; Shareholder Action by Written Consent.........................          49
  Certain Voting Rights...................................................................................          50
  Size and Classification of the Board of Directors.......................................................          51
  Election of Directors...................................................................................          51
  Removal of Directors; Filling Vacancies on the Board of Directors.......................................          51
  Amendment of Charter and Bylaws.........................................................................          52
  Certain Business Combinations and Reorganizations.......................................................          52
  Limitation on Directors' Liability......................................................................          53
  Indemnification of Officers and Directors; Insurance....................................................          54
  Rights Plans............................................................................................          54

DISSENTERS' RIGHTS OF PACIFIC SCIENTIFIC SHAREHOLDERS.....................................................          55

SUBSEQUENT VOTES RELATING TO THE PROPOSED MERGER..........................................................          56
  Pacific Scientific Shareholder Votes Required...........................................................          56
  Kollmorgen Shareholder Vote Required....................................................................          56
  Information Concerning the Special Meetings.............................................................          56

ACCOUNTING TREATMENT......................................................................................          57

REGULATORY MATTERS........................................................................................          57

MARKET PRICES AND DIVIDENDS...............................................................................          58
  Market Price Data.......................................................................................          59

LEGAL MATTERS.............................................................................................          59

EXPERTS...................................................................................................          59

AVAILABLE INFORMATION.....................................................................................          60

MANAGEMENT AND ADDITIONAL INFORMATION.....................................................................          61

SOLICITATION OF CONSENTS..................................................................................          61

SOURCES OF FUNDS..........................................................................................          62

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................          62

                                                                                                               PAGE
                                                                                                            -----------
SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF KOLLMORGEN AND CERTAIN REPRESENTATIVES OF KOLLMORGEN WHO
  MAY ALSO ASSIST IN THE SOLICITATION.....................................................................         I-1

SCHEDULE II

PACIFIC SCIENTIFIC COMMON SHARES HELD BY KOLLMORGEN, ITS DIRECTORS AND OFFICERS...........................        II-1

SCHEDULE III

CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA......................................       III-1

                                    SUMMARY

    The information below is qualified in its entirety by the more detailed information appearing elsewhere in this Consent Solicitation Statement/Prospectus, including the documents incorporated in this Consent Solicitation Statement/Prospectus by reference. The information below also includes forward-looking statements, including all statements about the operations and expected benefits of the companies combined and is subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. See "Summary--Forward-Looking Statements" and "Forward-Looking Statements". See "Risk Factors" in this Summary, for a discussion of certain factors, including integration, operational, leverage and tax matters, that should be considered in conjunction with the Proposed Combination.

                            THE PROPOSED COMBINATION

THE PROPOSED COMBINATION OF KOLLMORGEN AND PACIFIC SCIENTIFIC

    Kollmorgen believes that the Proposed Combination of Kollmorgen and Pacific Scientific is a unique opportunity for you and other Pacific Scientific shareholders to realize a premium for your shares and to participate in the future of one of the world's leading suppliers of electronic motion control solutions. The Pacific Scientific Board, however, has been unwilling to negotiate a business combination between Kollmorgen and Pacific Scientific and despite Kollmorgen's repeated attempts, refuses to allow you to consider sharing in Kollmorgen's vision. See "Background of the Offer and the Proposed Merger". Because the Pacific Scientific Board has denied you the opportunity to share in the rewards of the combined company, Kollmorgen is presenting this opportunity directly to you through the Offer and the Solicitation. In order to guarantee you the opportunity to express your own view on the future of Pacific Scientific, Kollmorgen is seeking your consent to call the Special Meeting. At the Special Meeting, Kollmorgen will ask you to remove the entire Pacific Scientific Board and replace it with new directors who will be committed to allowing you, the owners of Pacific Scientific, to make this important decision. In addition, Kollmorgen will propose a binding shareholder resolution to preclude or rescind any attempt that the Pacific Scientific Board may make to amend the Pacific Scientific Bylaws as part of the Pacific Scientific Board's continuing effort to prevent you from enjoying the benefits of the Proposed Combination. See "The Special Meeting".

    The financial benefits of the Proposed Combination, if consummated, will include:

    - A PREMIUM OF 33%. The purchase price of $20.50 per common share represents approximately a 33% premium over Pacific Scientific's closing share price of $15.44 on the New York Stock Exchange on Friday, December 12, 1997, and approximately a 37% premium over the average of the company's closing share price for the preceding 30 trading days.

    - IMMEDIATE CASH PAYMENT FOR HALF OF PACIFIC SCIENTIFIC'S CAPITAL STOCK. Half of Pacific Scientific's outstanding shares will be purchased for a cash payment of $20.50 per share if the Offer is successfully consummated.

    - CONTINUED PARTICIPATION IN THE FUTURE GROWTH OF THE COMBINED COMPANY. Because Pacific Scientific's shareholders have the ability to receive Kollmorgen Common Stock in the Proposed Merger, they will have the opportunity to participate in the future growth and success of the combined enterprise. Upon consummation of the Proposed Merger, Pacific Scientific shareholders will hold an equity stake of approximately 43% in the combined company, based upon an assumed market value for Kollmorgen Common Stock of $16.88 per share (the closing price of Kollmorgen Common Stock on December 12, 1997).

    - OPERATING AND REVENUE SYNERGIES. Based on public information, Kollmorgen management believes that the combined company can achieve more than $15 million of annual operating synergies in 1999, rising to more than $20 million in 2000 and increasing thereafter. Management believes these synergies can be achieved principally from cost savings in selling and marketing expenses and consolidation of research and development, and expects to realize additional synergies from cross-selling opportunities, joint purchasing savings and reduction in corporate expenses.

    - AN ACCRETIVE TRANSACTION. Kollmorgen is confident that the Proposed Combination will be accretive to earnings per share in 1999, the first full year of operations of the combined company, and increasingly so thereafter, based upon the anticipated synergies described above. Kollmorgen expects that, due to the substantial non-recurring charges associated with the Proposed Combination (which are not currently quantifiable), consisting of restructuring charges and a charge for acquired in-process research and development, the Proposed Combination will be substantially dilutive in fiscal 1998.

    - COMMITTED FINANCING. Kollmorgen has entered into a binding commitment letter with Salomon Smith Barney and its affiliate Salomon Brothers Holding Company Inc in which Salomon Brothers Holding Company Inc has committed to provide, subject to certain conditions, what Kollmorgen believes is a conservatively financed secured bank facility to fully finance the transaction, including the refinancing of existing indebtedness and the provision of a working capital facility for the combined company.

    Kollmorgen believes that the combined company will achieve financial results superior to that which either company could achieve on a stand-alone basis and will offer customers superior products and services. Among the many advantages contributing to the combined company's ability to achieve these benefits are:

    - CREATION OF AN INDUSTRY LEADER. A merger of Kollmorgen and Pacific Scientific will establish the combined enterprise as a leader in high performance electronic motion control--one of the fastest-growing segments of the motors and controls business. In a fragmented industry, the combined enterprise will be better-positioned to comprehensively serve the needs of customers and take advantage of consolidation opportunities.

    - STRATEGIC AND OPERATIONAL FIT. Highly complementary motion control product lines will enable the combined company to become a full-service provider. The combined company will be well-positioned to capitalize on the complementary product lines and differing strengths of Kollmorgen and Pacific Scientific, enabling it to offer a broader array of products and support services to an expanded customer base. In addition, the combined company would take advantage of cost savings and efficiencies resulting from economies of scale in research and development, marketing, production and sourcing.

    - ENHANCED CAPABILITY TO TAP FOREIGN MARKETS. The increased size and global scope of the combined company will enable it to more effectively market its products to customers around the world. Kollmorgen has already established a local presence in Germany, France, Israel, India, China and elsewhere. The combined enterprise will be well-positioned to build on this foundation, particularly in Europe and the Pacific Rim. Kollmorgen believes that the combined company will be able to expand its customer base and offer international on-site product support to customers, while conducting more effective and cost-efficient research and development, marketing, production and sourcing.

    - MANAGEMENT TEAM WITH PROVEN TRACK RECORD. Kollmorgen's management has delivered year over year growth in sales and operating income from continuing operations from 1994 through 1996, and will do so again in 1997. During that same period, sales from continuing operations increased by 12% over the comparable prior period. Kollmorgen has achieved this by focusing on its core operations. Kollmorgen also believes that its management has maximized its returns from non-strategic operations. In addition, Kollmorgen's management has considerable expertise in managing debt, having reduced Kollmorgen's debt and preferred stock obligations by more than 40% during the past three fiscal years and transitioned from fully-secured to unsecured credit arrangements.

    - ENHANCED GROWTH OPPORTUNITIES. Kollmorgen believes that the combined enterprise will be well-positioned, strategically, operationally and financially, to aggressively pursue attractive opportunities for external and internal growth. Kollmorgen is confident that the combined company's increased size and scope will enable it to be a leader in the accelerating consolidation of the motion control industry and raise its visibility in the business and financial communities.

THE OFFER AND THE PROPOSED MERGER

    On December 9, 1997, Kollmorgen delivered a letter to the Chief Executive Officer of Pacific Scientific outlining the Proposed Combination. To date, Pacific Scientific has declined to enter into negotiations concerning a business combination with Kollmorgen. Consequently, on December 15, 1997, Kollmorgen delivered a letter to the Pacific Scientific Board again proposing the Proposed Combination and simultaneously commenced the Offer and the Solicitation. The Offer is being made for 6,347,241 Pacific Scientific Common Shares, or such greater or lesser number of Pacific Scientific Common Shares that, when added to the number of Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, will constitute the Minimum Number of Pacific Scientific Common Shares, at a price of $20.50 per Pacific Scientific Common Share, net to the seller in cash. The Offer is subject to the terms and conditions set forth in the Offer to Purchase and in the Letter of Transmittal.

    Kollmorgen is seeking to negotiate with Pacific Scientific a definitive merger agreement providing for the Proposed Combination pursuant to which Pacific Scientific would, as soon as practicable following consummation of the Offer, consummate the Proposed Merger. At the Effective Time, each Pacific Scientific Common Share then outstanding (other than Pacific Scientific Common Shares held by Pacific Scientific or any subsidiary of Pacific Scientific and Pacific Scientific Common Shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Kollmorgen) will be converted into the right to receive $20.50 of Kollmorgen Common Stock. The exact number of shares of Kollmorgen Common Stock into which each Pacific Scientific Common Share will be converted will be determined by dividing $20.50 by the average, over the 20 consecutive trading days ending five days prior to the meeting of Pacific Scientific shareholders called for the purpose of voting on the Proposed Merger, of the daily average of the high and low per share sales prices of Kollmorgen Common Stock (weighted by sales volume) (the "Average Kollmorgen Share Price"). In the event that the Average Kollmorgen Share Price during such period is less than $15.19 or greater than $18.56, the exchange ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or 1.104 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share. In such event, Pacific Scientific shareholders could receive Kollmorgen Common Stock in the Proposed Merger with a value of greater or less than $20.50. The following table illustrates the calculation of the number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger at various assumed values for the Average Kollmorgen Share Price.

FOR ILLUSTRATIVE PURPOSES ONLY

                                                            VALUE OF KOLLMORGEN
                                                             STOCK ISSUED PER
                                                            PACIFIC SCIENTIFIC
HYPOTHETICAL KOLLMORGEN STOCK PRICE     EXCHANGE RATIO             SHARE
-------------------------------------  -----------------  -----------------------
              $   20.25                      1.104  x            $ 22.36
                  19.41                      1.104                 21.43
                  18.56                      1.104                 20.50
                  17.72                      1.157                 20.50
                  16.88(1)                   1.215                 20.50
                  16.03                      1.279                 20.50
                  15.19                      1.350                 20.50
                  14.34                      1.350                 19.36
                  13.50                      1.350                 18.23

------------------------

1. Represents the closing price of shares of Kollmorgen Common Stock on the NYSE on December 12, 1997.

    In the event that the Proposed Merger is consummated, shares of Pacific Scientific Common Stock will cease to be listed on the New York Stock Exchange (the "NYSE").

    As of December 9, 1997, directors and officers of Kollmorgen and their affiliates were beneficial owners of an aggregate of approximately 801,007 shares of Kollmorgen Common Stock (representing 8% of the total then outstanding). Based upon publicly filed information with the Commission, there is no indication that directors and officers of Pacific Scientific and their affiliates were beneficial owners of more than five percent of the Kollmorgen Common Stock.

    See "--Consents Needed to Take Action" for beneficial ownership of Pacific Scientific Common Stock by Kollmorgen and by directors and officers of Kollmorgen and Pacific Scientific and their respective affiliates.

THE PACIFIC SCIENTIFIC BOARD'S UNWILLINGNESS TO PROCEED WITH THE PROPOSED
  COMBINATION

    To date, the Pacific Scientific Board has been unwilling to negotiate a business combination between Kollmorgen and Pacific Scientific despite repeated attempts by Kollmorgen to do so. Pacific Scientific maintains certain barriers intended to make it difficult for Pacific Scientific shareholders to approve a business combination not endorsed by the Pacific Scientific Board. Nevertheless, the Pacific Scientific shareholders have the power to determine Pacific Scientific's future by acting by written consent to call the Special Meeting in order to remove the current Pacific Scientific directors. Because Kollmorgen believes the business rationale for the Proposed Combination is so compelling, Kollmorgen has decided to approach Pacific Scientific shareholders directly with the Proposed Combination through the Offer and the Solicitation. To support the Proposed Combination, Pacific Scientific shareholders must give their consent to call the Special Meeting in order for shareholders to have an opportunity to vote to remove the entire Pacific Scientific Board and elect the Kollmorgen Nominees in its place. Kollmorgen expects that if they are elected and subject to their fiduciary duties under applicable law, Kollmorgen's nominees would take certain actions to facilitate the consummation of the Proposed Combination, including redeeming the Rights or otherwise rendering them inapplicable to the Proposed Combination and approving the Proposed Combination (if required) pursuant to Article Fifth of the Pacific Scientific Charter (as defined below).

    For additional information concerning the discussions between Kollmorgen and Pacific Scientific relating to the Proposed Combination, see "Background of the Offer and the Proposed Merger".

KOLLMORGEN'S CONSENT SOLICITATION

    Because of the Pacific Scientific Board's unwillingness to undertake the Proposed Combination, Kollmorgen is soliciting consents from Pacific Scientific's shareholders to act by written consent to call the Special Meeting. At the Special Meeting, Kollmorgen will ask the Pacific Scientific shareholders to:

        (i) remove from office the entire Pacific Scientific Board;

        (ii) fill the newly created vacancies by electing to the Pacific Scientific Board the Kollmorgen Nominees, who are expected to take such actions as may be necessary, subject to their fiduciary duties under applicable law, to undertake the Proposed Combination by means of the Offer and the Proposed Merger; and

        (iii) approve a shareholder resolution to repeal any and all provisions of the Pacific Scientific Bylaws that have not been duly filed with the Commission by Pacific Scientific prior to August 11, 1997, including any and all amendments to the Pacific Scientific Bylaws adopted on or after December 15, 1997, in order to rescind any actions taken by the Pacific Scientific Board to amend the Pacific Scientific Bylaws to create new obstacles to the consummation of the Proposed Combination.

    See "The Proposed Combination", "The Special Meeting--Why You Should Consent to Call the Special Meeting".

CONSENTS NEEDED TO TAKE ACTION

    Under California law and the Pacific Scientific Bylaws, the consent of the holders of 10% of the Pacific Scientific Common Stock outstanding and entitled to vote is necessary to call the Special Meeting. For additional information concerning the consent process, see "Consent Procedures".

    As of December 15, 1997, directors and officers of Kollmorgen and their affiliates were beneficial owners of an aggregate of approximately 210 Pacific Scientific Common Shares (less than one percent of the total then outstanding). According to Pacific Scientific's Proxy Statement dated March 14, 1997 (the "Pacific Scientific 1997 Proxy Statement"), as of February 28, 1997, directors and officers of Pacific Scientific and their affiliates were beneficial owners of an aggregate of approximately 687,812 Pacific Scientific Common Shares (approximately 5.4% of the total then outstanding).

                               CERTAIN LITIGATION

    On December 15, 1997, Kollmorgen commenced litigation against Pacific Scientific and the Pacific Scientific Board in the United States District Court for the Central District of California seeking, among other things, an order (i) declaring that failure to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger for purposes of Article Fifth of Pacific Scientific's Articles of Incorporation ("Article Fifth") would constitute a breach of the Pacific Scientific Board's fiduciary duties to Pacific Scientific shareholders under California law, (ii) invalidating the Rights or compelling the Pacific Scientific Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) compelling the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth and (iv) enjoining the Pacific Scientific Board from taking any actions to interfere with the Offer, the Solicitation or the Proposed Merger.

     OTHER ITEMS TO CONSIDER WITH RESPECT TO THE OFFER AND PROPOSED MERGER

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    For a discussion of the material tax consequences of the Offer and the Proposed Merger, see "Material Federal Income Tax Consequences".

DISSENTERS' RIGHTS

    California law provides for rights of dissenting shareholders in certain business combinations to receive fair value for their shares. Pacific Scientific shareholders will not have dissenters' rights as a result of the Offer. However, they may have certain dissenters' rights in connection with the Proposed Merger. See "Dissenters' Rights of Pacific Scientific Shareholders".

ACCOUNTING TREATMENT

    The Offer and the Proposed Merger will be accounted for under the purchase method of accounting. See "Accounting Treatment".

INTEREST OF CERTAIN PERSONS IN THE PROPOSED COMBINATION

    Kollmorgen is not aware of any interests in the Proposed Combination that its directors and executive officers have, other than their interests as Kollmorgen shareholders.

REGULATORY APPROVALS

    Consummation of the Offer will be subject to several conditions, including the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt, on terms satisfactory to Kollmorgen, of any consent, approval, permit or authorization of any other governmental authority. See "The Offer and the Proposed Merger--Terms of the Offer and the Proposed Merger--HSR Condition" and "Regulatory Matters".

SUBSEQUENT VOTES RELATING TO THE PROPOSED MERGER

    At the Special Meeting, Pacific Scientific shareholders will be asked to remove the entire Pacific Scientific Board, elect the Kollmorgen Nominees to fill the vacancies created thereby and approve the Bylaw Repeal Proposal. If a definitive merger agreement relating to the Proposed Merger is approved by the Pacific Scientific Board (either before or after the incumbent Pacific Scientific Board has been replaced at the Special Meeting) and the Board of Directors of Purchaser, the merger agreement must be approved by the Pacific Scientific shareholders at another meeting of Pacific Scientific shareholders. The Solicitation is not seeking a vote on the Proposed Merger. In addition, the issuance of the Kollmorgen Common Stock to be issued in the Proposed Merger will require the approval of the Kollmorgen shareholders. See "Subsequent Votes Relating to the Proposed Merger".

                                  RISK FACTORS

INTEGRATION OF KOLLMORGEN AND PACIFIC SCIENTIFIC

    The success of the combined company in achieving anticipated synergies and achieving attractive operating results will depend upon the ability of Kollmorgen and Pacific Scientific to integrate successfully the operations of the two companies, which have previously operated independently. There can be no assurance that the operations will be integrated without encountering difficulties or that the benefits expected from such integration will be realized at the anticipated levels or within the anticipated time periods; such benefits may be higher or lower and may be realized within a shorter or longer period of time.

    The anticipated synergies are expected to result principally from cost savings in selling and marketing expenses and consolidation of research and development, as well as from cross-selling opportunities, joint purchasing savings and reduction in corporate expenses. The anticipated cost savings and increased revenues have been developed solely by the management of Kollmorgen and are based on Kollmorgen's best judgments and knowledge of Pacific Scientific's operations derived from publicly available information together with Kollmorgen's knowledge and experience in the motor and motion control industry and awareness of industry trends. These anticipated synergies are necessarily based upon several estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of either Kollmorgen or Pacific Scientific, and upon assumptions with respect to future business decisions that are subject to change. Accordingly, after Kollmorgen is permitted access to Pacific Scientific's non-public current business plans and operations, Kollmorgen's expectations for cost savings and potential revenue enhancement might be higher or lower.

OPERATIONAL ISSUES; ABILITY TO MANAGE GROWTH

    Kollmorgen's past acquisitions have consisted primarily of selected operations acquisitions. While Kollmorgen believes that the integration of Pacific Scientific's operations into Kollmorgen upon consummation of the Proposed Combination will not present any significant difficulty and will proceed efficiently and on a timely basis, the challenges of combining two businesses the size of Kollmorgen and Pacific Scientific may result in some unanticipated difficulties that could result in the diversion of management's attention and other resources for an extended period of time and could have an adverse effect on the results of operations of the combined company. In addition, the combined company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and combine the respective company's technical and accounting systems, the failure of which may result in higher operating expenses.

INCREASED LEVEL OF INDEBTEDNESS

    Kollmorgen anticipates that the Proposed Combination will be financed through the use of a secured bank credit facility. The financing of the Proposed Combination will substantially increase Kollmorgen's current level of indebtedness. In the event of a downturn in the combined company's industry or the economy generally, or in the event of a lower than expected performance in the combined company's operations, this level of indebtedness may interfere with the successful implementation of the combined company's strategy, including the successful integration and expansion of its operations. Kollmorgen expects that if the combined company were to seek to raise additional debt after the consummation of the Proposed Combination, any such debt would not receive an investment grade rating.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is possible, although the determination cannot be made with certainty at this time, that the Offer and the Proposed Merger, if consummated as currently anticipated and assuming certain requirements are satisfied, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In the event of reorganization treatment, then, in general, the receipt of cash by a Pacific Scientific shareholder in exchange for Pacific Scientific Common Shares pursuant to the Offer would be a taxable transaction, but the receipt of Kollmorgen Common Stock in exchange for Pacific Scientific Common Shares in the Proposed Merger would not be taxable to the exchanging Pacific Scientific shareholder. If, however, the Proposed Merger does not qualify as a reorganization, the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock would be a taxable exchange.

    There can be no assurance that the requirements for reorganization treatment will be satisfied and neither Kollmorgen nor Purchaser is obligated to undertake to qualify the Offer and the Proposed Merger as a reorganization. Further, if as matters develop reorganization treatment is not certain, Kollmorgen may change the form of effecting the Proposed Merger to ensure that the Proposed Merger will not be taxable to Pacific Scientific. In the event of such a change, however, the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock in the Proposed Merger will be taxable to exchanging Pacific Scientific shareholders. See "Material Federal Income Tax Consequences".

    EACH SHAREHOLDER OF PACIFIC SCIENTIFIC IS URGED TO CONSIDER THAT THE OFFER AND THE PROPOSED MERGER CONSIDERATION WILL BE FULLY OR PARTIALLY TAXABLE TO SUCH SHAREHOLDER IN EVALUATING THE VALUE OF THAT CONSIDERATION.

                                 THE COMPANIES

KOLLMORGEN AND PURCHASER

    Kollmorgen believes it is one of the major worldwide manufacturers of high performance electronic motion control components and systems. Kollmorgen's products include brushless, permanent magnet motors and associated electronic servo amplifiers and controllers. Kollmorgen also manufacturers integrated electromechanical actuators, periscopes, as well as stabilized weapons control systems for ground vehicles and naval vessels. These products and systems are manufactured by Kollmorgen in the United States, France, Germany, Israel, India, Vietnam and the People's Republic of China, and are sold around the world to the commercial and industrial and aerospace and defense markets. Kollmorgen is a New York corporation. Its executive offices are located at Reservoir Place, 1601 Trapelo Road, Waltham, Massachusetts 02154, and its telephone number is (781) 890-5655.

    Purchaser, a wholly owned subsidiary of Kollmorgen, was formed in December 1997 solely for the purpose of effecting the Offer and the Proposed Merger. Purchaser's executive offices are located at Reservoir Place, 1601 Trapelo Road, Waltham, Massachusetts 02154, and its telephone number is (781) 890-5655.

PACIFIC SCIENTIFIC

    According to the Pacific Scientific Annual Report on Form 10-K for the fiscal year ended December 27, 1996 (the "Pacific Scientific 1996 Form 10-K"), Pacific Scientific manufactures and sells electrical equipment and safety equipment. The electrical equipment segment produces: electric motors and generators and related motion control devices such as controllers and drivers, electronic instruments for particle measurement, electromechanical and electronic controls for use mainly by electric utilities, including the controls for street and highway lighting and electronic ballasts for fluorescent lights. The safety equipment segment produces: fire detection and suppression equipment, personnel safety restraints, mechanical and electromechanical flight control components and pyrotechnics. This segment also provides service for products already delivered to customers. These products are used mainly in commercial and military aircraft and vehicles, but are also used in a variety of other commercial and industrial applications. Pacific Scientific is a California corporation. Its principal executive offices are located at 620 Newport Center Drive, Suite 700, Newport Beach, California 92660, and its telephone number is
(714) 720-1714.

MARKET PRICES

    The Kollmorgen Common Stock is listed on the NYSE under the symbol "KOL", and the Pacific Scientific Common Stock is listed on the NYSE under the symbol "PSX". The following table sets forth the closing price per share of the Kollmorgen Common Stock and the Pacific Scientific Common Stock, as reported on the Dow Jones News Service as of December 12, 1997, the last trading day before Kollmorgen publicly announced its intention to make the offer and the last trading day prior to the date of this Consent Solicitation Statement/Prospectus.

                                                                                       MARKET PRICES PER SHARE
                                                                                    -----------------------------
                                                                                                     PACIFIC
                                                                                    KOLLMORGEN      SCIENTIFIC
                                                                                      COMMON          COMMON
                                                                                       STOCK          STOCK
                                                                                    -----------  ----------------
December 12, 1997.................................................................   $   16.88     $      15.44

COMPARATIVE PER SHARE DATA

    Set forth below are income applicable to common shares and book value applicable to common shares of Kollmorgen and Pacific Scientific on both an historical and a pro forma combined basis. The pro forma data presented below is not necessarily indicative of actual results that would have occurred or of future expected results. Kollmorgen management expects to achieve operating cost savings and synergies as a result of the Proposed Combination. However, no adjustment has been included in the unaudited pro forma data for expected operating cost savings and synergies.

    Pro forma combined income applicable to common shares is derived from the unaudited pro forma combined information, which gives effect to the Proposed Combination as if the Proposed Combination had occurred at January 1, 1996, combining the results of Kollmorgen and Pacific Scientific for the periods presented. Book values applicable to common shares for Pacific Scientific and for the pro forma combined presentation are based upon outstanding common shares at the end of the periods presented, adjusted in the case of the pro forma combined presentation to include the shares of Kollmorgen Common Stock to be issued in the Proposed Merger. Pro forma book value data is presented as though the Proposed Combination had occurred at September 30, 1997. The information set forth below should be read in conjunction with the respective audited and unaudited historical consolidated financial statements of Kollmorgen and Pacific Scientific incorporated by reference elsewhere herein and the "Unaudited Pro Forma Financial Information" appearing elsewhere herein. Because the number of Pacific Scientific Common Shares to be converted in the Proposed Merger will not be known until five days prior to the completion of the Proposed Merger, actual Pacific Scientific equivalent per share data cannot be computed at this time. Hypothetical Pacific Scientific equivalent per share data is presented below using the closing sale price of a share of Kollmorgen Common Stock on December 10, 1997 and a resulting hypothetical exchange ratio of 1.2.

                                                   NINE MONTHS
                                                      ENDED                                    PACIFIC SCIENTIFIC
                                                SEPTEMBER 30, 1997            KOLLMORGEN/         EQUIVALENTS
                                       ------------------------------------     PACIFIC     ------------------------
                                                               PACIFIC        SCIENTIFIC     EXCHANGE     EXCHANGE
                                          KOLLMORGEN         SCIENTIFIC        PRO FORMA     RATIO OF     RATIO OF
                                         COMMON STOCK       COMMON STOCK       COMBINED        .6(B)       1.2(C)
                                       -----------------  -----------------  -------------  -----------  -----------
Earnings per share...................      $    1.87(a)       $    0.73        $    0.02     $    0.01    $    0.02
Dividends per share, net.............      $    0.06          $    0.09        $    0.10     $    0.06    $    0.12
Book value per share at end of
  period.............................      $    4.19          $    8.31        $    9.79     $    5.87    $   11.75

                                                    YEAR ENDED                                 PACIFIC SCIENTIFIC
                                                DECEMBER 31, 1996             KOLLMORGEN/         EQUIVALENTS
                                       ------------------------------------     PACIFIC     ------------------------
                                                               PACIFIC        SCIENTIFIC     EXCHANGE     EXCHANGE
                                          KOLLMORGEN         SCIENTIFIC        PRO FORMA     RATIO OF     RATIO OF
                                         COMMON STOCK       COMMON STOCK       COMBINED        .6(B)       1.2(C)
                                       -----------------  -----------------  -------------  -----------  -----------
Earnings (loss) per share............      $    0.86          $    0.01        $   (0.74)    $   (0.44)   $   (0.89)
Dividends per share, net.............      $    0.08          $    0.12        $    0.13     $    0.08    $    0.16
Book value per share at end of
  period.............................      $    2.23          $    8.76

(a) The earnings per share includes a non-recurring charge for acquired in-process research and development and non-recurring income related to the disposition of Kollmorgen's equity interest in a joint venture. Those amounts have been eliminated from the pro forma presentation.

(b) The hypothetical Pacific Scientific equivalent per share data was calculated by multiplying the pro forma combined per share data by .6, or half of the hypothetical exchange ratio of 1.2, to reflect the assumption that half of the outstanding Pacific Scientific Common Shares will be exchanged for stock in the Proposed Combination.

(c) The hypothetical Pacific Scientific equivalent per share data was calculated by multiplying the pro forma combined per share data by the hypothetical exchange ratio of 1.2, to illustrate the case in which a Pacific Scientific Shareholder does not tender shares pursuant to the Offer and, accordingly, receives all stock in the Proposed Combination.

                           FORWARD-LOOKING STATEMENTS

    Kollmorgen has made forward-looking statements in this document and in documents to which it has referred you. These statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Actual results may differ materially. Forward-looking statements include assumptions as to how Kollmorgen and Pacific Scientific may perform in the future. Among other matters, the forward-looking statements include, without limitation, the information about the business, strategy, plans and objectives, operations, planned capital expenditures, management, forecasted operating results and operating statistics and potential financial condition, revenue enhancements, cost savings and accretion to earnings and pro forma financial information, with respect to the combined company, and the information concerning the Proposed Combination. You will find many of these statements in, among others, the following sections:

    -  "The Proposed Combination"

    -  "Reasons for the Proposed Combination"

    -  "Pro Forma Combined Financial Data"

    All discussions of the operations of the combined companies include forward-looking statements. Also, words like "believes", "expects", "anticipates" or similar expressions introduce forward-looking statements. You should understand that the following important factors, in addition to those discussed elsewhere in this Consent Solicitation Statement/Prospectus and in the documents which Kollmorgen incorporates by reference, could affect the future results of Kollmorgen and Pacific Scientific and could cause those results to differ materially from those expressed in such forward-looking statements. Such factors include those discussed under "Risk Factors" as well as: materially adverse changes in U.S. and international economic conditions, in Kollmorgen's industry and in the markets served by Kollmorgen and Pacific Scientific; lower than expected revenues from the sale of its existing products and services because of changes in product demand and market acceptance; the effect of competitive products, development of new technologies and pricing from large, multi-national motion technology competitors (both current and emerging), many of which have greater financial, technical, marketing and other resources; unanticipated increases in cost of raw materials and product development costs; moderating growth rates in commercial lines of business; lack of market acceptance of new products because of lower than expected levels of customer demand, technological difficulties in these newly introduced products, or the timeliness of these product introductions; unanticipated reduction in existing utility customers' requirements for engineering services; increased working capital needs; unexpected capital expenditure requirements; difficulty in obtaining favorable financing arrangements either due to an unfavorable institutional lending environment or the inability to obtain financing because of leverage; the inability to achieve expected synergies; fluctuations in foreign currency exchange rates; and a significant delay in the expected completion of the Proposed Merger. See "Forward Looking Statements".

                        SUMMARY SELECTED FINANCIAL DATA

    The following table represents the selected historical statement of operations and balance sheet data of Kollmorgen. The financial data presented below as of and for each of the years in the period 1992 to 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants and have been derived from Kollmorgen's Annual Reports on Form 10-K for the years ended December 31, 1996 and 1993. The financial data as of and for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited financial statements of Kollmorgen in Kollmorgen's Quarterly Reports for each of the nine months ended September 30, 1996 and 1997. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments (except for the charge for acquired research and development, and the gain on sale of joint venture interest), necessary to present fairly the information set forth therein. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Kollmorgen's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of Kollmorgen which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference".

    Kollmorgen reports quarterly and annual earnings results using methods required by generally accepted accounting principles. Kollmorgen prepares its financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31.

                SELECTED HISTORICAL FINANCIAL DATA OF KOLLMORGEN
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     NINE MONTHS ENDED
                                                        FISCAL YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                                   (AUDITED)                            (UNAUDITED)
                                             -----------------------------------------------------  --------------------
                                               1992       1993       1994       1995       1996       1996       1997
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net Sales..................................  $ 194,859  $ 185,538  $ 191,771  $ 228,655  $ 230,424  $ 169,658  $ 163,054
Cost of Sales..............................    129,151    121,286    124,627    152,614    152,928    112,749    113,590
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross Profit...............................     65,708     64,252     67,144     76,041     77,496     56,909     49,464
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Selling and Marketing Expense..............     25,471     24,708     27,753     29,412     27,570     20,601     15,003
General and Administrative Expense.........     23,425     21,973     21,491     22,435     24,348     18,256     17,412
Research and Development Expense...........     10,645      9,338     10,843     13,178     12,143      9,024      7,249
Restructuring and other costs..............     10,000     --         --         --         --         --         --
Acquired Research and Development..........     --         --         --         --         --         --         11,391
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) Before interest, minority
  interest and taxes.......................     (3,833)     8,233      7,057     11,016     13,435      9,028     (1,591)
Other (income) expense.....................      5,664      4,329      3,821      3,859      5,045      3,765      2,868
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before minority interest and
  income taxes.............................     (9,497)     3,904      3,236      7,157      8,390      5,263     (4,459)
Minority interest..........................     --         --         --         --            514        418        222
Income tax benefit (provision).............        772        848        815     --         --         --         (1,978)
Joint Venture:
  Equity in Earnings.......................     --         --         --         --         --         --          1,430
  Gain on Sale of Investment,
    Net of Income Taxes....................     --         --         --         --         --         --         24,321
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................  $  (8,725) $   4,752  $   4,051  $   7,157  $   8,904  $   5,681  $  19,536
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income available to common
  shareholders.............................  $ (11,055) $   2,428  $   1,727  $   2,509  $   8,619  $   5,396  $  19,536
Earnings (loss) per common share--fully
  diluted..................................  $   (1.14) $    0.25  $    0.18  $    0.26  $    0.86  $    0.54  $    1.87
Number of shares used in calculating
  earnings per share.......................      9,627      9,632      9,642      9,670     10,042     10,082     10,444
BALANCE SHEET DATA:
Total Assets...............................  $ 149,568  $ 134,008  $ 138,201  $ 147,474  $ 141,330  $ 138,965  $ 142,144
Total Debt.................................  $  56,170  $  53,524  $  53,991  $  49,808  $  65,541  $  69,194  $  44,775
Redeemable Preferred Stock(a)..............  $  22,282  $  22,407  $  22,532  $  25,506  $  --      $  --      $  --
Cash Dividends.............................  $    0.08  $    0.08  $    0.08  $    0.08  $    0.08  $    0.08  $    0.06
Common Stock Outstanding at Par Value......  $  26,861  $  26,875  $  26,891  $  26,904  $  26,914  $  26,912  $  26,919
Total Shareholders' Equity.................  $   8,074  $   7,585  $   9,880  $  11,297  $  21,779  $  16,321  $  41,911

--------------------------
(a) The Preferred Stock at December 31, 1995 is presented at its liquidation value of $22,750 plus the 10% premium of $2,756. (Refer to Kollmorgen's Annual Report on Form 10-K)

                             See accompanying notes

                             KOLLMORGEN CORPORATION

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(1) Effective December 31, 1996, Kollmorgen combined its Macbeth division with the Color Control Systems business of Gretag AG and received 48% of the shares in the Swiss holding company which controls the two businesses (the "Joint Venture"). Accordingly, at December 31, 1996, and through the second quarter of 1997, the Macbeth division was not consolidated in Kollmorgen's financial statements, but instead Kollmorgen accounted for its interest in the Joint Venture using the equity method.

   Effective June 17, 1997, Kollmorgen agreed, pursuant to a firm underwriting agreement, to sell approximately 88% of its interest in the Joint Venture as part of an initial public offering on the Swiss stock exchange. On June 25, 1997 Kollmorgen sold approximately 88% of its interest in the Joint Venture, receiving approximately $38 million. Subsequently in August, 1997, Kollmorgen sold the remaining shares to the underwriter, receiving approximately $4.0 million in cash. Kollmorgen's financial statements reflect a gain in the second quarter of 1997 of approximately $24 million on the sale of its shares in the Joint Venture. The gain is net of $2 million in income taxes and utilization of net operating loss and other tax credit carryforwards.

   Refer to Note 2 of the 1996 financial statements contained in Kollmorgen's
    Annual Report on Form 10-K for the year ended December 31, 1996 for additional information.

(2) Effective April 2, 1997, Kollmorgen agreed to purchase all of the remaining shares of Servotronix Ltd. ("Servotronix") for cash of $6.4 million and through the issuance of 257,522 shares of Kollmorgen Common Stock. The shares not yet purchased are a liability of Kollmorgen in the amount of $1.8 million at September 30, 1997. Accordingly, Kollmorgen has accounted for the purchase of Servotronix as if 100% of the shares were purchased on April 2, 1997.

(3) Effective June 10, 1997, Kollmorgen entered into a binding agreement to purchase all of the shares of Fritz A. Seidel Elektro-Automatik GmbH ("Seidel"). Accordingly, Kollmorgen consolidated the balance sheet of Seidel as of June 30, 1997. Effective in the third quarter of 1997, the results of operations for Seidel are consolidated in Kollmorgen's financial statements.

(4) In connection with the acquisitions of Servotronix and Seidel, Kollmorgen has allocated the purchase price to the assets acquired, both tangible and intangible, and any excess of the purchase price over the assets acquired has been classified as goodwill. A portion of the purchase price has been allocated to in-process research and development for products which are not yet feasible and the value of the in-process research and development of $10.5 million was expensed as acquired research and development in the second quarter of 1997. Also included in acquired research and development was a charge of approximately $0.9 million for technology acquired unrelated to the Servotronix and Seidel acquisitions.

    The following table represents the selected historical statement of operations and balance sheet data of Pacific Scientific. The financial data presented below as of and for the fiscal year ended December 25, 1992, have been derived from the condensed consolidated statements of income, condensed consolidated balance sheets and other financial data of Pacific Scientific in Pacific Scientific's 1996 Annual Report to Shareholders. The Financial Data presented below as of and for the fiscal year ended December 31, 1993 have been derived from the audited consolidated financial statements of Pacific Scientific in Pacific Scientific's Annual Report on Form 10-K for the fiscal year ended December 29, 1995. The financial data presented below as of and for each of the fiscal years ended December 30, 1994, December 29, 1995 and December 27, 1996 have been derived from the audited consolidated financial statements of Pacific Scientific in Pacific Scientific's Annual Report on Form 10-K for the fiscal year ended December 27, 1996. The balance sheet data as of September 27, 1996 have been derived from the unaudited financial statements of Pacific Scientific in Pacific Scientific's Quarterly Report on Form 10-Q for the nine months ended September 27, 1996. The statement of operations data for the nine months ended September 27, 1996 and the financial data as of and for the nine months ended September 26, 1997 have been derived from the unaudited financial statements of Pacific Scientific in Pacific Scientific's Quarterly Report on Form 10-Q for the nine months ended September 26, 1997. The operating results for the nine months ended September 26, 1997 are not necessarily indicative of the results that may be expected for the year ending December 26, 1997. Pacific Scientific's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of Pacific Scientific which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference".

    Pacific Scientific reports quarterly and annual earnings results using methods required by generally accepted accounting principles. Pacific Scientific prepares its financial statements on the basis of a fiscal year beginning the day following the end of the prior fiscal year and ending on the last Friday in December.

            SELECTED HISTORICAL FINANCIAL DATA OF PACIFIC SCIENTIFIC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  NINE MONTHS
                                                     FISCAL YEAR ENDED(1)                            ENDED
                                                           (AUDITED)                              (UNAUDITED)
                                     -----------------------------------------------------  ------------------------
                                     DEC. 25,   DEC. 31,   DEC. 30,   DEC. 29,   DEC. 27,    SEPT. 27,    SEPT. 26,
                                       1992       1993       1994       1995       1996        1996         1997
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Net Sales..........................  $ 183,308  $ 206,609  $ 247,683  $ 284,812  $ 294,779   $ 217,114    $ 227,744
Costs and Expenses:
    Cost of Sales..................    124,462    140,463    164,941    186,224    203,074     146,349      154,428
    Selling, Marketing, General and
      Administrative...............     40,072     44,569     51,967     59,519     63,569      45,018       47,397
    Research and Development.......      9,487      9,911     11,793     15,750     15,974      10,955        9,880
    Cost of Solium Restructuring
      and Other Charges............     --         --         --         --          7,500      --           --
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
Operating Income...................      9,287     11,666     18,982     23,319      4,662      14,792       16,039
Other Income (Expense), Net........       (887)      (525)    (2,240)    (3,229)    (4,362)     (2,068)      (1,630)
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income Before Income Taxes.........      8,400     11,141     16,742     20,090        300      12,724       14,409
Income Taxes.......................     (3,069)    (3,858)    (6,481)    (7,340)      (131)     (4,975)      (5,384)
Loss from Discontinued
  Operations.......................     --         --         --         --         --          (8,725)     (13,563)
Cumulative Effect of Change in
  Accounting Principle.............     --          1,060     --         --         --          --           --
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net Income (Loss)..................  $   5,331  $   8,343  $  10,261  $  12,750  $     169   $    (976)   $  (4,538)
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net Income (Loss) Per Share (fully
  diluted).........................  $    0.45  $    0.70  $    0.83  $    1.01  $    0.01   $   (0.08)   $   (0.36)
BALANCE SHEET DATA(2)
Total Assets.......................  $ 141,614  $ 168,588  $ 180,635  $ 225,018  $ 229,490   $ 227,459    $ 220,800
Long-Term Debt.....................  $  29,206  $  44,840  $  42,936  $  63,719  $  83,108   $  83,379    $  70,187
Common Stock Outstanding at Par
  Value............................  $  11,664  $  11,780  $  11,922  $  12,071  $  12,195   $  12,171    $  12,382
Total Stockholders' Equity.........  $  73,332  $  81,977  $  92,773  $ 106,486  $ 106,810   $ 105,707    $ 102,865

--------------------------
(1) Statements of Operations for the fiscal years presented do not include the operating results of Solium as a Discontinued Operation as this information was not publicly available (refer to Pacific Scientific Current Report on Form 8-K dated April 21, 1997).

(2) Balance sheet data at September 27, 1996 and for the fiscal years presented do not include the Solium business as a Discontinued Operation as this information was not publicly available.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                   KOLLMORGEN
       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SEIDEL          SERVOTRONIX                   KOLLMORGEN
                                                         JANUARY 1, 1997    JANUARY 1, 1997                  PRO FORMA
                                            KOLLMORGEN   TO JUNE 9, 1997   TO APRIL 1, 1997    PRO FORMA     ADJUSTED
                                            HISTORICAL    HISTORICAL(A)      HISTORICAL(A)    ADJUSTMENTS   HISTORICAL
                                            -----------  ----------------  -----------------  ------------  -----------
Revenues..................................   $ 163,054      $    9,591         $     543                     $ 173,188
Cost of Revenues..........................     113,590           6,622               329                       120,541
                                            -----------        -------             -----                    -----------

Gross Margin..............................      49,464           2,969               214                        52,647
Operating Expenses:
  Sales, Marketing, General and
    Administrative........................      32,131           1,734                95                        33,960
  Research and Development................       7,249             334               125                         7,708
  Acquired Research and Development.......      11,391          --                --           $  (11,391)(b)     --
  Amortization of Goodwill................         284          --                --                  242(c)        526
                                            -----------        -------             -----      ------------  -----------
Operating Income (Loss)...................      (1,591)            901                (6)          11,149       10,453
Other Income (Expense), Net...............      (2,646)            (32)                6              816(d)     (1,856)
                                            -----------        -------             -----      ------------  -----------
Income (Loss) Before Taxes................      (4,237)            869            --               11,965        8,597
Provision for Income Taxes................      (1,978)         --                --                 (335)(e)     (3,095)
                                                                                                     (782)(e)
                                            -----------        -------             -----      ------------  -----------
Net Income (Loss) from Continuing
  Operations before Investment in Joint
  Venture.................................      (6,215)            869            --               10,848        5,502
Joint Venture:
  Equity in Earnings......................       1,430          --                --               (1,430)(d)     --
  Gain on Sale of Investment, Net of
    Taxes.................................      24,321          --                --              (24,321)(d)     --
                                            -----------        -------             -----      ------------  -----------
Net Income................................   $  19,536      $      869         $  --           $  (14,903)   $   5,502
                                            -----------        -------             -----      ------------  -----------
                                            -----------        -------             -----      ------------  -----------
Net Income per Share--
  Fully Diluted...........................   $    1.87          --                --                         $    0.53
Weighted Average Number of Common Shares
  Outstanding.............................      10,444          --                --                            10,444

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN
       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        KOLLMORGEN'S                                   KOLLMORGEN
                                                                           MACBETH          FRENCH                     PRO FORMA
                         KOLLMORGEN      SEIDEL        SERVOTRONIX        DIVISION        INSTRUMENT      PRO FORMA     ADJUSTED
                         HISTORICAL   HISTORICAL(A)   HISTORICAL(A)     HISTORICAL(F)      GROUP(G)      ADJUSTMENTS   HISTORICAL
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
Revenues...............   $230,424      $ 19,179         $  2,566         $(32,104)        $   (932)                    $219,133
Cost of Revenues.......    152,928        13,346            1,307          (15,819)            (848)                     150,914
                         ----------   -------------   --------------   ---------------   -------------                 ----------
Gross Margin...........     77,496         5,833            1,259          (16,285)             (84)                      68,219
Operating Expenses:
  Sales, Marketing,
    General and
    Administrative.....     51,918         4,107              365          (10,027)            (822)                      45,541
  Research and
    Development........     12,143           822              813           (2,744)            (364)                      10,670
  Amortization of
    Goodwill...........     --            --              --               --                --           $    701(c)        701
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
Operating Income
  (Loss)...............     13,435           904               81           (3,514)           1,102           (701)       11,307
Other Income (Expense),
  Net..................     (4,531)         (133)             (81)             120           --              1,593(d)     (3,032)
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
Income (Loss) Before
  Taxes................      8,904           771          --                (3,394)           1,102            892         8,275
Provision for Income
  Taxes................     --            --              --               --                --               (478)(e)    (2,317)
                                                                                                            (1,839)(e)
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
Net Income (Loss)......      8,904           771          --                (3,394)           1,102         (1,425)        5,958
Preferred Dividends....       (285)       --              --               --                --                             (285)
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
Income Available to
  Common
  Shareholders.........   $  8,619      $    771         $--              $ (3,394)        $  1,102       $ (1,425)     $  5,673
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
                         ----------   -------------   --------------   ---------------   -------------   -----------   ----------
Net Income per Share--
  Fully Diluted........   $   0.86        --              --               --                --             --          $   0.56
Weighted Average Number
  of Common Shares
  Outstanding..........     10,042        --              --               --                --             --            10,042

----------------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN
              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    On April 2, 1997, Kollmorgen acquired Servotronix Ltd. ("Servotronix"), a developer and manufacturer of motion control technology that is headquartered in Israel. On June 10, 1997, Kollmorgen acquired Fritz A. Seidel Elektro-Automatik GmbH ("Seidel"), a developer and manufacturer of motion control technology that is headquartered in Germany. Both acquisitions were accounted for as purchases and together, resulted in an in-process research and development charge of $11,391 in 1997.

    The pro forma adjusted historical consolidated statements of operations set forth the results of operations for the nine month period ended September 30, 1997 and the year ended December 31, 1996, as if the acquisitions by Kollmorgen of Seidel and Servotronix, and the disposal of Kollmorgen's Macbeth division ("Macbeth") had occurred at January 1, 1996.

    The pro forma adjusted historical consolidated statements of operations are intended for information purposes and are not necessarily indicative of actual results had the transactions occurred as of the date indicated above, nor do they purport to indicate the future results of operations.

    These pro forma adjusted historical consolidated statements of operations should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Current Report on Form 8-K filed January 31, 1997 and Kollmorgen's Form 10-Q for the nine month period ended September 30, 1997. The pro forma adjusted historical consolidated statements of operations do not give effect to any potential cost savings and synergies that could result from the Servotronix and Seidel acquisitions.

  B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL
    CONSOLIDATED STATEMENTS OF OPERATIONS

    (a) These columns represent the unaudited historical results of operations of Seidel and Servotronix for the period prior to Kollmorgen's acquisition. Upon acquisition these operations became part of Kollmorgen's historical financial statements.

    (b) This adjustment eliminates the charge for acquired in-process research and development costs recognized principally upon the acquisition of Seidel and Servotronix. Since these amounts are not continuing expenditures of Kollmorgen, they are deducted from the historical consolidated statement of operations to arrive at the Kollmorgen pro forma adjusted historical financial statements.

    (c) These adjustments reflect the goodwill amortization for the periods, assuming both acquisitions occurred at January 1, 1996. The goodwill resulting from the acquisitions of Seidel and Servotronix totaled $10,509 which reflects the aggregate excess purchase price over the fair value of net assets acquired and in-process research and development. Goodwill attributable to these acquisitions is being amortized over 15 years. For purposes of allocating the acquisition costs among the various assets acquired, the carrying value of the acquired assets approximated their fair value, with all the excess of such acquisition costs being attributed to in-process acquired research and development and goodwill. It is Kollmorgen's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. All material intercorporate transactions were eliminated.

    (d) Effective December 31, 1996, Kollmorgen contributed its Macbeth business to a joint venture for a 48% interest. The investment was accounted for under the equity method. In the second quarter of 1997, Kollmorgen sold its interest in the joint venture for a gain of $24,321 which has been eliminated as a pro forma adjustment. The $1,430 adjustment represents the elimination of Kollmorgen's proportionate earnings of the joint venture from the beginning of the period through the time of the sale. Kollmorgen used a portion of the proceeds from the sale of its interest in the joint venture to repay the outstanding balance of a $25 million term loan. Accordingly, interest expense related to this debt of $816 and $1,593, has been excluded from these pro forma statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

    (e) These adjustments represent (i) the estimated income tax effect of the pro forma adjustments at the blended statutory rates of 36% and 28% for 1997 and 1996, respectively, and (ii) an increase in income tax provision that would have resulted from the full utilization of net operating loss carryforwards had the gain on sale of investment in Macbeth occurred at January 1, 1996.

    (f) This column represents the historical results of operations of Macbeth for the period prior to December 31, 1996, the effective date of Kollmorgen's contribution of that business to a joint venture, at which point those operations were accounted for on the equity method in Kollmorgen's historical financial statements.

    (g) In March 1996, Kollmorgen sold a portion of its instrumentation business located in France for its book value. This column represents the elimination of the results of this business for 1996.

                                   KOLLMORGEN
       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    KOLLMORGEN
                                                     PRO FORMA       PACIFIC
                                                     ADJUSTED       SCIENTIFIC      PRO FORMA
                                                    HISTORICAL    HISTORICAL(A)    ADJUSTMENTS    PRO FORMA
                                                    -----------  ----------------  ------------  -----------
Revenues..........................................   $ 173,188     $    227,744                  $   400,932
Cost of Revenues..................................     120,541          154,428                      274,969
                                                    -----------  ----------------                -----------
Gross Margin......................................      52,647           73,316                      125,963
Operating Expenses:
    Sales, Marketing,
    General and Administrative....................      33,960           47,397                       81,357
    Research and Development......................       7,708            9,880                       17,588
    Amortization of Goodwill......................         526          --          $    8,537(b)       9,063
                                                    -----------  ----------------  ------------  -----------
Operating Income..................................      10,453           16,039         (8,537)       17,955
Other Income (Expense), Net.......................      (1,856)          (1,630)        (8,838)(c)     (12,967)
                                                                                          (643)(c)
                                                    -----------  ----------------  ------------  -----------
Income Before Taxes...............................       8,597           14,409        (18,018)        4,988
Provision for Income Taxes........................      (3,095)          (5,384)         3,792(d)      (4,686)
                                                    -----------  ----------------  ------------  -----------
Net Income from Continuing Operations.............   $   5,502     $      9,025     $  (14,226)  $       302
                                                    -----------  ----------------  ------------  -----------
                                                    -----------  ----------------  ------------  -----------
Net Income per Share from Continuing Operations --
  Fully Diluted...................................   $    0.53     $       0.73                  $      0.02
Weighted Average Number of Common Shares
  Outstanding.....................................      10,444           12,443        (12,443)(e)      18,226
                                                                                         7,782(e)

------------------------

Note:The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         KOLLMORGEN
                                                          PRO FORMA     PACIFIC
                                                          ADJUSTED     SCIENTIFIC    PRO FORMA
                                                         HISTORICAL   HISTORICAL(F) ADJUSTMENTS    PRO FORMA
                                                         -----------  ------------  ------------  -----------
Revenues...............................................   $ 219,133    $  294,779                 $   513,912
Cost of Revenues.......................................     150,914       203,074                     353,988
                                                         -----------  ------------                -----------
Gross Margin...........................................      68,219        91,705                     159,924
Operating Expenses:
    Sales, Marketing, General and
      Administrative...................................      45,541        63,569                     109,110
    Research and Development...........................      10,670        15,974                      26,644
    Cost of Solium Restructuring and Other.............      --             7,500                       7,500
    Amortization of Goodwill...........................         701        --        $   11,383(b)      12,084
                                                         -----------  ------------  ------------  -----------
Operating Income.......................................      11,307         4,662       (11,383)        4,586
Other Income (Expense), Net............................      (3,032)       (4,362)      (11,785)(c)     (20,036)
                                                                                           (857)(c)
                                                         -----------  ------------  ------------  -----------
Income (Loss) Before Taxes.............................       8,275           300       (24,025)      (15,450)
Benefit (Provision) for Income Taxes...................      (2,317)         (131)        5,057(d)       2,609
                                                         -----------  ------------  ------------  -----------
Net Income (Loss)......................................       5,958           169       (18,968)      (12,841)
Preferred Dividends....................................        (285)       --            --              (285)
                                                         -----------  ------------  ------------  -----------
Income Available to Common
  Shareholders.........................................   $   5,673    $      169    $  (18,968)  $   (13,126)
                                                         -----------  ------------  ------------  -----------
                                                         -----------  ------------  ------------  -----------
Net Income (Loss) per Share -- Fully
  Diluted..............................................   $    0.56    $     0.01                 $     (0.74)
Weighted Average Number of Common Shares Outstanding...      10,042        12,457       (12,457)(e)      17,824
                                                                                          7,782(e)

------------------------

Note:The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       PACIFIC        PRO FORMA
                                                      KOLLMORGEN      SCIENTIFIC     ADJUSTMENTS    PRO FORMA
                                                      -----------  ----------------  ------------  -----------
Assets
Current Assets:
    Cash and Cash Equivalents.......................   $  17,881     $      3,174                  $    21,055
    Accounts Receivable, Net........................      41,367           51,078                       92,445
    Inventories.....................................      25,486           54,611                       80,097
    Deferred Income Taxes...........................          --            9,986                        9,986
    Other Current Assets............................       6,385            6,946                       13,331
                                                      -----------  ----------------                -----------
    Total Current Assets............................      91,119          125,795                      216,914
Property and Equipment, Net.........................      26,006           49,411                       75,417
Note Receivable.....................................          --            8,700                        8,700
Investment in Joint Venture.........................      14,483               --                       14,483
Other Assets, Net...................................      10,536           36,894     $    6,000(c)      53,430
Goodwill, Net.......................................          --               --        170,744(g)     170,744
                                                      -----------  ----------------  ------------  -----------
Total Assets........................................   $ 142,144     $    220,800     $  176,744   $   539,688
                                                      -----------  ----------------  ------------  -----------
                                                      -----------  ----------------  ------------  -----------
Liabilities and Stockholders' Equity
Current Liabilities:
    Accounts Payable and Accrued Liabilities........   $  49,759     $     22,874                  $    72,633
    Other Current Liabilities.......................      13,153           13,908                       27,061
    Reserve for Discontinued Solium Operation.......          --            4,593                        4,593
                                                      -----------  ----------------                -----------
    Total Current Liabilities.......................      62,912           41,375                      104,287
Long-Term Obligations...............................      37,249           76,560     $  147,309(c)     261,118
Minority Interest...................................          72               --             --            72
                                                      -----------  ----------------  ------------  -----------
Total Liabilities...................................     100,233          117,935        147,309       365,477
Stockholders' Equity................................      41,911          102,865        132,300(h)     174,211
                                                                                        (102,865)(h)
                                                      -----------  ----------------  ------------  -----------
Total Liabilities and Stockholders' Equity..........   $ 142,144     $    220,800     $  176,744   $   539,688
                                                      -----------  ----------------  ------------  -----------
                                                      -----------  ----------------  ------------  -----------

------------------------

Note:The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    The pro forma combined condensed consolidated financial statements are prepared assuming that Kollmorgen has merged with Pacific Scientific, a manufacturer of high-performance rotating electrical equipment, including motors, generators and alternators. The Proposed Combination will be effected through the exchange of approximately 7,782,000 shares of common stock of Kollmorgen and cash of $132,309, resulting in a total estimated purchase price, including other costs of approximately $15,000, of approximately $279,609. The shares of Kollmorgen common stock are assumed to be issued at a value of $17.00 per share which reflects the closing price of the Company's common stock as of December 10, 1997. This share price differs from the December 12, 1997 share price of $16.88 referred to elsewhere in the Consent Solicitation Statement/Prospectus. Application in these pro forma statements of the $16.88 per share value would not materially impact the pro forma values presented herein. The ultimate number of shares issued to acquire Pacific Scientific will be in the range of approximately 7,007,880 to 8,569,043 shares, dependent upon the 20-day average closing price of Kollmorgen Common Stock five days prior to closing. Kollmorgen has ascribed no value to Pacific Scientific's preferred stock purchase rights which will be acquired in the Proposed Combination. A change in the number of shares issued upon final consumation of the proposed transaction from the amounts assumed above would effect the pro forma net income per share for the periods presented. The transaction will be accounted for as a purchase.

    The pro forma combined condensed consolidated balance sheet includes the financial statements of Kollmorgen and Pacific Scientific at September 30, 1997, as if the Proposed Combination had occurred on that date.

    The pro forma combined condensed consolidated statements of operations set forth the results of operations for the nine month period ended September 30, 1997 and the year ended December 31, 1996 as if the Proposed Combination had occurred at January 1, 1996.

    The pro forma combined condensed consolidated financial statements are intended for information purposes and are not necessarily indicative of actual results had the Proposed Combination occurred as of the dates indicated above, nor do they purport to indicate the future consolidated financial position or future results of operations of the combined entity. Pacific Scientific's historical financial data was derived from Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1996, and Pacific Scientific's Form 10-Q for the nine month period ended September 26, 1997. For Kollmorgen's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Consolidated Statement of Operations" for the nine months ended September 30, 1997 and the year ended December 31, 1996 presented elsewhere herein. These combined condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Form 10-Q for the nine month period ended September 30, 1997, Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1997 and Pacific Scientific's Form 10-Q for the nine month period ended September 26, 1997.

  B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED
    CONSOLIDATED FINANCIAL STATEMENTS

    (a) Pacific Scientific's statement of operations as presented on Form 10-Q for the nine months ended September 26, 1997, reflects a Loss from Discontinued Operations of $13,563, Net Loss of

$4,358, Loss per share on Discontinued Operations of $1.09 and Net Loss per share of $0.36. This pro forma statement reflects only results from continuing operations.

    (b) These pro forma adjustments reflect the amortization of goodwill assumed to be generated in the Proposed Combination over the estimated useful life of fifteen years on a straight-line basis. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. A determination of the fair value of incomplete technology, if any, is subject to a detailed analysis of the tangible and intangible assets related to in-process research and development on new products of Pacific Scientific. The value assigned to in-process research and development could result in a material charge to operations at consummation of the transaction and a corresponding reduction in the amounts to be amortized. There were no intercorporate transactions that required elimination.

    (c) The pro forma combined condensed consolidated balance sheet reflects Kollmorgen's securing a credit facility consisting of a $175,000 term loan and a $125,000 revolving credit facility (the "Loan") as if the issuance occurred on September 30, 1997. The term loan is payable over seven years. The Loan accrues interest at a rate of Libor plus 2%. At the date of the Proposed Combination, this interest rate is assumed to be 8%. The pro forma combined condensed consolidated statements of operations include the interest expense associated with the Loan, as if the issuance occurred at January 1, 1996, of $8,838 and $11,785, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Under applicable pro forma rules, interest income associated with the proceeds from the Loan, which may partially offset the interest expense, is not included in the pro forma statements of operations. Estimated debt issuance costs of $6,000 for credit facility commitment fees have been included in other long-term assets and are being amortized over the term of the Loan. Amortization of debt issuance costs on the Loan for the nine months ended September 30, 1997 and the year ended December 31, 1996 are estimated to be $643 and $857, respectively.

    (d) This adjustment represents the estimated income tax effect of the pro forma adjustments using a combined U.S. federal and state statutory rate of 40% for both 1996 and the first nine months in 1997.

    (e) The pro forma adjustments reflect the exchange of Pacific Scientific's weighted average number of common shares outstanding of 12,443,000 and 12,457,000, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, and the issuance of Kollmorgen's common shares to be exchanged in the Proposed Combination of 7,782,000 assuming an exchange ratio of 1.2 shares of Kollmorgen Common Stock for one share of Pacific Scientific Common Stock for those shares outstanding as of September 26, 1997 not exchanged for cash.

    (f) The Pacific Scientific historical financial statements for 1996 included in these pro forma combined condensed consolidated financial statements include the results of operations of Pacific Scientific's Solium business which was discontinued in 1997. Had the pro forma financial statements been adjusted to exclude the Solium business, net sales would have decreased by $2,416, and pre-tax income would have increased by $14,541.

    (g) The pro forma adjustment reflects the excess purchase price over the fair value of net assets assumed to be acquired of $170,744. Estimated transaction related costs of $9,000 for investment banker fees, accounting and legal fees, and other various deal costs have been included in the determination of goodwill. For purposes of these pro forma financial statements, the fair value of the assets acquired is estimated to be equivalent to the historical financial statement balance as of the date of acquisition. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and a charge for incomplete technology is subject to final determination of their respective fair values.

    (h) The pro forma combined condensed consolidated balance sheet reflects an increase for the value of 7,782 common shares at $17.00 per share assumed to be issued by Kollmorgen in the Proposed Merger to Pacific Scientific shareholders of $132,300, and an elimination of the net equity of Pacific Scientific of $102,865.

                            THE PROPOSED COMBINATION

    Kollmorgen believes that the Proposed Combination of Kollmorgen and Pacific Scientific is a unique opportunity for you and other Pacific Scientific shareholders to realize a premium for your shares and to participate in the future of one of the world's leading suppliers of electronic motion control solutions. The Proposed Combination, structured as the Offer and the Proposed Merger, would give you and other Pacific Scientific shareholders an up-front cash payment, together with a valuable, continuing equity stake in the combined company. Kollmorgen believes the Proposed Combination would be an excellent strategic and operational fit for Kollmorgen and Pacific Scientific, would increase combined pre-tax annual operating profits and create a leader in the motors and motion control industry, with a full range of products offered on a global basis, a management team with a proven record and a dedicated employee base. See "Reasons for the Proposed Combination". The Pacific Scientific Board, however, has been unwilling to negotiate a business combination between Kollmorgen and Pacific Scientific, and despite Kollmorgen's repeated attempts, refuses to allow you to consider sharing in Kollmorgen's vision. See "Background of the Offer and the Proposed Merger". Pacific Scientific instead maintains legal obstacles to the Proposed Combination which have the effect of repressing your voice in the future of your company. Because the Pacific Scientific Board has denied you the opportunity to share in the rewards of the combined company, Kollmorgen is presenting this opportunity directly to you through the Offer and the Solicitation. In order to guarantee you the opportunity to express your own view on the future of Pacific Scientific, Kollmorgen is seeking your consent to call the Special Meeting. At the Special Meeting, Kollmorgen will ask you to remove the entire Pacific Scientific Board and replace it with new directors who Kollmorgen expects will be committed, subject to their fiduciary duties under applicable law, to allowing you, the owners of Pacific Scientific, to make this important decision. In addition, Kollmorgen will propose a binding shareholder resolution to rescind any attempt that the Pacific Scientific Board has made or may make to amend the Pacific Scientific Bylaws as part of the Pacific Scientific Board's continuing effort to prevent you from enjoying the benefits of the Proposed Combination. See "The Special Meeting".

                      REASONS FOR THE PROPOSED COMBINATION

    Kollmorgen believes that the combined company will offer customers superior products and services. Among the many advantages contributing to the combined company's ability to achieve these benefits are the following:

    - CREATION OF AN INDUSTRY LEADER. A merger of Kollmorgen and Pacific Scientific will establish the combined enterprise as a leader in high performance electronic motion control--one of the fastest-growing segments of the motors and controls business. In a fragmented industry, the combined enterprise will be better-positioned to comprehensively serve the needs of customers and take advantage of consolidation opportunities.

    - STRATEGIC AND OPERATIONAL FIT. Highly complementary motion control product lines will enable the combined company to become a full-service provider. The combined company will be well-positioned to capitalize on the complementary product lines and differing strengths of Kollmorgen and Pacific Scientific, enabling it to offer a broader array of products and support services to an expanded customer base. In addition, the combined company would take advantage of cost savings and efficiencies resulting from economies of scale in research and development, marketing, production and sourcing.

    - ENHANCED CAPABILITY TO TAP FOREIGN MARKETS. The increased size and global scope of the combined company will enable it to more effectively market its products to customers around the world. Kollmorgen has already established a local presence in Germany, France, Israel, India, China and elsewhere. The combined enterprise will be well-positioned to build on this foundation, particularly in Europe and the Pacific Rim. Kollmorgen believes that the combined company will be able to expand its customer base and offer international on-site product support to customers, while conducting more effective and cost-efficient research and development, marketing, production and sourcing.

    - OPERATING AND REVENUE SYNERGIES. Based on public information, Kollmorgen management believes that the combined company can achieve more than $15 million of annual operating synergies in 1999, rising to more than $20 million in 2000 and increasing thereafter. Management believes these synergies can be achieved principally from cost savings in selling and marketing expenses and consolidation of research and development, and expects to realize additional synergies from cross-selling opportunities, joint purchasing savings and reduction in corporate expenses.

    - AN ACCRETIVE TRANSACTION. Kollmorgen believes that the Proposed Combination will be accretive to earnings per share in 1999, the first full year of operations of the combined company, and increasingly so thereafter, based upon the anticipated synergies described above. Kollmorgen expects that, due to the substantial non-recurring charges associated with the Proposed Combination (which are not currently quantifiable) consisting of restructuring charges and a charge for acquired in-process research and development, the Proposed Combination will be substantially dilutive in fiscal 1998.

    - MANAGEMENT TEAM WITH PROVEN TRACK RECORD. Kollmorgen's management has delivered year over year growth in sales and operating income from continuing operations from 1994 through 1996, and will do so again in 1997. Kollmorgen has achieved this by focusing on its core operations. Kollmorgen also believes that its management has maximized its returns from non-strategic operations. In addition, Kollmorgen's management has considerable expertise in managing debt, having reduced Kollmorgen's debt and preferred stock obligations by more than 40% during the past three fiscal years and transitioned from fully-secured to unsecured credit arrangements.

    - ENHANCED GROWTH OPPORTUNITIES. Kollmorgen believes that the combined enterprise will be well-positioned, strategically, operationally and financially, to aggressively pursue attractive opportunities for external and internal growth. Kollmorgen is confident that the combined company's increased size and scope will enable it to be a leader in the accelerating consolidation of the motion control industry and raise its visibility in the business and financial communities.

    See "Summary--Forward-Looking Statements" and "Unaudited Pro Forma Financial Information".

    It is Kollmorgen's current intention to integrate each company's motion control business and to conduct the businesses of each of Kollmorgen and Pacific Scientific on a combined basis following consummation of the Proposed Combination. In connection with the Proposed Combination, Kollmorgen has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that Kollmorgen acquires control of Pacific Scientific. In addition, if and to the extent that Kollmorgen acquires control of Pacific Scientific or otherwise obtains access to the books and records of the Company, Parent and Purchaser intend to conduct a detailed review of Pacific Scientific and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, with a view to optimizing Pacific Scientific's potential in conjunction with Kollmorgen's business. Such strategies could include, among other things, changes in the Pacific Scientific's business, corporate structure, marketing strategies, capitalization, management or dividend policy and changes to the Pacific Scientific Charter or the Pacific Scientific Bylaws.

                BACKGROUND OF THE OFFER AND THE PROPOSED MERGER

    In the ordinary course of business, Kollmorgen analyzes a broad range of strategic alternatives, including possible business combinations with other companies in the motion control business. On August 21, 1996, Mr. Robert J. Cobuzzi, Kollmorgen's Senior Vice President and Chief Financial Officer, telephoned Mr. Richard V. Plat, who was at the time Pacific Scientific's Executive Vice President, Chief Financial Officer and Secretary, to engage in discussions regarding a possible transaction involving Kollmorgen and Pacific Scientific. Mr. Plat reacted negatively, suggesting that Pacific Scientific's common stock was undervalued by the market. Thereafter, as a matter of course, Kollmorgen continued to evaluate a wide array of strategic options. In the second quarter of 1997, Kollmorgen intensified its review of a possible business combination with Pacific Scientific.

    After several months of detailed review of the implications of a possible Kollmorgen-Pacific Scientific combination, on or about July 18, 1997, Mr. Gideon Argov, Kollmorgen's Chairman, President and Chief Executive Officer, telephoned Mr. Lester Hill, Pacific Scientific's Chairman, President and Chief Executive Officer, to suggest that they meet to discuss ways in which the companies might cooperate and the possibility of combining Kollmorgen and Pacific Scientific. Mr. Hill agreed and a meeting was arranged for the first week in August 1997.

    On August 1, 1997, Mr. Argov met with Mr. Hill in Newport Beach, California. Mr. Argov discussed the two companies and the motion control industry with Mr. Hill and proposed a merger of Kollmorgen and Pacific Scientific. The merger proposed by Mr. Argov would have been structured as a merger of equals transaction, and Mr. Argov indicated that the key executives of Kollmorgen and Pacific Scientific would become the senior executives of the combined company. Mr. Hill indicated that he needed more time to consider Mr. Argov's proposal. Mr. Argov and Mr. Hill agreed to speak again within the next few weeks.

    On or about August 13, 1997, Mr. Argov telephoned Mr. Hill to ask whether Mr. Hill had considered Mr. Argov's proposal. Mr. Hill responded that he had but that he needed more time to do so since Pacific Scientific was in the midst of a strategic planning process that was expected to last into September. Mr. Argov agreed to call Mr. Hill in early September.

    On or about September 15, 1997, Mr. Argov again telephoned Mr. Hill to ask whether Mr. Hill was ready to discuss a possible business combination. Mr. Hill again responded that he was not ready to discuss a possible business combination because of Pacific Scientific's ongoing strategic planning process. Mr. Argov and Mr. Hill agreed to speak again on October 15 or 16.

    On or about October 15, 1997, Mr. Argov attempted to telephone Mr. Hill, but Mr. Hill did not return Mr. Argov's calls.

    On October 21, 1997, Mr. Argov telephoned Mr. Hill and again proposed that Kollmorgen and Pacific Scientific commence discussions regarding a possible merger. Mr. Hill responded that he had thought about Mr. Argov's suggestion and discussed it with the Pacific Scientific Board and had concluded that it would not be in the best interests of Pacific Scientific.

    On October 22, 1997, Mr. Hill telephoned Mr. Argov to offer to sell Pacific Scientific's Automation Intelligence, Inc. business to Kollmorgen. Mr. Argov indicated that Kollmorgen would not be interested in acquiring only a small piece of the Pacific Scientific business.

    On December 9, 1997, Mr. Argov telephoned Mr. Hill to inform Mr. Hill that Mr. Argov was authorized by the Board of Directors of Kollmorgen (the "Kollmorgen Board") to make a proposal to acquire Pacific Scientific for $20.50 per share in cash and stock, and that Mr. Hill should expect to receive a letter from Mr. Argov making such a proposal. Mr. Argov reiterated Kollmorgen's belief that a combination of Pacific Scientific and Kollmorgen offered significant benefits to both companies' shareholders and expressed his hope that Mr. Hill and the Pacific Scientific Board would, once they had undertaken an informed review of Kollmorgen's proposal, support the proposed combination and open substantive discussions with Kollmorgen. Mr. Hill promised to telephone Mr. Argov with a response to the proposal letter on Friday morning, December 12, 1997. Following that telephone call, Mr. Argov sent to Mr. Hill a letter outlining the contemplated terms of the Proposed Combination.

    On December 12, 1997, Mr. Hill failed to telephone Mr. Argov as previously agreed. Mr. Argov attempted to reach Mr. Hill by telephone without sucess. After the close of business on December 12, 1997, Mr. Argov received the following letter by telecopy:

        DEAR MR. ARGOV:

        I HAVE RECEIVED YOUR LETTER OF THE 9TH.

        I HAVE SHARED IT WITH THE BOARD OF DIRECTORS. WE WILL BE BACK TO YOU ONCE WE HAVE HAD THE CHANCE TO FULLY CONSIDER THE MATTER.

        BEST REGARDS,

        LESTER HILL

    On December 15, Mr. Argov sent to Mr. Hill the following letter:

        DEAR BUCK:

           IN AUGUST, YOU AND I MET TO DISCUSS WHAT WE AT KOLLMORGEN BELIEVE ARE THE COMPELLING MERITS OF A STRATEGIC BUSINESS COMBINATION OF KOLLMORGEN CORPORATION AND PACIFIC SCIENTIFIC COMPANY. WE EXPLORED A BROAD RANGE OF TOPICS RELATED TO SUCH A COMBINATION, ALL OF WHICH, MY COLLEAGUES ON THE KOLLMORGEN BOARD AND SENIOR MANAGEMENT TEAM FIRMLY BELIEVE, LEAD TO THE CONCLUSION THAT A STRATEGIC MERGER OF OUR TWO COMPANIES OFFERS SIGNIFICANT BENEFITS TO OUR RESPECTIVE SHAREHOLDERS, CUSTOMERS AND EMPLOYEES. ON DECEMBER 9, I AGAIN DESCRIBED FOR YOU, BOTH OVER THE PHONE AND IN MY LETTER OF THAT DATE, WHAT WE AT KOLLMORGEN BELIEVE ARE SOME OF THE COMPELLING STRATEGIC, OPERATIONAL AND FINANCIAL BENEFITS OF A BUSINESS COMBINATION OF OUR TWO COMPANIES AND THE EXTRAORDINARY VALUE THAT COMBINATION COULD REPRESENT FOR OUR RESPECTIVE SHAREHOLDERS.

           WE AT KOLLMORGEN WERE THUS QUITE DISAPPOINTED THAT IN AUGUST AND AGAIN IN DECEMBER YOU REFUSED TO NEGOTIATE OUR PROPOSAL FOR THIS BUSINESS COMBINATION. ACCORDINGLY, WE HAVE DECIDED TO PRESENT OUR OFFER DIRECTLY TO THE SHAREHOLDERS OF PACIFIC SCIENTIFIC, AND ARE TODAY PUBLICLY ANNOUNCING THAT WE ARE COMMENCING A TENDER OFFER TO ACQUIRE HALF OF PACIFIC SCIENTIFIC'S OUTSTANDING SHARES FOR $20.50 PER SHARE IN CASH. PURSUANT TO OUR PROPOSAL, FOLLOWING COMPLETION OF THE TENDER OFFER, KOLLMORGEN AND PACIFIC SCIENTIFIC WILL MERGE, AND EACH REMAINING SHARE OF PACIFIC SCIENTIFIC STOCK WILL BE EXCHANGED FOR KOLLMORGEN COMMON STOCK WITH A VALUE OF $20.50 PER SHARE, BASED ON THE AVERAGE PRICE OF KOLLMORGEN STOCK DURING THE TWENTY TRADING DAYS ENDING FIVE DAYS PRIOR TO THE MEETING OF PACIFIC SCIENTIFIC SHAREHOLDERS CALLED TO VOTE ON THE MERGER. THE VALUE OF THE STOCK CONSIDERATION WILL BE PROTECTED BY A COLLAR.

           AMONG THE KEY ASPECTS OF THE TRANSACTION WE PROPOSE ARE THE
       FOLLOWING:

        - A PREMIUM OF 33%. THE PURCHASE PRICE OF $20.50 PER COMMON SHARE REPRESENTS APPROXIMATELY A 33% PREMIUM OVER PACIFIC SCIENTIFIC'S CLOSING SHARE PRICE OF $15.44 ON THE NEW YORK STOCK EXCHANGE ON FRIDAY, DECEMBER 12, 1997, AND APPROXIMATELY A 37% PREMIUM OVER THE COMPANY'S CLOSING SHARE PRICE FOR THE PRECEDING 30 TRADING DAYS.

        - IMMEDIATE CASH PAYMENT FOR HALF OF PACIFIC SCIENTIFIC'S CAPITAL STOCK. HALF OF PACIFIC SCIENTIFIC'S OUTSTANDING SHARES WILL BE PURCHASED FOR A CASH PAYMENT OF $20.50 PER SHARE IF THE TENDER OFFER IS SUCCESSFULLY CONSUMMATED.

        - CONTINUED PARTICIPATION IN THE FUTURE GROWTH OF THE COMBINED COMPANY. BECAUSE PACIFIC SCIENTIFIC'S SHAREHOLDERS HAVE THE ABILITY TO RECEIVE KOLLMORGEN COMMON STOCK IN THE

          PROPOSED MERGER, THEY WILL HAVE THE OPPORTUNITY TO PARTICIPATE IN THE FUTURE GROWTH AND SUCCESS OF THE COMBINED ENTERPRISE. UPON CONSUMMATION OF THE PROPOSED MERGER, PACIFIC SCIENTIFIC SHAREHOLDERS WILL HOLD AN EQUITY STAKE OF APPROXIMATELY 43% IN THE COMBINED COMPANY, BASED UPON AN ASSUMED MARKET VALUE FOR KOLLMORGEN COMMON STOCK OF $16.88 PER SHARE (THE CLOSING PRICE OF KOLLMORGEN COMMON STOCK ON DECEMBER 12, 1997).

        - OPERATING AND REVENUE SYNERGIES. BASED ON PUBLIC INFORMATION, KOLLMORGEN MANAGEMENT BELIEVES THAT THE COMBINED COMPANY CAN ACHIEVE MORE THAN $15 MILLION OF ANNUAL OPERATING SYNERGIES IN 1999, RISING TO MORE THAN $20 MILLION IN 2000 AND INCREASING THEREAFTER. MANAGEMENT BELIEVES THESE SYNERGIES CAN BE ACHIEVED PRINCIPALLY FROM COST SAVINGS IN SELLING AND MARKETING EXPENSES AND CONSOLIDATION OF RESEARCH AND DEVELOPMENT, AND EXPECTS TO REALIZE ADDITIONAL SYNERGIES FROM CROSS-SELLING OPPORTUNITIES, JOINT PURCHASING SAVINGS, AND REDUCTION IN CORPORATE EXPENSES.

        - AN ACCRETIVE TRANSACTION. KOLLMORGEN IS CONFIDENT THAT THE PROPOSED COMBINATION WILL BE ACCRETIVE TO EARNINGS PER SHARE IN 1999, THE FIRST FULL YEAR OF OPERATIONS OF THE COMBINED COMPANY, AND INCREASINGLY SO THEREAFTER, BASED UPON THE ANTICIPATED SYNERGIES DESCRIBED ABOVE.

        - COMMITTED FINANCING. KOLLMORGEN HAS ENTERED INTO A BINDING COMMITMENT LETTER WITH SALOMON SMITH BARNEY AND ITS AFFILIATE SALOMON BROTHERS HOLDING COMPANY INC IN WHICH SALOMON BROTHERS HOLDING COMPANY INC HAS COMMITTED TO PROVIDE, SUBJECT TO CERTAIN CONDITIONS, WHAT KOLLMORGEN BELIEVES IS A CONSERVATIVELY FINANCED SECURED BANK FACILITY TO FULLY FINANCE THE TRANSACTION, INCLUDING THE REFINANCING OF EXISTING INDEBTEDNESS AND THE PROVISION OF A WORKING CAPITAL FACILITY FOR THE COMBINED COMPANY.

           WE CONTINUE TO FIRMLY BELIEVE THAT CONSOLIDATION IN OUR INDUSTRY IS INEVITABLE, AND THAT NEITHER PACIFIC SCIENTIFIC NOR KOLLMORGEN CAN SIT BY IDLY WHILE COMPETITORS, MANY OF WHICH ARE MUCH LARGER THAN PACIFIC SCIENTIFIC AND KOLLMORGEN, CREATE THE INTERNATIONAL NETWORK AND BROAD PRODUCT OFFERINGS THAT OUR CUSTOMERS DEMAND AND DESERVE. KOLLMORGEN BELIEVES THAT THIS REALITY, COUPLED WITH THE NATURAL FIT OF OUR TWO COMPANIES, MAKES A KOLLMORGEN/PACIFIC SCIENTIFIC COMBINATION COMPELLING. KOLLMORGEN BELIEVES THAT THE COMBINED COMPANY WILL OFFER CUSTOMERS SUPERIOR PRODUCTS AND SERVICES. AMONG THE MANY ADVANTAGES CONTRIBUTING TO THE COMBINED COMPANY'S ABILITY TO ACHIEVE THESE GOALS WOULD BE:

        - CREATION OF AN INDUSTRY LEADER. A MERGER OF KOLLMORGEN AND PACIFIC SCIENTIFIC WILL ESTABLISH THE COMBINED ENTERPRISE AS A LEADER IN HIGH PERFORMANCE ELECTRONIC MOTION CONTROL--ONE OF THE FASTEST-GROWING SEGMENTS OF THE MOTORS AND CONTROLS BUSINESS. IN A FRAGMENTED INDUSTRY, THE COMBINED ENTERPRISE WILL BE BETTER POSITIONED TO COMPREHENSIVELY SERVE THE NEEDS OF CUSTOMERS AND TAKE ADVANTAGE OF CONSOLIDATION OPPORTUNITIES.

        - STRATEGIC AND OPERATIONAL FIT. HIGHLY COMPLEMENTARY MOTION CONTROL PRODUCT LINES WILL ENABLE THE COMBINED COMPANY TO BECOME A FULL-SERVICE PROVIDER. THE COMBINED COMPANY WILL BE WELL-POSITIONED TO CAPITALIZE ON THE COMPLEMENTARY PRODUCT LINES AND DIFFERING STRENGTHS OF KOLLMORGEN AND PACIFIC SCIENTIFIC ENABLING IT TO OFFER A BROADER ARRAY OF PRODUCTS AND SUPPORT SERVICES TO AN EXPANDED CUSTOMER BASE. IN ADDITION, THE COMBINED COMPANY WOULD TAKE ADVANTAGE OF COST SAVINGS AND EFFICIENCIES RESULTING FROM ECONOMIES OF SCALE IN RESEARCH AND DEVELOPMENT, MARKETING, PRODUCTION AND SOURCING.

        - ENHANCED CAPABILITY TO TAP FOREIGN MARKETS. THE INCREASED SIZE AND GLOBAL SCOPE OF THE COMBINED COMPANY WILL ENABLE IT TO MORE EFFECTIVELY MARKET ITS PRODUCTS TO CUSTOMERS AROUND THE WORLD. KOLLMORGEN HAS ALREADY ESTABLISHED A LOCAL PRESENCE IN GERMANY, FRANCE, ISRAEL, INDIA, CHINA AND ELSEWHERE. THE COMBINED ENTERPRISE WILL BE WELL-POSITIONED TO BUILD ON THIS FOUNDATION, PARTICULARLY IN EUROPE AND THE PACIFIC RIM. KOLLMORGEN BELIEVES THAT THE COMBINED

          COMPANY WILL BE ABLE TO EXPAND ITS CUSTOMER BASE AND OFFER INTERNATIONAL ON-SITE PRODUCT SUPPORT TO CUSTOMERS, WHILE CONDUCTING MORE EFFECTIVE AND COST-EFFICIENT RESEARCH AND DEVELOPMENT, MARKETING, PRODUCTION AND SOURCING.

        - MANAGEMENT TEAM WITH PROVEN TRACK RECORD. KOLLMORGEN'S MANAGEMENT HAS DELIVERED YEAR OVER YEAR GROWTH IN SALES AND OPERATING INCOME FROM CONTINUING OPERATIONS FROM 1994 THROUGH 1996, AND WILL DO SO AGAIN IN 1997. KOLLMORGEN HAS ACHIEVED THIS BY FOCUSING ON ITS CORE OPERATIONS. KOLLMORGEN ALSO BELIEVES THAT ITS MANAGEMENT HAS MAXIMIZED ITS RETURNS FROM NON-STRATEGIC OPERATIONS. IN ADDITION, KOLLMORGEN'S MANAGEMENT HAS CONSIDERABLE EXPERTISE IN MANAGING DEBT, HAVING REDUCED KOLLMORGEN'S DEBT AND PREFERRED STOCK OBLIGATIONS BY MORE THAN 40% DURING THE PAST THREE FISCAL YEARS AND TRANSITIONED FROM FULLY-SECURED TO UNSECURED CREDIT ARRANGEMENTS.

        - ENHANCED GROWTH OPPORTUNITIES. KOLLMORGEN BELIEVES THAT THE COMBINED ENTERPRISE WILL BE WELL-POSITIONED, STRATEGICALLY, OPERATIONALLY AND FINANCIALLY, TO AGGRESSIVELY PURSUE ATTRACTIVE OPPORTUNITIES FOR EXTERNAL AND INTERNAL GROWTH. KOLLMORGEN IS CONFIDENT THAT THE COMBINED COMPANY'S INCREASED SIZE AND SCOPE WILL ENABLE IT TO BE A LEADER IN THE ACCELERATING CONSOLIDATION OF THE MOTION CONTROL INDUSTRY, AND RAISE ITS VISIBILITY IN THE BUSINESS AND FINANCIAL COMMUNITIES.

           WE BELIEVE THAT THE PROPOSED COMBINATION IS A BOLD, EXCITING INITIATIVE FOR PACIFIC SCIENTIFIC, KOLLMORGEN, AND THE SHAREHOLDERS, CUSTOMERS AND EMPLOYEES OF BOTH COMPANIES. WE ARE FIRMLY COMMITTED TO PURSUING THIS MATTER AND ARE CONVINCED THAT YOUR SHAREHOLDERS WILL STRONGLY SUPPORT OUR PROPOSAL. ALTHOUGH IT IS CLEAR TO US THAT YOU HAVE NOT UP TO NOW GIVEN ADEQUATE CONSIDERATION TO A KOLLMORGEN/PACIFIC SCIENTIFIC COMBINATION, IT IS OUR SINCERE HOPE THAT YOU WILL TAKE THIS OPPORTUNITY TO DO SO. YOUR SHAREHOLDERS DESERVE NO LESS THAN YOUR PROMPT AND FULL CONSIDERATION OF OUR PROPOSAL AND THE OPPORTUNITY TO REALIZE THE FULL BENEFITS OF THIS PROPOSED COMBINATION. WE ARE CERTAIN THAT ONCE YOU HAVE UNDERTAKEN AN INFORMED REVIEW OF OUR PROPOSAL, YOU WILL SHARE IN OUR VISION AND WILL SUPPORT A COMBINATION OF OUR TWO COMPANIES. WE CONTINUE TO BE INTERESTED IN PROCEEDING WITH THIS TRANSACTION ON A FRIENDLY AND EXPEDITIOUS BASIS SO THAT YOUR SHAREHOLDERS, AS WELL AS OURS, CAN BEGIN TO RECEIVE PROMPTLY THE BENEFITS OF OUR OFFER.

           IN ORDER TO ENSURE THAT YOUR SHAREHOLDERS ARE PERMITTED TO CHOOSE FREELY TO ACCEPT OUR OFFER, WE ARE ALSO ANNOUNCING TODAY OUR INTENTION TO SOLICIT CONSENTS TO CALL A SPECIAL MEETING OF PACIFIC SCIENTIFIC'S SHAREHOLDERS TO REMOVE THE INCUMBENT MEMBERS OF PACIFIC SCIENTIFIC'S BOARD OF DIRECTORS AND ELECT OUR NOMINEES TO THE BOARD. SUBJECT TO THEIR FIDUCIARY DUTIES, IF ELECTED WE EXPECT OUR NOMINEES WOULD AMEND THE PACIFIC SCIENTIFIC RIGHTS PLAN OR REDEEM THE RIGHTS TO ENABLE THE CONSUMMATION OF THE PROPOSED TRANSACTION, APPROVE THE PROPOSED TRANSACTION IF REQUIRED UNDER PACIFIC SCIENTIFIC'S CHARTER, AND TAKE ALL OTHER ACTIONS NECESSARY TO REMOVE ANY IMPEDIMENTS TO YOUR SHAREHOLDERS' ABILITY TO ACCEPT OUR OFFER. WE ALSO INTEND TO SUBMIT A PROPOSAL DESIGNED TO PREVENT THE CURRENT BOARD FROM TAKING ANY ACTIONS TO FRUSTRATE THE ABILITY OF PACIFIC SCIENTIFIC'S SHAREHOLDERS TO DETERMINE THE FUTURE OF THEIR COMPANY.

           WE ARE ALSO TODAY COMMENCING LITIGATION AGAINST PACIFIC SCIENTIFIC AND THE PACIFIC SCIENTIFIC BOARD IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA SEEKING TO ASSURE PACIFIC SCIENTIFIC'S SHAREHOLDERS THE RIGHT TO REPLACE THE PACIFIC SCIENTIFIC BOARD AND AN OPPORTUNITY TO ACCEPT OUR OFFER AND PROPOSED MERGER.

           WE URGE THE PACIFIC SCIENTIFIC BOARD OF DIRECTORS TO FACILITATE THE PROPOSED TRANSACTION AND REMOVE ALL OBSTACLES TO THE REALIZATION OF EXCEPTIONAL VALUE BY YOUR SHAREHOLDERS. AS INDICATED ABOVE, OUR PREFERENCE IS TO PROCEED WITH THE PROPOSED TRANSACTION ON A FRIENDLY BASIS AND WITH THE SUPPORT OF PACIFIC SCIENTIFIC'S MANAGEMENT AND BOARD OF DIRECTORS. ACCORDINGLY, WE AND OUR

       ADVISORS REMAIN READY AND WILLING TO MEET WITH YOU AND YOUR ADVISORS AT ANY TIME TO DISCUSS OUR PROPOSAL AND COMMENCE THE NEGOTIATION OF DEFINITIVE DOCUMENTATION FOR THE TRANSACTION.

           WE LOOK FORWARD TO HEARING FROM YOU.

                                              VERY TRULY YOURS,
                                              GIDEON ARGOV
                                              CHAIRMAN, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

        CC:  MEMBERS OF THE BOARD OF DIRECTORS
           OF PACIFIC SCIENTIFIC COMPANY

    Later that same day, Kollmorgen commenced the Offer and the Solicitation and filed definitive consent solicitation materials and a related registration statement with the Commission.

    Also on December 15, 1997, Kollmorgen commenced litigation against Pacific Scientific and the Pacific Scientific Board in the United States District Court for the Central District of California seeking, among other things, an order (i) declaring that failure to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger for purposes of Article Fifth would constitute a breach of the Pacific Scientific Board's fiduciary duties to Pacific Scientific shareholders under California law, (ii) invalidating the Rights or compelling the Pacific Scientific Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) compelling the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth and (iv) enjoining the Pacific Scientific Board from taking any actions to interfere with the Offer, the Solicitation or the Proposed Merger.

                              THE SPECIAL MEETING

    In order to facilitate the Proposed Combination, Kollmorgen will be soliciting consents to call the Special Meeting in order to remove the entire Pacific Scientific Board, fill the vacancies created thereby with the Kollmorgen Nominees and approve the Bylaw Repeal Proposal. The Kollmorgen Nominees are expected to take all actions as may be necessary, subject to their fiduciary duties under applicable law, to facilitate the Proposed Combination by means of the Offer and the Proposed Merger. The Bylaw Repeal Proposal would repeal any and all provisions of the Pacific Scientific Bylaws, that have not been duly filed by Pacific Scientific with the Commission prior to August 11, 1997, including any and all amendments to the Pacific Scientific Bylaws adopted on or after December 15, 1997. The Bylaw Repeal Proposal is intended to rescind any actions taken by the Pacific Scientific Board as part of its efforts to create obstacles to the Proposed Combination, including the Offer and the Proposed Merger. Kollmorgen is furnishing to Pacific Scientific shareholders along with this Consent Solicitation Statement/ Prospectus a Form of Consent (pursuant to
Article III, Sections 3 and 10 of the Pacific Scientific Bylaws and Chapter 13 of the California General Corporation Law (the "CGCL")) for use in giving your consent to call the Special Meeting. The Special Meeting will be held on February 4, 1998 or, if later, on the thirty-sixth day following the date on which the requisite number of consents to call the Special Meeting are delivered to Pacific Scientific. After the Special Meeting has been called, Kollmorgen will solicit proxies from you in support of its proposals by sending you a proxy statement and a proxy card for use therewith.

WHY YOU SHOULD CONSENT TO CALL THE SPECIAL MEETING

    Kollmorgen believes that the Proposed Combination would offer benefits to the shareholders of both Pacific Scientific and Kollmorgen, but to date, the Pacific Scientific Board has been unwilling to negotiate a business combination between the two companies. Nevertheless, Pacific Scientific shareholders have the power to determine Pacific Scientific's future by removing the current Pacific Scientific directors at the Special Meeting. By delivering a consent in favor of calling the Special Meeting, Pacific Scientific shareholders can choose a new direction for their company and take the first step towards the creation of a new board of directors which is expected, subject to its fiduciary duties, to be committed to creating immediate and long-term value for the Pacific Scientific shareholders through the realization of the Proposed Combination.

                               CONSENT PROCEDURES

ACTION BY CONSENT

    Pursuant to Section 701 of the CGCL, the Record Date for the determination of shareholders entitled to give consent to the proposed actions is the date on which the first such consent is given. Each outstanding share of Pacific Scientific Common Stock as of the Record Date will entitle the holder thereof to one vote by written consent.

    The consent of Pacific Scientific Common Shares represented by a Form of Consent that is returned properly signed will be given in accordance with the instructions indicated on that Form of Consent. If a Form of Consent is signed and returned without instructions, the consent of such Pacific Scientific Common Shares will be given "FOR" calling the Special Meeting.

    Shareholders of Pacific Scientific may revoke their consents by delivering a written notice of revocation to Kollmorgen in care of Georgeson & Company Inc. ("Georgeson") at the address set forth on the back cover of this Consent Solicitation Statement/Prospectus. Although a revocation is effective if delivered to the Secretary of Pacific Scientific, Kollmorgen requests that either the original or photostatic copies of all revocations be mailed or faxed to Kollmorgen in care of Georgeson at the address of facsimile number set forth on the back of this Consent Solicitation Statement/Prospectus so that Kollmorgen will be aware of all revocations and can more accurately determine if and when consents have been received from enough holders of Pacific Scientific Common Stock to call the Special Meeting.

ACTION BY WRITTEN CONSENT REQUIREMENTS

    Pursuant to Section 600 of the CGCL and the Pacific Scientific Bylaws, the consent of the holders of not less than 10% of the votes entitled to be cast by the holders of shares of Pacific Scientific Common Stock outstanding and entitled to vote will be necessary to call the Special Meeting.

                       THE OFFER AND THE PROPOSED MERGER

TERMS OF THE OFFER AND THE PROPOSED MERGER

    On December 9, 1997, Kollmorgen delivered a letter to the Chief Executive Officer of Pacific Scientific outlining the Proposed Combination. To date Pacific Scientific has declined to enter into negotiations concerning a business combination with Kollmorgen. Consequently, on December 15, 1997, Kollmorgen delivered a letter to the Pacific Scientific Board again proposing the Proposed Combination and commenced the Offer and the Solicitation. The Offer is being made for 6,347,241 Pacific Scientific Common Shares, or such greater or lesser number of Pacific Scientific Common Shares that, when added to the number of Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, would constitute the Minimum Number of Pacific Scientific Common Shares, at a price of $20.50 per Pacific Scientific Common Share, net to the seller in cash. The Offer is subject to the terms and conditions set forth in the Offer to Purchase and in the Letter of Transmittal, copies of which can be obtained by contacting from Georgeson at the address set forth on the back cover hereof.

    Kollmorgen is seeking to negotiate with Pacific Scientific a definitive merger agreement providing for the Proposed Combination pursuant to which Pacific Scientific would, as soon as practicable following consummation of the Offer, consummate the Proposed Merger. At the Effective Time, each Pacific Scientific Common Share then outstanding (other than Pacific Scientific Common Shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and Pacific Scientific Common Shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Kollmorgen) will be converted into the right to receive $20.50 of Kollmorgen Common Stock. The exact number of shares of Kollmorgen Common Stock into which each Pacific Scientific Common Share will be converted will be determined by dividing $20.50 by the Average Kollmorgen Share Price. In the event that the Average Kollmorgen Share Price during such period is less than $15.19 or greater than $18.56, the exchange ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or
1.104 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share. In such event, Pacific Scientific shareholders could receive Kollmorgen Common Stock in the Proposed Merger with a value of greater or less than $20.50.

    In the event that the Proposed Merger is consummated, shares of Pacific Scientific Common Stock will cease to be listed on the NYSE.

    Subject to the terms and conditions of the Proposed Merger and in accordance with the CGCL and the Delaware General Corporation Law, Pacific Scientific will be merged with and into Purchaser. Purchaser will be the surviving corporation in the Proposed Merger, and will continue its corporate existence under Delaware law. Kollmorgen reserves the right to cause Purchaser to amend the Offer and/or the Proposed Merger (including amending the number of Pacific Scientific Common Shares to be purchased, the purchase price therefor, the proposed merger consideration and the surviving entity in the Proposed Merger) at any time, including upon entering into a merger agreement with Pacific Scientific, or to negotiate a merger agreement with Pacific Scientific in connection with a merger not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Pacific Scientific Common Shares would, upon consummation of such merger, be converted into cash and Kollmorgen Common Stock in such amounts as are negotiated by Kollmorgen and Pacific Scientific; provided, however, that Kollmorgen has no intention of reducing the consideration paid to Pacific Scientific shareholders below that being offered in the Offer and the Proposed Merger.

    Consummation of the Offer is subject to the fulfillment of a number of conditions, including, without limitation, the following:

    MINIMUM CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer at least the Minimum Number of Pacific Scientific Common Shares (the "Minimum Condition"). Purchaser reserves the right (subject to the applicable rules and regulations of the Commission), which it currently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Pacific Scientific Common Shares.

    HSR CONDITION. Consummation of the Offer is conditioned upon the expiration or termination of any applicable waiting periods under the HSR Act (the "HSR Condition"). On December 15, 1997, Kollmorgen filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") Premerger Notification and Report Forms under the HSR Act with respect to the Offer. Accordingly, Kollmorgen anticipates that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on December 30, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting periods.

    FINANCING CONDITION. Consummation of the Offer is conditioned upon Kollmorgen and Purchaser obtaining, prior to the expiration of the Offer, on terms satisfactory to Kollmorgen, in its sole discretion, sufficient financing to enable consummation of the Offer and the Proposed Merger (the "Financing Condition"). Kollmorgen has entered into a binding commitment letter, dated December 9, 1997, with Salomon Smith Barney and its affiliate Salomon Brothers Holding Company Inc in which Salomon Brothers Holding Company Inc has committed, subject to the conditions set forth therein, to provide such financing, consisting of a fully secured financing in the syndicated loan market in the principal amount of $300 million.

    RIGHTS CONDITION. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the Rights have been redeemed or invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"). The Rights are described in the Pacific Scientific Current Report on Form 8-K filed on February 16, 1996, and a brief summary of the Rights is provided below.

    Kollmorgen expects that, if elected, and subject to their fiduciary duties under applicable law, the Kollmorgen Nominees would cause the Pacific Scientific Board to amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied.

    ARTICLE FIFTH CONDITION. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the Offer and the Proposed Merger have been approved (if necessary) for purposes of Article Fifth or Article Fifth, has been invalidated or is otherwise satisfied with respect to the Offer and the Proposed Merger (the "Article Fifth Condition").

    Kollmorgen expects that, if elected, and subject to their fiduciary duties under applicable law, the Kollmorgen Nominees would cause the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth.

    KOLLMORGEN SHAREHOLDER APPROVAL CONDITION. Consummation of the Offer is conditioned upon the approval of shareholders of Kollmorgen of the issuance of the Kollmorgen Common Stock to be issued in the Proposed Merger. Kollmorgen intends to hold a special meeting of its shareholders on or about January 28, 1998 for the purpose of approving the issuance of Kollmorgen Common Stock in the Proposed Merger. See "Subsequent Votes Relating to the Proposed Merger--Kollmorgen Shareholder Vote Required".

    The foregoing is only a summary of certain principal terms and conditions of the Offer and is qualified in its entirety by reference to the Offer to Purchase, which can be obtained by contacting Georgeson at the address set forth on the back cover hereof.

CERTAIN LITIGATION

    On December 15, 1997, Kollmorgen commenced litigation against Pacific Scientific and the Pacific Scientific Board in the United States District Court for the Central District of California seeking, among other things, an order (i) declaring that failure to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger for purposes of Article Fifth would constitute a breach of the Pacific Scientific Board's fiduciary duties to Pacific Scientific shareholders under California law, (ii) invalidating the Rights or compelling the Pacific Scientific Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) compelling the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth, and
(iv) enjoining the Pacific Scientific Board from taking any actions to interfere with the Offer, the Solicitation or the Proposed Merger.

                                 THE COMPANIES

KOLLMORGEN

    Kollmorgen believes it is one of the major worldwide manufacturers of high performance electronic motion control components and systems. Kollmorgen's products include brushless, permanent magnet motors and associated electronic servo amplifiers and controllers. Kollmorgen also manufacturers integrated electromechanical actuators and periscopes, as well as stabilized weapons control systems for ground vehicles and naval vessels. These products and systems are manufactured by Kollmorgen in the United States, France, Germany, Israel, India, Vietnam and the People's Republic of China, and are sold around the world by Kollmorgen's separate sales and marketing organizations for each of the commercial and industrial and aerospace and defense markets.

    Kollmorgen's commercial and industrial products are sold to original equipment manufacturers of machine tools, robotics, electronic, semi-conductor and automation equipment, packaging and textile machinery, medical instruments and equipment, office automation and computer peripherals.

    Kollmorgen's aerospace and defense products include components and systems for secondary flight controls, utility actuators, airborne power conversion equipment, radar pedestals, weapons directors, periscopes and missiles. A wholly owned subsidiary of Kollmorgen, Proto-Power Corporation, provides engineering services to domestic fossil and nuclear electric companies and independent power producers.

PURCHASER

    Purchaser, a wholly owned subsidiary of Kollmorgen, was formed in December 1997 by Kollmorgen solely for the purpose of effecting the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger.

PACIFIC SCIENTIFIC

    According to the Pacific Scientific 1996 Form 10-K, Pacific Scientific manufactures and sells the products of two segments -- electrical equipment and safety equipment. The electrical equipment segment produces: electric motors and generators and related motion control devices such as controllers and drivers; electronic instruments for particle measurement; electromechanical and electronic controls for use mainly by electric utilities, including the controls for street and highway lighting and electronic ballasts for fluorescent lights. The safety equipment segment produces: fire detection and suppression equipment; personnel safety restraints; mechanical and electromechanical flight control components; and pyrotechnics. This segment also provides service for products already delivered to customers. These products are used mainly in commercial and military aircraft and vehicles, but are also used in a variety of other commercial and industrial applications.

                           FORWARD-LOOKING STATEMENTS

    This Consent Solicitation Statement/Prospectus, the Registration Statement on Form S-4 of which the Consent Solicitation Statement/Prospectus forms a part (the "Registration Statement"), exhibits thereto and the information incorporated by reference therein contain forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among other matters, the forward-looking statements include, without limitation, the information about the business, strategy, plans and objectives, operations, planned capital expenditures, management, forecasted operating results and operating statistics and potential financial condition, revenue enhancements, cost savings and accretion to earnings and pro forma financial information, with respect to the combined company, and the information concerning the Proposed Combination.

    All discussions of the operations of the combined companies include forward-looking statements. Forward-looking statements also include, without limitation, those preceded or followed by or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions. All forward-looking statements included in this Consent Solicitation Statement/Prospectus and, the Registration Statement, exhibits and information incorporated by reference, are based on the information available to Kollmorgen on the date of this Consent Solicitation Statement/Prospectus and in the case of the information incorporated by reference on the basis of information available to Kollmorgen on the date of the documents in which such forward-looking statements are contained. Kollmorgen undertakes no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    The forward-looking statements are subject to a number of factors that could cause actual results to differ materially from Kollmorgen's current expectation, all of which are difficult to predict accurately and many of which are beyond the control of Kollmorgen. Certain factors, in addition to other factors not listed herein or discussed in the information incorporated by reference herein, could cause the actual results to differ materially from those expressed or implied in the forward-looking statements made herein. Such factors include those discussed under "Risk Factors" as well as: materially adverse changes in U.S. and international economic conditions, in Kollmorgen's industry and in the markets served by Kollmorgen and Pacific Scientific; lower than expected revenues from the sale of its existing products and services because of changes in product demand and market acceptance; the effect of competitive products, development of new technologies and pricing from large, multinational motion technology competitors (both current and emerging), many of which have greater financial, technical, marketing and other resources; unanticipated product development costs; moderating growth rates in commercial lines of business; lack of market acceptance of new products because of lower than expected levels of customer demand, technological difficulties in these newly introduced products, or the timeliness of these product introductions; unanticipated reduction in existing utility customers' requirements for engineering services; increased working capital needs; unexpected capital expenditure requirements; difficulty in obtaining favorable financing arrangements either due to an unfavorable institutional lending environment or the inability to obtain financing because of leverage; the inability to achieve expected synergies; fluctuations in foreign currency exchange rates; and a significant delay in the expected completion of the Proposed Merger. All subsequent written or oral forward-looking statements attributable to Kollmorgen or to persons acting on its behalf are qualified in their entirety by the preceding cautionary statements.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                   KOLLMORGEN
       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Seidel          Servotronix
                                         January 1, 1997   January 1, 1997                Kollmorgen
                                               to                to                        Pro Forma
                            Kollmorgen    June 9, 1997      April 1, 1997     Pro Forma    Adjusted
                            Historical    Historical(a)     Historical(a)    Adjustments  Historical
                            -----------  ---------------  -----------------  -----------  -----------
Revenues..................   $ 163,054      $   9,591         $     543                    $ 173,188
Cost of Revenues..........     113,590          6,622               329                      120,541
                            -----------       -------             -----                   -----------
Gross Margin..............      49,464          2,969               214                       52,647
Operating Expenses:
  Sales, Marketing,
    General and
    Administrative........      32,131          1,734                95                       33,960
  Research and
    Development...........       7,249            334               125                        7,708
  Acquired Research and
    Development...........      11,391         --                --           $ (11,391)(b)     --
  Amortization of
    Goodwill..............         284         --                --                 242(c)        526
                            -----------       -------             -----      -----------  -----------
Operating Income (Loss)...      (1,591)           901                (6)         11,149       10,453
Other Income (Expense),
  Net.....................      (2,646)           (32)                6             816(d)     (1,856)
                            -----------       -------             -----      -----------  -----------
Income (Loss) Before
  Taxes...................      (4,237)           869            --              11,965        8,597
Provision for Income
  Taxes...................      (1,978)        --                --                (335)(e)     (3,095)
                                                                                   (782)(e)
                            -----------       -------             -----      -----------  -----------
Net Income (Loss) from
  Continuing Operations
  before Investment in
  Joint Venture...........      (6,215)           869            --              10,848        5,502
Joint Venture:
  Equity in Earnings......       1,430         --                --              (1,430)(d)     --
  Gain on Sale of
    Investment, Net of
    Taxes.................      24,321         --                --             (24,321)(d)     --
                            -----------       -------             -----      -----------  -----------
Net Income................   $  19,536      $     869         $  --           $ (14,903)   $   5,502
                            -----------       -------             -----      -----------  -----------
                            -----------       -------             -----      -----------  -----------
Net Income per Share--
  Fully Diluted...........   $    1.87         --                --                        $    0.53
Weighted Average Number of
  Common Shares
  Outstanding.............      10,444         --                --                           10,444

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN
       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      KOLLMORGEN'S                                KOLLMORGEN
                                                                        MACBETH        FRENCH                     PRO FORMA
                            KOLLMORGEN     SEIDEL      SERVOTRONIX      DIVISION     INSTRUMENT     PRO FORMA      ADJUSTED
                            HISTORICAL   HISTORICAL(A) HISTORICAL(A) HISTORICAL(F)    GROUP(G)     ADJUSTMENTS    HISTORICAL
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
Revenues.................   $  230,424    $  19,179     $   2,566      $  (32,104)    $    (932)                  $  219,133
Cost of Revenues.........      152,928       13,346         1,307         (15,819)         (848)                     150,914
                           ------------  -----------  -------------  --------------  -----------                 ------------
Gross Margin.............       77,496        5,833         1,259         (16,285)          (84)                      68,219
Operating Expenses:
  Sales, Marketing,
    General and
    Administrative.......       51,918        4,107           365         (10,027)         (822)                      45,541
  Research and
    Development..........       12,143          822           813          (2,744)         (364)                      10,670
  Amortization of
    Goodwill.............       --           --            --              --            --         $     701(c)         701
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
Operating Income
  (Loss).................       13,435          904            81          (3,514)        1,102          (701)        11,307
Other Income (Expense),
  Net....................       (4,531)        (133)          (81)            120        --             1,593(d)      (3,032)
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
Income (Loss) Before
  Taxes..................        8,904          771        --              (3,394)        1,102           892          8,275
Provision for Income
  Taxes..................       --           --            --              --            --              (478)(e)      (2,317)
                                                                                                       (1,839)(e)
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
Net Income (Loss)........        8,904          771        --              (3,394)        1,102        (1,425)         5,958
Preferred Dividends......         (285)      --            --              --            --                             (285)
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
Income Available to
  Common Shareholders....   $    8,619    $     771     $  --          $   (3,394)    $   1,102     $  (1,425)    $    5,673
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
                           ------------  -----------  -------------  --------------  -----------  -------------  ------------
Net Income per Share -
  Fully Diluted..........   $     0.86       --            --              --            --            --         $     0.56
Weighted Average Number
  of Common Shares
  Outstanding............       10,042       --            --              --            --            --             10,042

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN
              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    On April 2, 1997, Kollmorgen acquired Servotronix, a developer and manufacturer of motion control technology that is headquartered in Israel. On June 10, 1997, Kollmorgen acquired Seidel, a developer and manufacturer of motion control technology that is headquartered in Germany. Both acquisitions were accounted for as purchases and together, resulted in an in-process research and development charge of $11,391 in 1997.

    The pro forma adjusted historical consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the acquisitions by Kollmorgen of Seidel and Servotronix, and the disposal of Macbeth had occurred at January 1, 1996.

    The pro forma adjusted historical consolidated statements of operations are intended for information purposes and are not necessarily indicative of actual results had the transactions occurred as of the date indicated above, nor do they purport to indicate the future results of operations.

    These pro forma adjusted historical consolidated statements of operations should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Current Report on Form 8-K filed January 31, 1997 and Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997. The pro forma adjusted historical consolidated statements of operations do not give effect to any potential cost savings and synergies that could result from the Servotronix and Seidel acquisitions.

  B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS

    (a) These columns represent the unaudited historical results of operations of Seidel and Servotronix for the period prior to Kollmorgen's acquisition. Upon acquisition these operations became part of Kollmorgen's historical financial statements.

    (b) This adjustment eliminates the charge for acquired in-process research and development costs recognized principally upon the acquisition of Seidel and Servotronix. Since these amounts are not continuing expenditures of Kollmorgen, they are deducted from the historical consolidated statement of operations to arrive at the Kollmorgen pro forma adjusted historical financial statements.

    (c) These adjustments reflect the goodwill amortization for the periods, assuming both acquisitions occurred at January 1, 1996. The goodwill resulting from the acquisitions of Seidel and Servotronix of $10,509 which reflects the aggregate excess purchase price over the fair value of net assets acquired and in-process research and development. Goodwill attributable to these acquisitions is being amortized over 15 years. For purposes of allocating the acquisition costs among the various assets acquired, the carrying value of the acquired assets approximated their fair value, with all the excess of such acquisition costs being attributed to in-process acquired research and development and goodwill. It is Kollmorgen's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. All material intercorporate transactions were eliminated.

                                   KOLLMORGEN
              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

  B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
    (d) Effective December 31, 1996, Kollmorgen contributed its Macbeth business to a joint venture for a 48% interest. The investment was accounted for under the equity method. In the second quarter of 1997, Kollmorgen sold its interest in the joint venture for a gain of $24,321, which has been eliminated as a pro forma adjustment. The $1,430 adjustment represents the elimination of Kollmorgen's proportionate earnings of the joint venture from the beginning of the period through the time of the sale. Kollmorgen used a portion of the proceeds from the sale of its interest in the joint venture to repay the outstanding balance of a $25 million term loan. Accordingly, interest expense related to this debt of $816 and $1,593, has been excluded from these pro forma statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

    (e) These adjustments represent (i) the estimated income tax effect of the pro forma adjustments at the blended statutory rates of 36% and 28% for 1997 and 1996, respectively, and (ii) an increase in income tax provision that would have resulted from the full utilization of net operating loss carryforwards had the gain on sale of investment in Macbeth occurred at January 1, 1996.

    (f) This column represents the historical results of operations of Macbeth for the period prior to December 31, 1996, the effective date of Kollmorgen's contribution of that business to a joint venture, at which point those operations were accounted for on the equity method in Kollmorgen's historical financial statements.

    (g) In March 1996, Kollmorgen sold a portion of its instrumentation business located in France for its book value. This column represents the elimination of the results of this business for 1996.

                                   KOLLMORGEN
       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    KOLLMORGEN
                                                     PRO FORMA       PACIFIC
                                                     ADJUSTED       SCIENTIFIC      PRO FORMA
                                                    HISTORICAL    HISTORICAL(A)    ADJUSTMENTS    PRO FORMA
                                                    -----------  ----------------  ------------  -----------
Revenues..........................................   $ 173,188     $    227,744                  $   400,932
Cost of Revenues..................................     120,541          154,428                      274,969
                                                    -----------  ----------------                -----------
Gross Margin......................................      52,647           73,316                      125,963
Operating Expenses:
  Sales, Marketing, General and Administrative....      33,960           47,397                       81,357
  Research and Development........................       7,708            9,880                       17,588
  Amortization of Goodwill........................         526          --          $    8,537(b)       9,063
                                                    -----------  ----------------  ------------  -----------
Operating Income..................................      10,453           16,039         (8,537)       17,955
Other Income (Expense), Net.......................      (1,856)          (1,630)        (8,838)(c)     (12,967)
                                                                                          (643)(c)
                                                    -----------  ----------------  ------------  -----------
Income Before Taxes...............................       8,597           14,409        (18,018)        4,988
Provision for Income Taxes........................      (3,095)          (5,384)         3,792(d)      (4,686)
                                                    -----------  ----------------  ------------  -----------
Net Income from Continuing Operations.............   $   5,502     $      9,025     $  (14,226)  $       302
                                                    -----------  ----------------  ------------  -----------
                                                    -----------  ----------------  ------------  -----------
Net Income per Share from Continuing Operations -
  Fully Diluted                                      $    0.53   $         0.73                  $      0.02
Weighted Average Number of Common Shares
  Outstanding.....................................      10,444           12,443        (12,443  (e)      18,226
                                                                                         7,782 (e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        KOLLMORGEN
                                                         PRO FORMA     PACIFIC
                                                         ADJUSTED     SCIENTIFIC    PRO FORMA
                                                        HISTORICAL   HISTORICAL(F) ADJUSTMENTS    PRO FORMA
                                                        -----------  ------------  ------------  -----------
Revenues..............................................   $ 219,133    $  294,779                 $   513,912
Cost of Revenues......................................     150,914       203,074                     353,988
                                                        -----------  ------------                -----------
Gross Margin..........................................      68,219        91,705                     159,924
Operating Expenses:
    Sales, Marketing, General and
      Administrative..................................      45,541        63,569                     109,110
    Research and Development..........................      10,670        15,974                      26,644
    Cost of Solium Restructuring and Other............      --             7,500                       7,500
    Amortization of Goodwill..........................         701        --        $   11,383(b)      12,084
                                                        -----------  ------------  ------------  -----------
Operating Income......................................      11,307         4,662       (11,383)        4,586
Other Income (Expense), Net...........................      (3,032)       (4,362)      (11,785)(c)     (20,036)
                                                                                          (857)(c)
                                                        -----------  ------------  ------------  -----------
Income (Loss) Before Taxes............................       8,275           300       (24,025)      (15,450)
Benefit (Provision) for Income Taxes..................      (2,317)         (131)        5,057(d)       2,609
                                                        -----------  ------------  ------------  -----------
Net Income (Loss).....................................       5,958           169       (18,968)      (12,841)
Preferred Dividends...................................        (285)       --            --              (285)
                                                        -----------  ------------  ------------  -----------
Income Available to Common
  Shareholders........................................   $   5,673    $      169    $  (18,968)  $   (13,126)
                                                        -----------  ------------  ------------  -----------
                                                        -----------  ------------  ------------  -----------
Net Income (Loss) per Share -- Fully
  Diluted.............................................   $    0.56    $     0.01                 $     (0.74)
Weighted Average Number of Common
  Shares Outstanding..................................      10,042        12,457       (12,457)(e)      17,824
                                                                                         7,782(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      PACIFIC        PRO FORMA
                                                     KOLLMORGEN      SCIENTIFIC     ADJUSTMENTS    PRO FORMA
                                                     -----------  ----------------  ------------  -----------
                      ASSETS
Current Assets:
  Cash and Cash Equivalents........................   $  17,881     $      3,174                  $    21,055
  Accounts Receivable, Net.........................      41,367           51,078                       92,445
  Inventories......................................      25,486           54,611                       80,097
  Deferred Income Taxes............................          --            9,986                        9,986
  Other Current Assets.............................       6,385            6,946                       13,331
                                                     -----------  ----------------                -----------
  Total Current Assets.............................      91,119          125,795                      216,914
Property and Equipment, Net........................      26,006           49,411                       75,417
Note Receivable....................................          --            8,700                        8,700
Investment in Joint Venture........................      14,483               --                       14,483
Other Assets, Net..................................      10,536           36,894     $    6,000(c)      53,430
Goodwill, Net......................................          --               --        170,744(g)     170,744
                                                     -----------  ----------------  ------------  -----------
Total Assets.......................................   $ 142,144     $    220,800     $  176,744   $   539,688
                                                     -----------  ----------------  ------------  -----------
                                                     -----------  ----------------  ------------  -----------
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities.........   $  49,759     $     22,874                  $    72,633
  Other Current Liabilities........................      13,153           13,908                       27,061
  Reserve for Discontinued Solium Operation........          --            4,593                        4,593
                                                     -----------  ----------------                -----------
  Total Current Liabilities........................      62,912           41,375                      104,287
Long-Term Obligations..............................      37,249           76,560     $  147,309(c)     261,118
Minority Interest..................................          72               --             --            72
                                                     -----------  ----------------  ------------  -----------
Total Liabilities..................................     100,233          117,935        147,309       365,477
Stockholders' Equity...............................      41,911          102,865        132,300(h)     174,211
                                                                                       (102,865)(h)
                                                     -----------  ----------------  ------------  -----------
Total Liabilities and Stockholders' Equity.........   $ 142,144     $    220,800     $  176,744   $   539,688
                                                     -----------  ----------------  ------------  -----------
                                                     -----------  ----------------  ------------  -----------

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    The pro forma combined condensed consolidated financial statements are prepared assuming that Kollmorgen has merged with Pacific Scientific, a manufacturer of high-performance rotating electrical equipment, including motors, generators and alternators. The Proposed Combination will be effected through the exchange of approximately 7,782,000 shares of common stock of Kollmorgen and cash of $132,309, resulting in a total estimated purchase price, including other costs of approximately $15,000, of approximately $279,609. The shares of Kollmorgen common stock are assumed to be issued at a value of $17.00 per share, which reflects the closing price of the Company's common stock as of December 10, 1997. This share price differs from the December 12, 1997 share price of $16.88 referred to elsewhere in the Consent Solicitation/Prospectus. Application in these pro forma statements of the $16.88 per share value would not materially impact the pro forma values presented herein. The ultimate number of shares issued to acquire Pacific Scientific will be in the range of approximately 7,007,880 to 8,569,043 shares, dependent upon the 20-day average closing price of Kollmorgen Common Stock five days prior to closing. Kollmorgen has ascribed no value to Pacific Scientific's preferred stock purchase rights which will be acquired in the Proposed Combination. A change in the number of shares issued upon final consummation of the proposed transaction from the amounts assumed above would effect the pro forma net income per share for the periods presented. The transaction will be accounted for as a purchase.

    The pro forma combined condensed consolidated balance sheet includes the financial statements of Kollmorgen and Pacific Scientific at September 30, 1997, as if the Proposed Combination had occurred on that date.

    The pro forma combined condensed consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the Proposed Combination had occurred at January 1, 1996.

    The pro forma combined condensed consolidated financial statements are intended for information purposes and are not necessarily indicative of actual results had the Proposed Combination occurred as of the dates indicated above, nor do they purport to indicate the future consolidated financial position or future results of operations of the combined entity. Pacific Scientific's historical financial data was derived from Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1996, and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997. For Kollmorgen's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Consolidated Statement of Operations" for the nine months ended September 30, 1997 and the year ended December 31, 1996 presented elsewhere herein. These combined condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Form 10-Q for the nine month period ended September 30, 1997, Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1997 and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997.

  B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS

    (a) Pacific Scientific's statement of operations as presented on Form 10-Q for the nine months ended September 26, 1997, reflects a Loss from Discontinued Operations of $13,563, Net Loss of

$4,358, Loss per share on Discontinued Operations of $1.09 and Net Loss per share of $0.36. This pro forma statement reflects only results from continuing operations.

    (b) These pro forma adjustments reflect the amortization of goodwill assumed to be generated in the Proposed Combination over the estimated useful life of fifteen years on a straight-line basis. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. A determination of the fair value of incomplete technology, if any, is subject to a detailed analysis of the tangible and intangible assets related to in-process research and development on new products of Pacific Scientific. The value assigned to in-process research and development could result in a material charge to operations at consummation of the transaction and a corresponding reduction in the amounts to be amortized. There were no intercorporate transactions that required elimination.

    (c) The pro forma combined condensed consolidated balance sheet reflects Kollmorgen's securing the Loan as if the issuance occurred on September 30, 1997. The term loan is payable over seven years. The Loan accrues interest at a rate of LIBOR plus 2%. At the date of the Proposed Combination, this interest rate is assumed to be 8%. The pro forma combined condensed consolidated statements of operations include the interest expense associated with the Loan as if the issuance occurred at January 1, 1996 of $8,838 and $11,785, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Under applicable pro forma rules, interest income associated with the proceeds from the Loan, which may partially offset the interest expense, is not included in the pro forma statements of operations. Estimated debt issuance costs of $6,000 for credit facility commitment fees have been included in other long-term assets and are being amortized over the term of the Loan. Amortization of debt issuance costs on the Loan for the nine months ended September 30, 1997 and the year ended December 31, 1996 are estimated to be $643 and $857, respectively.

    (d) This adjustment represents the estimated income tax effect of the pro forma adjustments using a combined U.S. federal and state statutory rate of 40% for both 1996 and the first nine months in 1997.

    (e) The pro forma adjustments reflect the exchange of Pacific Scientific's weighted average number of common shares outstanding of 12,443,000 and 12,457,000, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, and the issuance of Kollmorgen's common shares to be exchanged in the transaction of 7,782,000 assuming an exchange ratio of
1.2 shares of Kollmorgen Common Stock for one share of Pacific Scientific Common Stock for those shares outstanding as of September 26, 1997 not exchanged for cash.

    (f) The Pacific Scientific historical financial statements for 1996 included in these pro forma combined condensed consolidated financial statements include the results of operations of Pacific Scientific's Solium business, which was discontinued in 1997. Had the pro forma financial statements been adjusted to exclude the Solium business, net sales would have decreased by $2,416, and pre-tax income would have increased by $14,541.

    (g) The pro forma adjustment reflects the excess purchase price over the fair value of net assets assumed to be acquired of $170,744. Estimated transaction related costs of $9,000 for investment banker fees, accounting and legal fees, and other various deal costs have been included in the determination of goodwill. For purposes of these pro forma financial statements, the fair value of the assets acquired is estimated to be equivalent to the historical financial statement balance as of the date of acquisition. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and a charge for incomplete technology is subject to final determination of their respective fair values.

    (h) The pro forma combined condensed consolidated balance sheet reflects an increase for the value of 7,782 common shares at $17.00 per share assumed to be issued by Kollmorgen in the Proposed Merger to Pacific Scientific shareholders of $132,300, and an elimination of the net equity of Pacific Scientific of $102,865.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion, subject to the limitations set forth herein, describes the material federal income tax consequences of the Offer and the Proposed Merger to holders of Pacific Scientific Common Shares who hold Pacific Scientific Common Shares as capital assets and exchange Pacific Scientific Common Shares for cash and/or shares of Kollmorgen Common Stock pursuant to the Offer and the Proposed Merger and represents the opinion of Shearman & Sterling, special tax counsel to Kollmorgen. The tax consequences to a specific shareholder may vary depending upon such shareholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Pacific Scientific Common Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign shareholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and shareholders who acquired such Pacific Scientific Common Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Consent Solicitation Statement/Prospectus, as well as regulations promulgated thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations and does not address state, local or foreign tax laws. Since the Offer is conditioned upon, among other events, the Rights having been redeemed or invalidated or being otherwise inapplicable to the Offer and the Proposed Merger, this tax discussion assumes the satisfaction of such condition and thus no allocation of consideration to the Rights or the Rights Certificates. No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Offer and the Proposed Merger and, thus, there can be no assurance that the IRS will agree with the discussion set forth below.

    The exchange of Pacific Scientific Common Shares for cash and/or shares of Kollmorgen Common Stock pursuant to the Offer and the Proposed Merger should, if consummated as currently anticipated, be treated as a single integrated transaction for federal income tax purposes. Although it cannot be determined at this time, if the Offer and the Proposed Merger are so treated, and assuming certain other requirements are satisfied, the Offer and the Proposed Merger, taken together, will be treated for federal income tax purposes as an exchange pursuant to a plan of "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. In such event, the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock in the Proposed Merger would qualify for nonrecognition treatment as part of a reorganization. Treatment of the Offer and the Proposed Merger as a "reorganization" requires, among other things, that not more than 60% of the consideration received by shareholders of Pacific Scientific in exchange for Pacific Scientific Common Shares consists of cash (including cash received in lieu of fractional shares of Kollmorgen Common Stock and cash received in respect of dissenters' rights, if any, in the Proposed Merger), that the Proposed Merger, if consummated, qualifies as a merger under applicable state corporation laws and that the shareholder continuity of interest tax requirement is satisfied.

    If the Proposed Merger does not qualify as a reorganization, the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock would be a taxable exchange. There can be no assurance that the requirements for reorganization treatment will be satisfied and neither Kollmorgen nor Purchaser is obligated to undertake to qualify the Offer and the Proposed Merger as a reorganization. Further, if as matters develop reorganization treatment is not certain, Kollmorgen may change the form of effecting the Proposed Merger to ensure that the Proposed Merger will not be taxable to Pacific Scientific. In the event of such a change, however, the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock in the Proposed Merger will be taxable to exchanging Pacific Scientific shareholders.

    SHAREHOLDERS OF PACIFIC SCIENTIFIC SHOULD CONSIDER THAT THE OFFER AND THE PROPOSED MERGER CONSIDERATION WILL BE PARTIALLY OR FULLY TAXABLE TO THEM AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF

THE OFFER AND THE PROPOSED MERGER. THE EXCHANGE OF PACIFIC SCIENTIFIC COMMON SHARES FOR KOLLMORGEN COMMON STOCK IN THE PROPOSED MERGER MAY QUALIFY FOR NONRECOGNITION TREATMENT AS PART OF A REORGANIZATION OR MAY BE A TAXABLE TRANSACTION. NEITHER KOLLMORGEN NOR PURCHASER IS OBLIGATED TO QUALIFY THE TRANSACTION AS A REORGANIZATION AND THERE IS NO ASSURANCE THAT THE REQUIREMENTS FOR REORGANIZATION TREATMENT WILL BE SATISFIED.

TAX CONSEQUENCES IF THE OFFER AND THE PROPOSED MERGER DO NOT QUALIFY AS A
  REORGANIZATION OR IF THE PROPOSED MERGER IS TREATED AS A TAXABLE TRANSACTION

    If the Proposed Merger is not consummated, or if the Proposed Merger is consummated but the Offer is treated for federal income tax purposes as a separate transaction, or if the Offer and the Proposed Merger together are determined not to qualify as a reorganization as described above, the receipt of cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. In that event, each shareholder of Pacific Scientific tendering pursuant to the Offer will recognize capital gain or loss for federal income tax purposes measured by the difference between such shareholder's tax basis in such shareholder's Pacific Scientific Common Shares tendered in the Offer and the amount of cash received by such shareholder. (See "Taxation of Capital Gains" below.)

    If the Offer is treated as a separate transaction, the Proposed Merger may still qualify as a reorganization under Section 368(a) of the Code if certain other requirements are satisfied. In that event, a shareholder of Pacific Scientific receiving shares of Kollmorgen Common Stock and/or cash (either in lieu of fractional shares of Kollmorgen Common Stock or in respect of dissenters' rights) in the Proposed Merger would be subject to the federal income tax rules concerning reorganizations discussed below with respect to such shares of Kollmorgen Common Stock and such cash. If the Offer and the Proposed Merger (or, if treated as separate transactions, the Proposed Merger) do not qualify as a reorganization within the meaning of Section 368(a) of the Code, each exchanging shareholder of Pacific Scientific will recognize capital gain or loss for federal income tax purposes measured by the difference between such shareholder's tax basis in such shareholder's Pacific Scientific Common Shares exchanged and the amount of cash, plus the fair market value of the shares of Kollmorgen Common Stock received by such shareholder in the Proposed Merger.

TAX CONSEQUENCES IF THE OFFER AND THE PROPOSED MERGER QUALIFY AS A
  REORGANIZATION

    As discussed above, it is possible, although it cannot be determined at this time, that the Offer and the Proposed Merger, taken together, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. If the Offer and the Proposed Merger (if consummated) together qualify as a reorganization, as discussed above, exchanges of Pacific Scientific Common Shares for cash and/or shares of Kollmorgen Common Stock, as the case may be, pursuant to the Offer, the Proposed Merger, or both, will have the following federal income tax consequences:

    (a) EXCHANGE OF PACIFIC SCIENTIFIC COMMON SHARES SOLELY FOR KOLLMORGEN COMMON STOCK. No gain or loss will be recognized (except in connection with any cash received in lieu of fractional shares of Kollmorgen Common Stock) by shareholders of Pacific Scientific who exchange all of their Pacific Scientific Common Shares actually owned by such shareholders solely for shares of Kollmorgen Common Stock in the Proposed Merger. Any such shareholders' adjusted basis for the shares of Kollmorgen Common Stock received pursuant to the Proposed Merger will be the same as the adjusted basis of such Pacific Scientific Common Shares surrendered in exchange therefor, and the holding period of such shares of Kollmorgen Common Stock, as the case may be, will include the period during which the Pacific Scientific Common Shares exchanged therefor were held by such shareholder.

    (b) EXCHANGE OF PACIFIC SCIENTIFIC COMMON SHARES SOLELY FOR CASH. The receipt of cash by shareholders of Pacific Scientific who, pursuant to the Offer, exchange all of their Pacific Scientific Common Shares solely for cash will, except as indicated below under "Dividend Treatment--Constructive Ownership Rules", result in capital gain or loss to any such shareholder measured by the difference between the adjusted basis of the Pacific Scientific Common Shares surrendered and the cash received. (See "Taxation of Capital Gains" below.) Since the Offer is only an offer to purchase a majority of the Pacific Scientific Common Shares, if more than a majority of such shares are tendered, the amount of cash payable to tendering shareholders pursuant to the Offer will be prorated and the portion of such tendering shareholders' shares not exchanged in the Offer would be exchanged for Kollmorgen Common Stock in the Proposed Merger. Because it is likely that more than a majority of such shares will be tendered pursuant to the Offer, it is highly unlikely that any of the tendering shareholders of Pacific Scientific will receive solely cash in exchange for all of their Pacific Scientific Common Shares.

    (c) EXCHANGE OF PACIFIC SCIENTIFIC COMMON SHARES FOR KOLLMORGEN COMMON STOCK AND CASH. No loss will be recognized (except in connection with any cash received in lieu of fractional shares of Kollmorgen Common Stock) by shareholders of Pacific Scientific who, pursuant to the Offer and the Proposed Merger, receive cash for a portion of their Pacific Scientific Common Shares and shares of Kollmorgen Common Stock for the balance of their Pacific Scientific Common Shares. Any such shareholder will realize gain equal to the excess, if any, of the cash and the aggregate fair market value of the Kollmorgen Common Stock received pursuant to the Proposed Merger over such shareholder's adjusted basis in the Pacific Scientific Common Shares exchanged therefor, but will recognize any realized gain as taxable income only to the extent of the cash received. Such recognized gain will, as a general rule (except as discussed below under "Dividend Treatment--Constructive Ownership Rules"), constitute capital gain (see "Taxation of Capital Gains" below). Such shareholder's adjusted basis for the shares of Kollmorgen Common Stock received pursuant to the Proposed Merger will be the same as the adjusted basis of the Pacific Scientific Common Shares surrendered in exchange therefor plus the adjusted basis of the Pacific Scientific Common Shares sold pursuant to the Offer, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, and the holding period of such shares of Kollmorgen Common Stock will include the period during which the Pacific Scientific Common Shares exchanged therefor were held by such shareholder.

TAXATION OF CASH RECEIVED IN LIEU OF FRACTIONAL SHARES

    Where the only cash received by a shareholder of Pacific Scientific is received in lieu of a fractional share of Kollmorgen Common Stock, such cash will generally be treated as received in exchange for such fractional share of Kollmorgen Common Stock and not as a dividend, and gain or loss recognized as a result of the receipt of such cash will be capital gain or loss if the fractional share would have constituted a capital asset in the hands of the shareholder.

TAXATION OF CAPITAL GAINS

    Under recently enacted legislation, a noncorporate shareholder would be subject to tax at ordinary income rates if the Pacific Scientific Common Shares were held for one year or less, at a maximum rate of 28% if held for more than one year but not more than eighteen months, and at a maximum rate of 20% if held for more than eighteen months.

DIVIDEND TREATMENT -- CONSTRUCTIVE OWNERSHIP RULES

    As noted above, shareholders of Pacific Scientific who receive both cash (other than cash solely in lieu of fractional shares of Kollmorgen Common Stock) and shares of Kollmorgen Common Stock pursuant to the Offer and the Proposed Merger and realize gain, will, as a general rule, recognize capital gain limited to the amount of cash received in the event the transaction is treated as a reorganization. Shareholders of Pacific Scientific who receive cash pursuant to the Offer who own or are deemed to own constructively Pacific Scientific Common Shares that are exchanged for shares of Kollmorgen Common Stock in the Proposed Merger (or that already own or are deemed to own constructively Kollmorgen

Common Stock before the Proposed Merger) may be subject to the rules of Section 302 of the Code for purposes of determining whether part or all of the cash received by them is to be taxed as ordinary dividend income as opposed to capital gain. A shareholder may be deemed under the constructive ownership rules of Section 318 of the Code to own Kollmorgen Common Stock or Pacific Scientific Common Shares that are owned or deemed to be owned by related individuals or entities, or that are subject to being acquired upon the exercise by such shareholder or other person of an option or conversion right.

    For purposes of determining whether cash received pursuant to the Offer and/or the Proposed Merger will be treated as capital gain or ordinary dividend income for federal income tax purposes, a shareholder of Pacific Scientific will be treated as if such shareholder first exchanged all of such shareholder's Pacific Scientific Common Shares solely for Kollmorgen Common Stock ("Deemed Kollmorgen Common Stock Ownership"), and then Kollmorgen immediately redeemed a portion of such Kollmorgen Common Stock (the "Deemed Redemption") in exchange for the cash such shareholder actually received.

    In general, the determination of whether the cash received will be treated as generating capital gain or ordinary dividend income depends upon whether and to what extent there is a reduction in the shareholder's Deemed Kollmorgen Common Stock Ownership as a result of the Deemed Redemption. A shareholder of Pacific Scientific who exchanges such Pacific Scientific Common Shares for a combination of Kollmorgen Common Stock and cash will recognize capital gain rather than ordinary dividend income if the Deemed Redemption (described in the preceding paragraph) is either (a) "substantially disproportionate" with respect to such shareholder or (b) is "not essentially equivalent to a dividend".

    SUBSTANTIALLY DISPROPORTIONATE TEST. A shareholder of Pacific Scientific will satisfy the "substantially disproportionate" test if the percentage of the outstanding stock of Kollmorgen actually and constructively owned by such shareholder immediately after the Deemed Redemption by Kollmorgen as a result of the Offer, the Proposed Merger, or otherwise, is less than 80% of the percentage of the outstanding stock of Kollmorgen that such shareholder is deemed actually and constructively to have owned immediately before the Deemed Redemption by Kollmorgen.

    NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. Whether the Deemed Kollmorgen Common Stock Ownership and the Deemed Redemption are "not essentially equivalent to a dividend" with respect to a shareholder of Pacific Scientific will depend upon such shareholder's particular circumstances. In order for a payment in redemption of stock to be treated as "not essentially equivalent to a dividend", there must be a "meaningful reduction" in such Pacific Scientific shareholder's stock ownership. In determining whether a reduction in a Pacific Scientific shareholder's Deemed Kollmorgen Common Stock Ownership (discussed above) has occurred, the amount of the Deemed Kollmorgen Common Stock Ownership should be compared to the Kollmorgen Common Stock actually held by the Pacific Scientific Shareholder after the Proposed Merger. Even if a shareholder of Pacific Scientific does not satisfy the "substantially disproportionate" test described above, the IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such shareholder has even a fractional reduction in such shareholder's percentage stock ownership.

    In most circumstances, therefore, gain recognized by a shareholder of Pacific Scientific who exchanges Pacific Scientific Common Shares for a combination of Kollmorgen Common Stock and cash will not be ordinary income but will be capital gain, taxed as discussed above under "Taxation of Capital Gains". Therefore, Kollmorgen intends to treat cash payments pursuant to the Offer and the Proposed Merger as proceeds arising from the sale or exchange of Pacific Scientific Common Shares, rather than as dividends, for federal income tax reporting purposes. Shareholders of Pacific Scientific who receive cash should, however, consult their own tax advisors to determine the proper treatment of such payments (including the impact, if any, of Pacific Scientific or Kollmorgen stock owned by persons related to such Pacific Scientific shareholder).

TRANSFER TAXES

    Kollmorgen may pay certain transfer taxes imposed on shareholders of Pacific Scientific in connection with the Offer and the Proposed Merger. Any such payments made on behalf of a shareholder should result in the deemed receipt of additional consideration by such shareholder in proportion to the number of shares of Pacific Scientific Common Shares owned by such shareholder, taxable as described above with respect to cash proceeds. In such event, such shareholder should be deemed to have paid such tax on its own behalf and, therefore, such shareholder should be permitted to reduce such shareholder's gain (or increase such shareholder's loss) realized on the sale by the amount of the tax. Shareholders should consult their tax advisors about the possibility that any such taxes paid on their behalf would reduce the amount realized and/or be added to the adjusted basis of any Kollmorgen Common Stock received in the Proposed Merger.

WITHHOLDING

    Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated thereunder, such shareholder may be subject to backup withholding at a rate of 31% with respect to any consideration received pursuant to the Offer and Proposed Merger. Shareholders should consult their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their own tax advisors regarding withholding taxes.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO CERTAIN CATEGORIES OF HOLDERS OF PACIFIC SCIENTIFIC COMMON SHARES SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN HOLDERS AND HOLDERS WHOSE PACIFIC SCIENTIFIC COMMON SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION, OR WHO HOLD RESTRICTED STOCK. SHAREHOLDERS OF PACIFIC SCIENTIFIC ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

               COMPARISON OF THE RIGHTS OF HOLDERS OF KOLLMORGEN
          COMMON STOCK AND HOLDERS OF PACIFIC SCIENTIFIC COMMON STOCK

    As a consequence of the consummation of the Proposed Merger, the shareholders of Pacific Scientific, a California corporation, will become shareholders of Kollmorgen, a New York corporation. New York corporations are governed by the New York Business Corporation Law (the "NYBCL"). California corporations are governed by the CGCL. Thus, the rights of former Pacific Scientific shareholders will be governed by the NYBCL rather than the CGCL.

    Differences between CGCL and the NYBCL and between the charters and bylaws of Pacific Scientific and Kollmorgen will result in several changes in the rights of shareholders of Pacific Scientific if the Proposed Merger is effected. Certain differences between the rights of holders of shares of Kollmorgen Common Stock and shares of Pacific Scientific Common Stock are summarized below. The following summary does not purport to be a complete statement of the rights of Pacific Scientific shareholders under the CGCL, the Restated Articles of Incorporation of Pacific Scientific, as amended (the "Pacific Scientific Charter"), and the Pacific Scientific Bylaws, as compared with the rights of Kollmorgen shareholders under the NYBCL, the Certificate of Incorporation of Kollmorgen (the "Kollmorgen Charter") and the bylaws of Kollmorgen (the "Kollmorgen Bylaws") or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the CGCL, the NYBCL and the governing corporate instruments of Kollmorgen and Pacific Scientific, to which shareholders are referred. Copies of the Kollmorgen Charter and Kollmorgen Bylaws are available for inspection at the offices of Kollmorgen and copies will be sent to the holders of Pacific Scientific Common Stock upon request. Pursuant to Sections 1500 and 213 of the CGCL, copies of the Pacific Scientific Charter and the Pacific Scientific Bylaws should be available for inspection at the principal executive offices of Pacific Scientific.

DIVIDENDS

    PACIFIC SCIENTIFIC

    Generally, a California corporation may pay dividends out of retained earnings. Dividends may also be made if, immediately after giving effect thereto, the sum of (i) the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1.25 times its liabilities (excluding certain deferred credits) and (ii) the current assets of such corporation is at least equal to its current liabilities or, if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, at least equal to 1.25 times its current liabilities.

    KOLLMORGEN

    Under the NYBCL, a corporation may declare and pay dividends or make other distributions on its outstanding shares, in cash, bonds or property except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restriction contained in the certificate of incorporation. The Kollmorgen Charter contains no such restriction. Dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital.

SPECIAL MEETINGS OF SHAREHOLDERS; QUORUM; SHAREHOLDER ACTION BY WRITTEN CONSENT

    PACIFIC SCIENTIFIC

    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the charter or bylaws. Neither the Pacific Scientific Charter nor Pacific Scientific Bylaws permit any other person to call a special meeting.

    A quorum for a meeting of shareholders of Pacific Scientific is generally a majority of the outstanding shares of Pacific Scientific entitled to vote at such a meeting. An action by shareholders of Pacific Scientific requires a majority of votes cast at a meeting of shareholders. The CGCL provides that these quorum requirements may be increased or decreased by amendment of the charter, except that in no event shall a quorum consist of less than one-third of the shares entitled to vote.

    Under the CGCL, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent requires the unanimous consent of all shares entitled to vote unless otherwise provided in the articles of incorporation. The Pacific Scientific Charter contains no such provision.

    The Pacific Scientific Bylaws allow for written consent and provide that a Director may be elected to fill a vacancy on the Pacific Scientific Board, which has not been filled by Directors, by the written consent of a majority of shares entitled to vote for the election of the Pacific Scientific Board.

    KOLLMORGEN

    Pursuant to the Kollmorgen Bylaws, a special meeting of shareholders may be called at any time by the chairman of the board or the chief executive officer or by resolution of the Kollmorgen Board, and will be called by the secretary or any other officer when directed by the chairman of the board or the chief executive officer or requested in writing by shareholders representing not less than 50% of the outstanding shares of capital stock of Kollmorgen entitled to vote at such meeting. No business other than that specified in the notice of the meeting may be presented at any such special meeting, unless otherwise permitted by law.

    A quorum for a meeting of the shareholders of Kollmorgen generally is a majority of the outstanding shares of Kollmorgen entitled to vote at such meeting. An action by the shareholders of Kollmorgen generally requires a majority of the votes cast at a meeting of shareholders, except that election of directors requires only a plurality of the votes cast. The NYBCL provides that these quorum requirements may be increased by a change to the certificate of incorporation or decreased by a change to the certificate of incorporation or bylaws (which change to the bylaws may be effected by shareholders or by the board), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote.

    Under the NYBCL, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by the holders of all outstanding shares entitled to vote thereon, unless the certificate of incorporation authorizes written consent of the holders of less than all outstanding shares.

CERTAIN VOTING RIGHTS

    PACIFIC SCIENTIFIC

    The CGCL generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all of the assets of a corporation, by the affirmative vote of the holders of a majority (unless the charter requires a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Pacific Scientific Charter does not require a higher percentage.

    In general, under the CGCL, no approval of a reorganization is required by the holders of the outstanding shares in the case of any corporation if such corporation, or its shareholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the partner of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation or such parent.

    Under the CGCL, a parent corporation may, without shareholder approval, merge a subsidiary into itself if the parent corporation owns at least 90% of the outstanding shares of each class of stock of such subsidiary.

    KOLLMORGEN

    Under the NYBCL, subject to the provisions of the NYBCL described below under "--Certain Business Combinations and Reorganizations", the recommendation of the board of directors and the approval of two-thirds of the outstanding shares of Kollmorgen entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of Kollmorgen's assets.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    PACIFIC SCIENTIFIC

    Under the CGCL, a Listed Corporation (as defined below) may, by amendment to its charter or bylaws, divide its board of directors into as many as three classes, and directors can be elected to serve staggered terms. The Pacific Scientific Charter and Pacific Scientific Bylaws contain no such provision and, accordingly, all directors are elected annually for a term of one year or until a successor is elected.

    KOLLMORGEN

    Under the NYBCL, by provision in the certificate of incorporation or bylaws, the board of directors of a corporation may be divided into as many as four classes, and directors can be elected to serve staggered terms. The Kollmorgen Bylaws provide for two classes of directors, each class to consist of not less than three nor more than four directors with each class elected every other year for a term of two years or until a successor is elected.

ELECTION OF DIRECTORS

    PACIFIC SCIENTIFIC

    Under the CGCL (unless the corporate charter provides otherwise), any shareholder of a Listed Corporation (as defined below) is entitled to cumulate his votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his votes and the corporation's charter does not specifically eliminate cumulative voting. A "Listed Corporation" is defined under the CGCL as a corporation with (i) securities listed on the New York or American Stock Exchange or (ii) securities designated as a National Market System security on the Nasdaq National Market if the corporation has at least 800 holders of equity securities. Cumulative votes may only be cast for candidates who have been nominated before the voting. The Pacific Scientific Bylaws provide for cumulative voting in accordance with the CGCL.

    KOLLMORGEN

    The NYBCL permits a corporation, by inclusion of a provision in its certificate of incorporation, to utilize cumulative voting. The Kollmorgen Charter does not contain such a provision. Pursuant to the NYBCL, directors of Kollmorgen are elected by a plurality of the votes cast at a meeting by the holders of shares entitled to vote thereon.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

    PACIFIC SCIENTIFIC

    Under the CGCL, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected. However, in the case of a corporation whose board is classified, a director may not be removed if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same number of votes were cast.

    Under the CGCL (unless otherwise provided in the charter or bylaws and except for a vacancy created by the removal of a director), vacancies on the board of directors may be filled by approval of the board. The Pacific Scientific Charter and the Pacific Scientific Bylaws contain no provisions to the contrary. In addition, any vacancy not filled by the directors and any vacancies on the board resulting from the removal of directors may be filled by the vote of the majority of shares entitled to vote.

    KOLLMORGEN

    Under the NYBCL, any or all of the directors of Kollmorgen may be removed for cause by a majority of the votes cast at a meeting by the holders of shares entitled to vote thereon. The NYBCL permits directors to be removed without cause by action of the board of directors if the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders so provides. The Kollmorgen Charter and the Kollmorgen Bylaws contain no such provisions.

    The NYBCL permits the filling of vacancies on the board of directors by approval of the board in all cases except where the vacancy was caused by the removal of a director, in which case the vacancy must be filled by vote of the shareholders. The Kollmorgen Charter and Kollmorgen Bylaws contain no provisions to the contrary.

AMENDMENT OF CHARTER AND BYLAWS

    PACIFIC SCIENTIFIC

    Under the CGCL, amendments to the charter of a corporation generally require approval by vote of directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the charter.

    Under the CGCL, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares or by the approval of the board of directors, except (i) if the number of directors is set forth in the charter, in which case such number may only be changed by an amendment to the charter, or
(ii) if the charter requires a larger percentage of shareholder or director vote to approve a given action. The Pacific Scientific Charter does not require approval by a supermajority of the shareholders or directors to approve a given action, other than the requirement that two-thirds of the outstanding shares approve certain transfers of assets representing 50% or more of the total assets of Pacific Scientific (unless the Pacific Scientific Board has unanimously approved the transaction).

    KOLLMORGEN

    Under the NYBCL, most amendments to the certificate of incorporation of a corporation require the approval of both the board of directors and the majority of the voting power of all outstanding shares of capital stock. The Kollmorgen Bylaws may be amended by the shareholders at any meeting of shareholders or by the Kollmorgen Board at any meeting of the Kollmorgen Board.

CERTAIN BUSINESS COMBINATIONS AND REORGANIZATIONS

    PACIFIC SCIENTIFIC

    The CGCL generally requires that, unless all shareholders of a class or series consent, each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. The CGCL also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent. Cash tender offers are not directly regulated under the CGCL.

    KOLLMORGEN

    The NYBCL contains provisions which generally would prohibit a business combination, including mergers, sales and leases of assets, issuance of securities and similar transactions, by Kollmorgen or a subsidiary with an interested shareholder (generally the beneficial owner of 20 percent or more of Kollmorgen's voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Kollmorgen Board or (ii) the business combination is approved by the holders of a majority of the outstanding voting stock of Kollmorgen, excluding shares held by the interested shareholders, at a meeting called for such purpose no earlier than five years after such interested shareholder's stock acquisition date.

LIMITATION ON DIRECTORS' LIABILITY

    PACIFIC SCIENTIFIC

    The CGCL provides that a corporation's charter may contain a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders. However, no such provision may eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) for any improper transaction between a director and a corporation in which the director has a material financial interest, (vii) for any unlawful distribution to the shareholders of a corporation or any unlawful loan of money and property to, or guarantee of the obligations of, any director or officer of the corporation, (viii) for any act or omission occurring prior to September 27, 1987 when Section 204 of the CGCL became effective or (ix) for the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

    The Pacific Scientific Charter provides that the liability of Pacific Scientific directors for monetary damages will be eliminated to the fullest extent permissible under the CGCL.

    KOLLMORGEN

    Under the NYBCL, a corporation may limit or eliminate the personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity. This limitation on liability is not available for acts or omissions by a director which (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage to which the director was not entitled or (iv) resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans. The Kollmorgen Charter provides for this limitation on directors' liability.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE

    PACIFIC SCIENTIFIC

    Under the CGCL, (i) a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action (other than an action by or in the right of the corporation to procure a judgment in its favor) against expenses, judgments, fines and settlements if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith and in a manner that person believed to be in the best interests of the corporation and its shareholders. An agent for purposes of the CGCL includes directors, officers and employees.

    The indemnification authorized by the CGCL is not exclusive and a corporation may grant its directors certain additional rights to indemnification. The Pacific Scientific Bylaws permit Pacific Scientific to indemnify each of its agents to the maximum extent permitted by the CGCL.

    KOLLMORGEN

    The NYBCL provides that a corporation may indemnify its officers and directors who are made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in, not opposed to, the best interests of the corporation. The Kollmorgen Bylaws provide for indemnification of officers and directors as permitted by this statute.

RIGHTS PLANS

    PACIFIC SCIENTIFIC

    Pacific Scientific has adopted a shareholder rights plan (the "Pacific Scientific Rights Plan") under which one right to purchase one one-hundredth share of Pacific Scientific Series A Junior Participating Preferred Stock was distributed on each outstanding share of Pacific Scientific Common Stock held of record as of November 18, 1988, and on each such share issued thereafter, at an exercise price of $45, subject to adjustment (a "Pacific Scientific Rights"). The Pacific Scientific Rights initially will trade in tandem with the Pacific Scientific Common Stock. The Pacific Scientific Rights detach from the Pacific Scientific Common Stock and become exercisable 20 days after a person or group acquires beneficial ownership of 25% of the Pacific Scientific Common Stock or commences or announces a tender offer that would result in such person or group having beneficial ownership of 35% or more of the Pacific Scientific Common Stock. Each Pacific Scientific Right entitles its holder to purchase, at the Pacific Scientific Right's then current exercise price, that number of units of Pacific Scientific Series A Junior Participating Preferred Stock having a value equal to twice such exercise price. In addition, if Pacific Scientific is involved in certain business combination transactions, each Pacific Scientific Right that has not previously been exercised will entitle its holder to purchase, at the Pacific Scientific Right's then current exercise price, shares of common stock of such other person or surviving company having a value of twice the Pacific Scientific Right's exercise price.

    KOLLMORGEN

    Kollmorgen has adopted a shareholder rights plan (the "Kollmorgen Rights Plan") under which one right to purchase one one-thousandth of a share of Preferred Stock for $50, subject to adjustment, was distributed on each outstanding share of Kollmorgen Common Stock held of record as of January 4, 1989, and on each such share issued thereafter (the "Kollmorgen Rights"). Under the Kollmorgen Rights Plan, certificates for Kollmorgen Common Stock represent a like number of Kollmorgen Rights to purchase Kollmorgen Series B Preferred Stock issued thereunder. The Kollmorgen Rights will be evidenced by the Kollmorgen Common Stock certificates until 10 days after a person or group acquires beneficial ownership of 20% or more of the total voting power in the election of directors or commences or announces a tender offer that would result in a person or group beneficially owning 30% or more of the Kollmorgen Common Stock. Each Kollmorgen Right entitles its holder to purchase, at the Kollmorgen Right's then current exercise price, that number of units of Kollmorgen Series B Preferred Stock having a value equal to twice such exercise price. In addition, if Kollmorgen is involved in certain business combination transactions, each Kollmorgen Right that has not previously been exercised will entitle its holder to purchase, at the Kollmorgen Right's then current exercise price, shares of common stock of such other person or surviving company having a value of twice the Kollmorgen Right's exercise price.

             DISSENTERS' RIGHTS OF PACIFIC SCIENTIFIC SHAREHOLDERS

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the CGCL and is qualified in its entirety by the full text of Chapter 13 (Sections 1300-1312) of the CGCL, which is attached hereto and is incorporated herein by reference. See "Schedule III--Chapter 13 of the General Corporation Law of the State of California".

    Holders of Pacific Scientific Common Stock do not have dissenters' rights as a result of the Offer. However, in the Proposed Merger, holders of Pacific Scientific Common Stock, by complying with the provisions of Chapter 13 of the CGCL, may have certain rights to dissent and to require Pacific Scientific to purchase their Pacific Scientific Common Stock for cash at fair market value. In general, holders of Pacific Scientific Common Stock would be entitled to exercise "dissenters' rights" under the CGCL only if the holders of five percent or more of the outstanding Pacific Scientific Common Stock properly file demands for payment or if the Pacific Scientific Common Stock held by such holders are subject to any restriction on transfer imposed by Pacific Scientific or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Pacific Scientific Common Stock properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of the CGCL will be entitled to require Pacific Scientific to purchase their Pacific Scientific Common Stock for cash at their fair market value if the Proposed Merger is consummated. If the statutory procedures under the CGCL relating to dissenters' rights are complied with, such rights could result in a judicial determination of the fair market value of the Pacific Scientific Common Stock. The "fair market value" would be determined as of the day before the first announcement of the terms of the Proposed Merger, excluding any appreciation or depreciation in consequence of the Proposed Merger. The value so determined could be more or less than the Offer Price. Dissenters' rights will only be available in connection with the Proposed Merger. You will be advised of the procedures to be followed at the time when proxies are solicited with respect to the Proposed Merger.

                SUBSEQUENT VOTES RELATING TO THE PROPOSED MERGER

    At the Special Meeting, Pacific Scientific shareholders will be asked to remove the entire Pacific Scientific Board, elect the Kollmorgen Nominees to fill the vacancies created thereby and approve the Bylaw Repeal Proposal. The Special Meeting will be held on February 4, 1998 or, if later, on the thirty-sixth day following the date on which the requisite number of consents to call the Special Meeting are delivered to Pacific Scientific. If a definitive merger agreement relating to the Proposed Merger is approved by the Pacific Scientific Board (either before or after the incumbent Pacific Scientific Board has been replaced at the Special Meeting) and the Board of Directors of Purchaser approves such merger, the approval of the shareholders of Pacific Scientific would be sought through the solicitation of proxies for use at another special meeting of shareholders of Pacific Scientific (including any adjournments or postponements thereof, the "Pacific Scientific Second Special Meeting"). In addition, pursuant to the rules promulgated by the NYSE, the shareholders of Kollmorgen must approve the issuance of Kollmorgen Common Stock to be exchanged for Pacific Scientific Common Stock in the Proposed Merger.

PACIFIC SCIENTIFIC SHAREHOLDER VOTES REQUIRED

    Pursuant to the CGCL and the Pacific Scientific Bylaws, a quorum at a meeting of the Pacific Scientific shareholders will consist of a majority of the votes entitled to be cast by the holders of all Pacific Scientific Common Stock that are outstanding and entitled to vote.

    A majority of the shares of Pacific Scientific Common Stock outstanding and entitled to vote must approve the removal of the entire Pacific Scientific Board. The election of new directors requires the approval of a majority of the votes entitled to be cast by the holders of all Pacific Scientific Common Stock, voting together as a single class, that are present or represented at the shareholder meeting, unless any shareholder announces his intention to cumulate his votes, in which case cumulative voting rules will apply. Approval of the Bylaw Repeal Proposal requires the affirmative vote of a majority of the shares of Pacific Scientific Common Stock represented and voting at the Special Meeting. Pursuant to the CGCL and the Pacific Scientific Bylaws, a majority of the votes entitled to be cast by the holders of all Pacific Scientific Common Stock, voting together as a single class that are present or represented at the shareholder meeting and entitled to vote will be necessary to approve the merger agreement relating to the Proposed Merger at the Pacific Scientific Second Special Meeting.

KOLLMORGEN SHAREHOLDER VOTE REQUIRED

    A quorum at a special meeting of the shareholders of Kollmorgen (including any adjournments or postponements thereof, the "Kollmorgen Special Meeting") will consist of a majority of the votes entitled to be cast by the holders of Kollmorgen Common Stock that are outstanding and entitled to vote.

    Pursuant to the rules promulgated by the NYSE, the issuance of Kollmorgen Common Stock in the Proposed Merger will require approval by the majority of the votes entitled to be cast by the holders of Kollmorgen Common Stock that are present or represented at the Kollmorgen Special Meeting and entitled to vote.

    Kollmorgen has established December 26, 1997 as the record date for the Kollmorgen Special Meeting and currently expects the Kollmorgen Special Meeting to be held on or about January 28, 1998.

    It is expected that all of the shares of Kollmorgen Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of Kollmorgen and their affiliates at the close of business on the Kollmorgen Special Meeting record date would be voted for the approval of the issuance of the shares of Kollmorgen Common Stock in the Proposed Merger.

INFORMATION CONCERNING THE SPECIAL MEETINGS

    Assuming the Special Meeting is called, Kollmorgen will be furnishing the Pacific Scientific shareholders with a proxy statement relating to its proposals, which will contain information about the Special Meeting (including the date and time of the Special Meeting, the record date therefor, voting by proxy and certain other matters). Assuming the Pacific Scientific Board and Board of Directors of Kollmorgen approve a merger agreement with respect to the Proposed Merger, information about the Pacific

Scientific Second Special Meeting (including the date and time of the Pacific Scientific Second Special Meeting, the record date therefor, voting by proxy and certain other matters) would be set forth in the subsequent proxy statement relating to the solicitation of votes with respect to the Proposed Merger.

                              ACCOUNTING TREATMENT

    The acquisition will be accounted for as a purchase. Under this method of accounting, assets and liabilities of Pacific Scientific will be adjusted to their estimated fair values and combined with the recorded values of the assets and liabilities of Kollmorgen. Applicable income tax effects of such adjustments will be included as a component of Kollmorgen's deferred taxes. Kollmorgen has not had access to Pacific Scientific's records in order to make a determination of the fair value of its assets and liabilities. Allocation of the purchase price will be reevaluated upon completion of the acquisition and could result in significant changes to the valuations of assets (including goodwill) and liabilities.

                               REGULATORY MATTERS

    Based upon its examination of publicly available information with respect to Pacific Scientific, neither Purchaser nor Kollmorgen is aware of any license or other regulatory permit that appears to be material to the business of Pacific Scientific and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer or consummation of the Proposed Merger. If any such material approval or other action is required, it is Purchaser's present intention to seek such approval or action. Kollmorgen and Purchaser do not currently intend, however, to delay the purchase of Pacific Scientific Common Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Pacific Scientific Common Shares if any of the conditions set forth in Section 14 of the Offer to Purchase shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Pacific Scientific, Purchaser or Kollmorgen or that certain parts of the businesses of Pacific Scientific, Purchaser or Kollmorgen might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer are subject to such requirements.

    Pursuant to the HSR Act, on December 15, 1997, Kollmorgen filed Premerger Notification and Report Forms in connection with the purchase of Pacific Scientific Common Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Pacific Scientific Common Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the applicable filings by Kollmorgen. Accordingly, the waiting period under the HSR Act applicable to the purchase of Pacific Scientific Common Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on December 30, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the Antitrust Division or the FTC for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Kollmorgen has requested early termination of the waiting period applicable to the Offer.

    There can be no assurance, however, that the 15 calendar day HSR Act waiting period applicable to the Offer will be terminated early. If the Antitrust Division or the FTC were to request additional information or documentary material from Kollmorgen with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Kollmorgen with such request. Thereafter, the consummation of the Offer may only be prevented by a court order that extends the waiting periods or by an injunction. Kollmorgen will not be permitted to purchase Pacific Scientific Common Shares pursuant to the Offer or engage in any other transaction that would result in Kollmorgen having beneficial ownership of $15 million or more of the outstanding voting securities of Pacific Scientific until expiration of the waiting period applicable to the Offer. If the acquisition of Pacific Scientific Common Shares is delayed as a result of a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act in connection with the acquisition of Pacific Scientific Common Shares pursuant to the Offer, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Pacific Scientific Common Shares will be deferred until 10 days after the request is substantially complied with by Kollmorgen, unless the extended period expires on or before the date when the initial 15 calendar day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Pursuant to the HSR Condition, the Offer is conditioned upon the waiting period applicable under the HSR Act to the Offer having expired or been terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Pacific Scientific Common Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Pacific Scientific Common Shares pursuant to the Offer or seeking the divestiture of Pacific Scientific Common Shares purchased by Purchaser or the divestiture of substantial assets of Kollmorgen, Pacific Scientific or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Kollmorgen relating to the businesses in which Kollmorgen, Pacific Scientific and their respective subsidiaries are engaged, Kollmorgen and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, as to what the result would be.

    FOREIGN LAWS. According to publicly available information, Pacific Scientific also owns property and conducts businesses in a number of other jurisdictions. In connection with the acquisition of the Pacific Scientific Common Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Kollmorgen operations conducted in such countries and jurisdictions as a result of the acquisition of Pacific Scientific Common Shares pursuant to the Offer or the Proposed Merger.

                          MARKET PRICES AND DIVIDENDS

    The Kollmorgen Common Stock and the Pacific Scientific Common Stock are listed and principally traded on the NYSE under the symbols "KOL" and "PSX", respectively. The following table sets forth the range of high and low sales prices for Kollmorgen Common Stock and for Pacific Scientific Common Stock on the NYSE, as reported by the Dow Jones News Service, and the amount of cash dividends paid per share of Pacific Scientific Common Stock, together with the per share dividends paid by Pacific Scientific during the periods indicated.

MARKET PRICE DATA

                                                                               KOLLMORGEN              PACIFIC SCIENTIFIC
                                                                              COMMON STOCK                COMMON STOCK
                                                                     -------------------------------  --------------------
                                                                                 (IN $)                           (IN $)

                                                                       HIGH        LOW        DIV       HIGH        LOW
                                                                     ---------  ---------  ---------  ---------  ---------
1997
  Fourth Quarter (through December 12).............................     20 3/8     16 3/4        .02     17 3/8     13 1/2
  Third Quarter....................................................    19 5/16     14 3/4        .02     17 7/8     13 1/4
  Second Quarter...................................................   15 15/16     11 5/8        .02     14 5/8     11 1/8
  First Quarter....................................................     15 1/8     10 7/8        .02         14     11 1/8
1996
  Fourth Quarter...................................................     13 3/4     10 1/8        .02     12 3/4     10 1/4
  Third Quarter....................................................     14 3/4     10 1/2        .02     16 1/2         11
  Second Quarter...................................................     15 5/8     11 3/8        .02     22 3/8     15 1/4
  First Quarter....................................................     13 1/8      9 5/8        .02     24 7/8     18 3/4
1995
  Fourth Quarter...................................................     11 1/4          9        .02     27 3/8     19 1/2
  Third Quarter....................................................         12          8        .02     26 1/2     17 7/8
  Second Quarter...................................................      8 7/8      6 1/8        .02     21 3/4     14 1/8
  First Quarter....................................................      6 7/8      5 5/8        .02     24 1/8     16 1/2



                                                                        DIV
                                                                     ---------
1997
  Fourth Quarter (through December 12).............................        .03
  Third Quarter....................................................        .03
  Second Quarter...................................................        .03
  First Quarter....................................................        .03
1996
  Fourth Quarter...................................................        .03
  Third Quarter....................................................        .03
  Second Quarter...................................................        .03
  First Quarter....................................................        .03
1995
  Fourth Quarter...................................................        .03
  Third Quarter....................................................        .03
  Second Quarter...................................................        .03
  First Quarter....................................................        .03

    On December 12, 1997, the last trading day before Kollmorgen publicly announced its intention to make the Offer and the last trading day prior to the date of this Consent Solicitation Statement/ Prospectus, the closing price of Kollmorgen Common Stock was $16.88. Past price performance is not necessarily indicative of likely future price performance. Holders of Pacific Scientific Common Shares are urged to obtain current market quotations for shares of Kollmorgen Common Stock.

    On December 12, 1997, the last trading day before Kollmorgen announced its intention to make the Offer and the last trading day prior to the date of this Consent Solicitation Statement/Prospectus, the closing price of Pacific Scientific Common Stock on the NYSE was $15.44. Past price performance is not necessarily indicative of likely future price performance. Holders of Pacific Scientific Common Shares are urged to obtain current market quotations for shares of Pacific Scientific Common Stock.

    Kollmorgen has historically paid dividends on Kollmorgen Common Stock and intends to continue paying regular cash dividends on Kollmorgen Common Stock prior to and after the consummation of the Proposed Combination. Holders of shares of Pacific Scientific Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Pacific Scientific Board. Kollmorgen has no information with respect to the Pacific Scientific Board's present intentions with respect to its policy of paying quarterly cash dividends.

    According to the Pacific Scientific 1996 10-K, as of February 28, 1997, there were 1,428 holders of record of shares of Pacific Scientific Common Stock. As of December 12, 1997, there were approximately 1,700 holders of record of Kollmorgen Common Stock.

                                 LEGAL MATTERS

    Assuming the Proposed Merger is consummated, the validity of the shares of Kollmorgen Common Stock offered in connection therewith would be passed upon for Kollmorgen by James A. Eder, Esq., Kollmorgen's General Counsel.

                                    EXPERTS

    The consolidated financial statements of Kollmorgen as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Consent Solicitation Statement/Prospectus, have been incorporated herein in reliance on the report of

Coopers & Lybrand L.L.P., independent accountants. Such consolidated financial statements are incorporated herein by reference, in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    Kollmorgen and Pacific Scientific are each subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Kollmorgen and Pacific Scientific with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as Kollmorgen and Pacific Scientific, that must file such material with the Commission electronically. The Commission's internet address on the World Wide Web is http:// www.sec.gov. The Kollmorgen Common Stock and the Pacific Scientific Common Stock are listed on the NYSE and certain of Kollmorgen's and Pacific Scientific's reports, proxy materials and other information may be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    This Consent Solicitation Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. and at the Commission's public reference facilities and internet address described above. Statements contained in this Consent Solicitation Statement/ Prospectus or in any document incorporated in this Consent Solicitation Statement/Prospectus by reference pertaining to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    Kollmorgen and Purchaser have filed the Tender Offer Statement with the Commission. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, Pacific Scientific must file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 regarding its position concerning the Offer and certain other information. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

    The information concerning Pacific Scientific contained in this Consent Solicitation Statement/ Prospectus has been taken from or is based upon documents and records on file with the Commission and other publicly available information. Kollmorgen has no knowledge that would indicate that statements relating to Pacific Scientific contained in this Consent Solicitation Statement/Prospectus in reliance upon publicly available information are inaccurate or incomplete. Kollmorgen, however, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy of, any such information or statements.

    Pursuant to Rule 409 promulgated under the Securities Act and Rule 12b-21 promulgated under the Exchange Act, Kollmorgen is requesting that Pacific Scientific and its independent accountants, Deloitte & Touche LLP ("Deloitte & Touche"), provide to Kollmorgen the information required for complete disclosure concerning the business, operations, financial condition and management of Pacific Scientific. Neither Pacific Scientific nor Deloitte & Touche has yet provided any such information. Kollmorgen will provide any and all information that it receives from Pacific Scientific or Deloitte & Touche prior to the expiration of the Offer that Kollmorgen deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto. In addition, pursuant to Rule 439 promulgated under the Securities Act, Kollmorgen is requesting that Deloitte & Touche provide to Kollmorgen the consent required for the incorporation by reference into this Consent Solicitation Statement/Prospectus of Deloitte & Touche's report included in the Pacific Scientific 1996 Form 10-K with respect to its audit of the consolidated financial statements of Pacific Scientific contained therein. If Kollmorgen receives such consent, it will promptly file such consent as an exhibit to the Registration Statement.

                     MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Kollmorgen and Pacific Scientific is set forth in or incorporated by reference in the Kollmorgen Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in the Pacific Scientific 1996 Form 10-K, which are incorporated by reference in this Consent Solicitation Statement/Prospectus. See "Incorporation of Certain Documents by Reference". Copies of the reports of Kollmorgen are available upon written or oral request to Kollmorgen at the address or telephone number set forth under "Incorporation of Certain Documents by Reference".

                            SOLICITATION OF CONSENTS

    The Solicitation is being made by Kollmorgen. Consents may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of Kollmorgen, none of whom will receive additional compensation for the Solicitation.

    Kollmorgen has retained Georgeson for solicitation and advisory services in connection with the Solicitation and the Offer, for which Georgeson will receive a fee of $100,000 plus a fee of $6.00 for each call made to a shareholder together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Georgeson will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. Kollmorgen has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all materials related to the Solicitation to the beneficial owners of the Pacific Scientific Common Shares they hold of record. Kollmorgen will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Georgeson will employ approximately 50 persons to solicit Pacific Scientific's shareholders for their written consents. Georgeson is also acting as Information Agent in connection with the Offer, for which Georgeson will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

    Salomon Brothers Inc, doing business as Salomon Smith Barney ("Salomon Smith Barney"), is acting as Dealer Manager for the Offer and as financial advisor to Kollmorgen in connection with the Solicitation and Proposed Combination. As compensation for its services, Salomon Smith Barney will receive fees of (i) $350,000 payable by Kollmorgen following an agreement to effect the Proposed Combination or similar transaction or a public announcement regarding the Proposed Combination or similar transaction and (ii) $2,700,000 payable by Kollmorgen upon consummation of the Proposed Combination or similar transaction. In addition, Salomon Smith Barney is entitled to reimbursement for the fees and disbursements of Salomon Smith Barney's counsel and all of Salomon Smith Barney's reasonable travel and other out-of-pocket expenses, as well as indemnification from certain liabilities. Kollmorgen has also given Salomon Smith Barney various rights of first refusal respecting certain related financial transactions as well as the right to 10% of certain proceeds received by Kollmorgen from the sale of Pacific Scientific stock in the event the Proposed Combination is not consummated. In addition, Salomon Smith Barney and its affiliate Salomon Brothers Holding Company Inc have entered into a commitment letter regarding the financing of the Offer. See "Sources of Funds".

    Smith Barney Inc. and Salomon Brothers Inc are affiliated but separately registered broker/dealers, under the common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc. have been licensed to use the Salomon Smith Barney service mark.

                                SOURCES OF FUNDS

    The total amount of funds required by Kollmorgen and Purchaser to consummate the Offer and the Proposed Merger, to refinance certain indebtedness, to provide a working capital facility for the combined company and to pay related fees and expenses is estimated to be approximately $300 million. Purchaser will obtain all of such funds from Kollmorgen. Kollmorgen and Purchaser intend to obtain the funds from loans to be arranged by Salomon Smith Barney. Salomon Brothers Holding Company Inc delivered to Kollmorgen a letter, dated December 9, 1997, committing, subject to the conditions set forth therein, to provide (1) a fully secured financing for Kollmorgen and Purchaser in the syndicated loan market of up to $300 million to pay the tender price upon fulfillment of the conditions to the Offer, to refinance certain indebtedness of Kollmorgen and to pay related fees and expenses (the "Tender Financing") and (2) a fully secured financing in the syndicated loan market of up to $300 million to refinance the Tender Financing, to refinance (or economically defease) certain debt of Pacific Scientific or Kollmorgen, to pay related fees and expenses and to provide funds for ongoing general corporate purposes (together with the Tender Financing, the "Kollmorgen Indebtedness"). Kollmorgen expects that the definitive documentation with respect to Kollmorgen Indebtedness will contain conditions that are customary for transactions of this type. Kollmorgen may subsequently refinance the Kollmorgen Indebtedness in whole or in part.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows Kollmorgen to "incorporate by reference" information into this Consent Solicitation Statement/Prospectus, which means that Kollmorgen can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement/Prospectus, except for any information superseded by information in this Consent Solicitation Statement/Prospectus. This Consent Solicitation Statement/Prospectus incorporates by reference the documents set forth below that Kollmorgen and Pacific Scientific have previously filed with the Commission. These documents contain important information about Kollmorgen and Pacific Scientific and their finances.

                 KOLLMORGEN COMMISSION
                        FILINGS
                   (FILE NO. 1-5562)                                               PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Fiscal year ended December 31, 1996

Annual Report on Form 10-K/A                              Fiscal Year ended December 31, 1996

Quarterly Report on Form 10-Q                             Quarterly period ended March 31, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended June 30, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended September 30, 1997

Proxy Statement                                           Dated April 4, 1997

Current Reports on Form 8-K                               Dated December 15, 1997, August 18, 1997, January 31,
                                                          1997 and January 27, 1997

The Description of Kollmorgen Common Stock contained in   Dated September 25, 1967
  the Registration Statement on Form S-1 (No. 2-27327)

Registration Statement on Form 8-A                        Filed on March 14, 1978 (and any amendment or report
                                                          filed thereafter for the purpose of updating the
                                                          description of Kollmorgen Common Stock)

                   PACIFIC SCIENTIFIC
                   COMMISSION FILINGS
                   (FILE NO. 1-7744)                                               PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Fiscal year ended December 27, 1996

Quarterly Report on Form 10-Q                             Quarterly period ended March 28, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended June 27, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended September 26, 1997

Proxy Statement                                           Dated March 14, 1997

Current Report on Form 8-K                                Dated April 21, 1997

    All documents and reports filed by Kollmorgen or Pacific Scientific with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement/Prospectus and prior to the date the Offer is terminated or the vote on the Proposed Merger is completed shall be deemed to be incorporated by reference in this Consent Solicitation Statement/ Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement/Prospectus.

    THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF PACIFIC SCIENTIFIC COMMON SHARES, TO WHOM THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, TO KOLLMORGEN CORPORATION, RESERVOIR PLACE, 1601 TRAPELO ROAD, WALTHAM, MASSACHUSETTS 02154, ATTENTION: SECRETARY, OR BY TELEPHONE AT (781) 890-5655.

                           LOCATION OF DEFINED TERMS

"Antitrust Division"...................................................................         31

"Article Fifth Condition"..............................................................         32

"Article Fifth"........................................................................          5

"Average Kollmorgen Share Price".......................................................          3

"Bylaw Repeal Proposal"................................................................        iii

"CGCL".................................................................................         29

"Code".................................................................................         44

"Commission"...........................................................................         ii

"Consent Solicitation Statement/Prospectus"............................................          i

"Deemed Kollmorgen Common Stock Ownership".............................................         47

"Deemed Redemption"....................................................................         47

"Deloitte & Touche"....................................................................         60

"Effective Time".......................................................................         ii

"Expiration Date"......................................................................         ii

"Financing Condition"..................................................................         32

"FTC"..................................................................................         31

"Georgeson"............................................................................         30

"HSR Act"..............................................................................          6

"HSR Condition"........................................................................         31

"IRS"..................................................................................         44

"Joint Venture"........................................................................         12

"Kollmorgen"...........................................................................          i

"Kollmorgen Board".....................................................................         25

"Kollmorgen Bylaws"....................................................................         49

"Kollmorgen Charter"...................................................................         49

"Kollmorgen Common Stock"..............................................................          i

"Kollmorgen Indebtedness"..............................................................         62

"Kollmorgen Nominees"..................................................................         ii

"Kollmorgen Rights"....................................................................         55

"Kollmorgen Rights Plan"...............................................................         55

"Kollmorgen Special Meeting"...........................................................         56

"Letter of Transmittal"................................................................         ii

"Listed Corporation"...................................................................         51

"Loan".................................................................................         22

"Macbeth"..............................................................................         16

"Minimum Condition"....................................................................         31

"Minimum Number".......................................................................         ii

"NYBCL"................................................................................         48

"NYSE".................................................................................          4

"Offer"................................................................................         ii

"Offer Price"..........................................................................         ii

"Offer to Purchase"....................................................................         ii

"Pacific Scientific"...................................................................          i

"Pacific Scientific 1996 Form 10-K"....................................................          8

"Pacific Scientific 1997 Proxy Statement"..............................................          5

"Pacific Scientific Board".............................................................          i

"Pacific Scientific Bylaws"............................................................         ii

"Pacific Scientific Charter"...........................................................         48

"Pacific Scientific Common Shares".....................................................          i

"Pacific Scientific Common Stock"......................................................          i

"Pacific Scientific Rights"............................................................         54

"Pacific Scientific Rights Plan".......................................................         54

"Pacific Scientific Second Special Meeting"............................................         56

"Proposed Combination".................................................................          i

"Proposed Merger"......................................................................         ii

"Purchaser"............................................................................         ii

"Record Date"..........................................................................        iii

"Registration Statement"...............................................................         33

"Restricted Shares"....................................................................         55

"Rights"...............................................................................          i

"Rights Condition".....................................................................         32

"Salomon Smith Barney".................................................................         61

"Seidel"...............................................................................         12

"Servotronix"..........................................................................         12

"Solicitation".........................................................................          i

"Special Meeting"......................................................................         ii

"Tender Financing".....................................................................         62

"Tender Offer Statement"...............................................................         ii

                                   SCHEDULE I

          INFORMATION CONCERNING DIRECTORS AND OFFICERS OF KOLLMORGEN
         AND CERTAIN REPRESENTATIVES OF KOLLMORGEN WHO MAY ALSO ASSIST
                              IN THE SOLICITATION

                 DIRECTORS AND EXECUTIVE OFFICERS OF KOLLMORGEN

    The following table shows, with respect to each executive officer or director of Kollmorgen, such person's name and age, all positions and offices with Kollmorgen currently held by such person and his or her principal occupation and business experience during the last five years.

                                                  PRESENT                        BUSINESS EXPERIENCE DURING
NAME                            AGE               POSITION                             PAST FIVE YEARS
--------------------------      ---      --------------------------  ---------------------------------------------------
Gideon Argov..............          41   President and Chief         Chairman of the Board since March 1996, President
                                         Executive Officer,          and Chief Executive Officer since November 1991;
                                         Director                    Director since May 1991. From March 1988 to May
                                                                     1991, President and Chief Executive Officer and
                                                                     Director of High Voltage Engineering Company. Prior
                                                                     to that date, for five years, a manager and senior
                                                                     consultant with Bain & Company.

Robert J. Cobuzzi.........          56   Senior Vice President,      Senior Vice President (since February 1993),
                                         Treasurer and Chief         Treasurer and Chief Financial Officer since July
                                         Financial Officer,          1991. From April 1989 to July 1991, Vice President
                                         Director                    and Treasurer of High Voltage Engineering Company.
                                                                     Prior to April 1989, Vice President and Chief
                                                                     Financial Officer of Ausimont N.V.

Daniel M. Desmond.........          48   Vice President              President of Kollmorgen's Aerospace and Defense
                                                                     Motion Technologies Group and Vice President since
                                                                     November 1997. President of Kollmorgen's
                                                                     Electro-Optical Division since 1989. Previously
                                                                     Vice President of Program Management.

James A. Eder.............          52   Vice President, Secretary   General Counsel since January 1992; Vice President
                                         and General Counsel         since January 1990; and Secretary since 1983.
                                                                     Previously, Assistant Corporate Counsel from 1977
                                                                     to 1992.

Keith D. Jones............          39   Controller and Chief        Corporate Controller since May 1996; Chief
                                         Accounting Officer          Accounting Officer since March 1996. Director of
                                                                     Finance, Chief Accounting Officer and Corporate
                                                                     Controller of Cambridge Biotech Corporation from
                                                                     September 1991 to August 1995.

                                                  PRESENT                        BUSINESS EXPERIENCE DURING
NAME                            AGE               POSITION                             PAST FIVE YEARS
--------------------------      ---      --------------------------  ---------------------------------------------------
Mark E. Petty.............          42   Vice President              President of Kollmorgen's Industrial and Commercial
                                                                     Motion Technologies Group since November 1997; Vice
                                                                     President since January 1, 1996. Prior to that, he
                                                                     held several management positions with Kollmorgen
                                                                     since March 1992. Previously, President of General
                                                                     Eastern, Division of High Voltage Engineering
                                                                     Company.

Jerald G. Fishman.........          51   Director                    President, Chief Executive Officer and a Director
                                                                     of Analog Devices, Inc. Prior to November 1996,
                                                                     President and Chief Operating Officer of Analog
                                                                     Devices, Inc. for five years.

Herbert L. Henkel.........          49   Director                    President of Textron Industrial Products, Textron,
                                                                     Inc. since December 1995. Prior to that date,
                                                                     Industrial Group Vice President for two years and
                                                                     President of Greenlee Textron.

James H. Kasschau.........          46   Director                    President of International Contract Furnishings,
                                                                     Inc. since October 1995. Prior to that date,
                                                                     President of Tinicum Incorporated and President of
                                                                     Tinicum Enterprises, Inc.

J. Douglas Maxwell........          56   Director                    Chairman of the Board and Chief Executive Officer
                                                                     of Swissray Empower, Inc. and its predecessor since
                                                                     1988.

Robert N. Parker..........          69   Director                    Business consultant since 1992. Previously,
                                                                     Executive Vice President of LTV Aerospace and
                                                                     Defense Corporation.

Geoffrey S. Renhert.......          40   Director                    Managing Director and General Partner of Bain
                                                                     Capital, Inc. Founder of Bain Capital, Inc. in
                                                                     1984.

George P. Stephan.........          64   Director                    Managing Director of Stonington Group, Inc. since
                                                                     1994. Previously Of Counsel to law firm of Murtha,
                                                                     Cullina, Richter and Pinney. Chairman of the Board
                                                                     of Kollmorgen from 1991 until March 26, 1996.

                                  SCHEDULE II

       PACIFIC SCIENTIFIC COMMON SHARES HELD BY KOLLMORGEN, ITS DIRECTORS
                                  AND OFFICERS

NAME                                                                                                 SHARES OWNED
-------------------------------------------------------------------------------------------------  -----------------
Kollmorgen Corporation...........................................................................            100
Torque Corporation...............................................................................            100
Gideon Argov.....................................................................................             10

                                  SCHEDULE III

      CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

    1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].--(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; PROVIDED, HOWEVER, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and PROVIDED, FURTHER, that this provision does not apply to any class of shares described in SUBPARAGRAPH (A) OR (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on that date for the termination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in SUBPARAGRAPH (A) OR (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; PROVIDED, HOWEVER, that SUBPARAGRAPH (A) rather than SUBPARAGRAPH (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Last amended by Ch. 543, L. '93, eff. 1-1-94.)

    1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].--
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares,

                                     III-1
and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation to purchase such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of
Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Last amended by Ch. 1155, L. '80, eff. 1-1-81.)

    1302 [DISSENTING SHARES, STAMPING OR ENDORSING].--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Last amended by Ch. 766, L. '86, eff. 1-1-87).

    1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (Last amended by Ch. 766, L. '86, eff. 1-1-87).

    1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].--(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to

                                     III-2
subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION].--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). (Last amended by Ch. 766 L. '86, eff. 1-1-87.)

    1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE].--To the extent that the provisions of Chapter 5 prevent the payment to any holders to dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES].--Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their

                                     III-3
shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    1309 [DISSENTING SHARES, LOSS OF STATUS].--Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].--If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].--This chapter, EXCEPT SECTION 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (Last amended by Ch. 919, L. '88, eff. 1-1-89.)

    1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].--(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attach the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, IF THE PRINCIPAL TERMS OF THE REORGANIZATION ARE APPROVED PURSUANT TO SUBDIVISION (B) OF SECTION 1202, IS ENTITLED TO PAYMENT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THE APPROVED REORGANIZATION.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attach the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or

                                     III-4
rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attach the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Last amended by Ch. 919, L. '88, eff. 1-1-89.)

                                     III-5

    IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ADDITIONAL INFORMATION CONCERNING THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS, PLEASE CONTACT GEORGESON & COMPANY INC. AT THE ADDRESS SET FORTH BELOW.

                                     [LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                         BANKS AND BROKERS CALL COLLECT
                                 (212) 440-9800
                                       OR
                         CALL TOLL-FREE (800) 223-2064
                               FAX (212) 440-9009

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 721 of the New York Business Corporation Law ("NYBCL") provides that no provision made to indemnify directors or officers of a corporation for the defense of any civil or criminal action or proceeding, whether contained in the Certificate of Incorporation, the Bylaws, a resolution of shareholders or directors, an agreement or otherwise, nor any award of indemnification by a Court, shall be valid unless consistent with Article 7 of the NYBCL. Sections 722 through 726 of the NYBCL prescribe the various conditions under which directors and officers may be indemnified by a New York corporation, such as Parent.

    Article VI of the Parent Bylaws provides for indemnification of directors and officers of Parent and in substance incorporates the provisions of Sections 722 and 723 of the NYBCL. Article VI provides that Parent (a) may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to Parent, and (b) may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, by reason of the fact that he was a director or officer of Parent, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of Parent and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Parent has entered into Indemnification Agreements ("Indemnification Agreements") with each of its outside directors that provide that Parent shall indemnify each director (the "Indemnitee") against all expenses, judgments, penalties, fines, expenses and amounts incurred by an Indemnitee if such person is, or is threatened to be made, a party to any Proceeding (as defined below), provided that the Indemnitee acted in good faith and was not opposed to the interests of Parent. "Proceeding" as defined in the Indemnification Agreement includes any action, suit, arbitration, alternate despite resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigation, other than one initiated by the Indemnitee.

    If an Indemnitee has been successful, on the merits or otherwise, in a Proceeding, the Indemnitee shall be indemnified to the maximum extent permitted by the NYBCL. If the Indemnitee is not wholly successful in a Proceeding, Parent will, nevertheless, provide indemnity to the Indemnitee for each successful matter to the maximum extent permitted by the NYBCL. Parent shall advance to the Indemnitee all amounts which were incurred by, or on behalf of, the Indemnitee, prior to a final resolution of a Proceeding, provided that the Indemnitee undertakes to repay any such advances if it is finally determined that the Indemnitee was not entitled to indemnification.

    The Indemnification Agreements set out a procedure for obtaining and determining indemnification from Parent under certain circumstances. In addition, the Indemnification Agreements provide that Parent shall have the right under certain circumstances to participate in, and assume the defense and control of, any Proceeding and, subject to certain limited situations, shall not be liable to the Indemnitee for any legal fees after assuming such a defense.

    Parent has purchased standard policies of directors and officers liability insurance which: (a) subject to certain limitations, retentions and exclusions, insure Parent for amounts which it may be required to pay as indemnification to its directors and officers pursuant to Article VI of its Bylaws, and (b) subject to certain limitations and retentions, insure Parent's directors and officers against any losses sustained by them by reason of the fact that they were directors or officers of Parent to the extent that such losses are not covered by Article VI of the Parent Bylaws. However, such insurance excludes, among other things, losses arising out of claims (i) under the Securities Exchange Act of 1934 and amendments thereto for an accounting of profits made from the purchase or sale by any of the directors and officers of securities of Parent;
(ii) for damages payable in connection with transactions of the directors and officers out of which they shall have gained any personal profit or advantage to which they are not legally entitled; (iii) where a judgment, in a suit brought against the director or officer, establishes that their acts of active and deliberate dishonesty committed with actual dishonest purpose and intent were material to the cause of action so adjudicated; and (iv) for libel or slander.

ITEM 21. EXHIBITS

  EXHIBIT
    NO.
-----------

       5.1   Opinion of James A. Eder, Esq. relating to validity of Parent Common Stock.

       8.1   Tax Opinion of Shearman & Sterling.

      23.1   Consent of Coopers & Lybrand L.L.P.

      23.2   Consent of James A. Eder, Esq. (included in the opinion filed as Exhibit 5.1).

      23.3   Consent of Shearman & Sterling (included in the opinion filed as Exhibit 8.1).

      24.1   Powers of Attorney.

      99.1   Form of Offer to Purchase dated December 15, 1997.

      99.2   Form of Letter of Transmittal.

      99.3   Form of Notice of Guaranteed Delivery.

      99.4   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

      99.5   Form of Letter to Clients.

      99.6   Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      99.7   Form of Press Release dated December 15, 1997.

      99.8   Form of Summary Advertisement.

      99.9   Form of Consent to be mailed to Pacific Scientific Shareholders.

     99.10   Kollmorgen Letter to Pacific Scientific Shareholders dated December 15, 1997.

     99.11   Form of Press Release dated December 15, 1997, relating to the record date for action by consent of
             Pacific Scientific Shareholders.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.

        (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 15, 1997.

                                KOLLMORGEN CORPORATION

                                BY:  /S/ JAMES A. EDER
                                     -----------------------------------------
                                     Name: James A. Eder
                                     Title: Vice President, Secretary
                                          and General Counsel

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 15th day of December, 1997, by the following persons on behalf of the Registrant in the capacities indicated:

                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                          *
     -------------------------------------------        Chairman of the Board, President, Chief Executive
                     Gideon Argov                         Officer and Director (Principal Executive Officer)

                          *
     -------------------------------------------        Senior Vice President, Treasurer, Chief Financial
                  Robert J. Cobuzzi                       Officer and Director (Principal Financial Officer)

                          *
     -------------------------------------------        Controller and Chief Accounting Officer (Principal
                    Keith A. Jones                        Accounting Officer)

                          *
     -------------------------------------------        Director
                  Herbert L. Henkel

                          *
     -------------------------------------------        Director
                  James H. Kasschau

                          *
     -------------------------------------------        Director
               J. Douglas Maxwell, Jr.

                          *
     -------------------------------------------        Director
                   Robert N. Parker

                          *
     -------------------------------------------        Director
                 Geoffrey S. Rehnert

                          *
     -------------------------------------------        Director
                  George P. Stephan

*By: /s/ James A. Eder

     James A. Eder
    Attorney-in-fact

                                 EXHIBIT INDEX

      5.1  Opinion of James A. Eder, Esq. relating to validity of Parent Common Stock.

      8.1  Tax Opinion of Shearman & Sterling.

     23.1  Consent of Coopers & Lybrand L.L.P.

     23.2  Consent of James A. Eder, Esq. (included in the opinion filed as Exhibit 5.1).

     23.3  Consent of Shearman & Sterling (included in the opinion filed as Exhibit 8.1).

     24.1  Powers of Attorney.

     99.1  Form of Offer to Purchase dated December 15, 1997.

     99.2  Form of Letter of Transmittal.

     99.3  Form of Notice of Guaranteed Delivery.

     99.4  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
           Nominees.

     99.5  Form of Letter to Clients.

     99.6  Form of Guidelines for Certification of Taxpayer Identification Number on Substitute
           Form W-9.

     99.7  Form of Press Release dated December 15, 1997.

     99.8  Form of Summary Advertisement.

     99.9  Form of Consent to be mailed to Pacific Scientific Shareholders.

    99.10  Kollmorgen Letter to Pacific Scientific Shareholders dated December 15, 1997.

    99.11  Form of Press Release dated December 15, 1997, relating to the record date for action by consent of Pacific Scientific Shareholders.

                                       i